Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONSTANT CONTACT, INC.,

MATCH ACQUISITION CORPORATION,

SINGLEPLATFORM, CORP.

AND

THE STOCKHOLDER REPRESENTATIVE

DATED AS OF JUNE 12, 2012

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

INDEX OF EXHIBITS AND SCHEDULES

Exhibits and Schedules	Description

Exhibit A	Determination of Earn-Out Consideration

Exhibits B1, B2	Forms of Restricted Stock Unit Agreement

Exhibit C	Form of Certificate of Merger

Exhibit D	Form of Certificate of Incorporation

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Estimated Initial Working Capital Statement

Exhibits G1, G2	Forms of Letter of Transmittal

Exhibit H	Form of Option Cancellation Agreement

Exhibit I	Form of Opinion Letter

Exhibit J	Form of Stockholder Joinder

Exhibits K1, K2	Forms of Retention Agreement

Exhibit L	Form of Payment Agent Agreement

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of June 12, 2012 (the “Agreement Date”) by and among Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SinglePlatform, Corp., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) with the Company to be the surviving corporation of the Merger.

B. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Company Board Approval”).

C. To induce each of the Key Employees to continue employment with the Company after the Merger, Parent shall enter into a Restricted Stock Unit Agreement with each such Key Employee.

D. To induce Parent and Merger Sub to enter into this Agreement, each of the Key Employees has accepted an offer of employment with the Surviving Corporation and has executed and delivered all agreements and other documents required by Parent relating to such employment.

Now, therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2. Effective Time. The consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts, unless another place or date is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL in the form attached as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

1.4. Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form attached hereto as Exhibit D (the “Certificate of Incorporation”) until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of Merger Sub shall be the By-laws of the Surviving Corporation until thereafter amended.

1.5. Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

1.6. Merger Consideration.

(a) Closing Date Merger Consideration. The maximum consideration to be paid by Parent and Merger Sub in the Merger to the Holders at Closing shall be an amount in cash equal to $65,000,000 (the “Base Merger Consideration”), minus (without duplication): (A) the aggregate Indebtedness of the Company and the Subsidiaries reflected on the Closing Balance Sheet, (B) the aggregate amount of all Change in Control Payments, and (C) any adjustment pursuant to Section 1.6(b) (the “Closing Date Merger Consideration”).

(b) Closing Date Adjustment. If the Estimated Closing Working Capital Amount as shown on the Estimated Initial Working Capital Statement provided pursuant to Section 1.8(c)(vi) is less than the Target Working Capital Amount (such difference, the “Estimated Working Capital Deficiency”), the Closing Date Merger Consideration paid by the Parent and Merger Sub to the Holders at Closing shall be correspondingly reduced by the amount of the Estimated Working Capital Deficiency.

(c) Aggregate Merger Consideration. The maximum aggregate consideration to be paid by Parent and Merger Sub in the Merger to the Holders (the “Aggregate Merger Consideration”) shall be an amount in cash equal to the sum of:

(i) the Closing Date Merger Consideration;

(ii) any adjustment to the Aggregate Merger Consideration pursuant to Section 1.9 (which adjustment may be positive or negative); and

(iii) the aggregate amount of all Earn-Out Payment Amounts, if any.

1.7. Earn-Out Consideration. Promptly after the final determination of an Earn-Out Payment Amount (as defined in Exhibit A) payable with respect to an Earn-Out Period (as defined in Exhibit A) in accordance with the terms set forth on Exhibit A, the Holders shall become entitled to such Earn-Out Payment Amount in accordance with the terms set forth on Exhibit A, and such Earn-Out Payment Amount shall be payable as and when provided therein.

1.8. Effect on Company Capital Stock; Escrow; Allocation Certificate.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:

(i) each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

(ii) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.8(a)(i) and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement, including (x) deduction for the escrow contribution provisions set forth in Section 1.8(b) and the expense escrow contribution provisions set forth in Section 6.6(g), and (y) the indemnification provisions set forth in Article VI.

Without limiting the generality of the foregoing, in no event shall Parent or the Surviving Corporation be required to make payments in the aggregate to the Holders in excess of the Aggregate Merger Consideration.

(b) Escrow. On the Closing Date, Parent shall deposit with Wells Fargo Bank, N.A. (the “Escrow Agent”) a portion of the Closing Date Merger Consideration equal to $9,750,000 in cash in the aggregate (together with any interest and other income earned thereon, the “Escrow Amount”). The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit E (the “Escrow Agreement”) and shall be released in accordance with the terms thereof. The parties hereto agree that any payment of the Escrow Amount to the Holders shall constitute part of the Aggregate Merger Consideration and shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization.

(c) Allocation Certificate. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing, of:

(i) an estimated unaudited consolidated balance sheet (the “Closing Balance Sheet”) of the Company and the Subsidiaries as of the Closing Date substantially in the form of the Company Balance Sheet and prepared in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet;

(ii) the aggregate Acquisition Expenses outstanding as of the Closing, together with a description and the amount of each element thereof and a payoff letter for all such Acquisition Expenses paid by the Company prior to the Closing;

(iii) the aggregate Indebtedness of the Company and the Subsidiaries as of the Closing in an amount equal to $0;

(iv) the aggregate Change in Control Payments as of the Closing, together with a description and the amount of each element thereof, and, to the extent applicable, the wire instructions for each Person to whom a Change in Control Payment shall be due and payable on or after the Closing Date;

(v) [intentionally omitted ]

(vi) a good faith estimated statement of the Company’s Working Capital (the “Estimated Initial Working Capital Statement”), calculated in the manner set forth on Exhibit F, setting forth the estimated Working Capital of the Company as of the Closing (the “Estimated Closing Working Capital Amount”) and, based on such, the Company’s calculation of the Closing Date Merger Consideration;

(vii) the number of Fully Diluted Common Shares, the Per Share Merger Consideration and the Aggregate Option Cancellation Amount;

(viii) (x) the identity and mailing address of each record holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by each such Stockholder and (y) the identity and mailing address of record of each holder of Company Stock Rights, the number of shares of Company Common Stock and/or Company Preferred Stock subject to the Company Stock Rights held by such holder, the exercise prices and vesting schedules thereof, the number and type of shares of Company Capital Stock subject to each Company Stock Right that will be exercisable as of the Closing, and whether such Company Stock Right is qualified as an “incentive stock option” under Section 422 of the Code; and

(ix) the amount of (v) the Closing Date Merger Consideration payable to each Holder without reduction for such Holder’s Pro Rata Share of the Escrow Amount or Expense Escrow Amount; (w) the Closing Date Merger Consideration to be paid to each Holder net of such Holder’s Pro Rata Share of the Escrow Amount and Expense Escrow Amount; (x) each Holder’s Pro Rata Share of the Escrow Amount and Expense Escrow Amount, expressed as a dollar amount and as a percentage; (y) any required withholding (if any) with respect to each Holder and (z) with respect to each holder of vested Company Options, (1) the Option Cancellation Amount payable to such holder without reduction for such holder’s Pro Rata Share of the Escrow Amount or Expense Escrow Amount; (2) the Option Cancellation Amount to be paid to such holder net of such Holder’s Pro Rata Share of the Escrow Amount and Expense Escrow Amount; (3) such holder’s Pro Rata Share of the Escrow Amount and Expense Escrow Amount, expressed as a dollar amount and as a percentage of the Option Cancellation Amount; and (4) any required withholding (if any) with respect to such holder’s Option Cancellation Amount.

The Company shall give Parent timely access to all supporting work papers used in the preparation of the Closing Balance Sheet and the Allocation Certificate.

(d) Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation, Parent, the Payment Agent and the Escrow Agent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions or the exercise, cancellation or cash out of any Company Stock Right or the vesting of restricted stock under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld or deducted pursuant to clause (i) above by the Surviving Corporation, Parent, the Payment Agent, or the Escrow Agent, as the case may be, and paid to applicable tax authorities, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent, the Payment Agent or the Escrow Agent, as the case may be. The Surviving Corporation, Parent, Payment Agent or the Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under clause (i) of this Section 1.8(d). For the avoidance of doubt, to the extent any amounts are required to be so withheld from any distributions from the Escrow Account, such amounts required to be withheld shall be distributed to Parent (or an entity designated by Parent) to enable Parent (or any such designated entity) to comply with its withholding obligations (including, without limitation, any obligations of the Company or the Surviving Corporation).

(e) No Further Ownership Rights in Company Capital Stock. The cash amounts, if any, paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(f) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

1.9. Post-Closing Adjustments.

(a) If Parent so elects, within ninety (90) days after the Closing Date, the Parent and/or the Surviving Corporation may prepare in good faith and deliver to the Stockholder Representative a statement (the “Initial Working Capital Statement”) setting forth the Parent’s determination of the Company’s Working Capital as of the close of business on the Closing Date (“Closing Working Capital Amount”). At all reasonable times during the thirty (30) days immediately following the Stockholder Representative’s receipt of the Initial Working Capital Statement, the Stockholder Representative and its representatives shall be permitted to review the records of the Surviving Corporation relating to the Initial Working Capital Statement reasonably requested by the Stockholder Representative, and the Surviving Corporation shall make reasonably available to the Stockholder Representative and its representatives the individuals responsible for the preparation of the Initial Working Capital Statement in order to respond to the inquiries of the Stockholder Representative related thereto.

(b) The Stockholder Representative shall deliver to the Surviving Corporation by the end of such 30-day period (the “Objection Deadline Date”) either a notice indicating that the Stockholder Representative accepts the Initial Working Capital Statement (“Notice of Acceptance”) or a detailed statement describing its objections to the Initial Working Capital Statement (“Notice of Disagreement”).

If the Stockholder Representative delivers to the Surviving Corporation a Notice of Acceptance, or the Stockholder Representative does not deliver a Notice of Disagreement by the Objection Deadline Date, then, effective as of either the date of delivery of such Notice of Acceptance or as of the end of the Objection Deadline Date, the Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement. If the Stockholder Representative timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in the Initial Working Capital Statement shall be final and binding upon the Parent, Surviving Corporation and the Holders.

(c) The objections set forth on the Notice of Disagreement shall be resolved as follows:

(i) The Surviving Corporation and the Stockholder Representative shall first use reasonable efforts to resolve such objections.

(ii) Any resolution by the Surviving Corporation and the Stockholder Representative as to such objections shall be final and binding on the parties hereto.

(iii) If the Surviving Corporation and the Stockholder Representative do not reach a resolution of all objections set forth on the Stockholder Representative’s Notice of Disagreement within thirty (30) days after delivery of such Notice of Disagreement, the Surviving Corporation and the Stockholder Representative shall, within thirty (30) days following the expiration of such 30-day period, engage an internationally recognized accounting firm to be mutually agreed upon by the Parent and the Stockholder Representative (the “Neutral Accountant”), pursuant to an engagement agreement executed by the Stockholder Representative, the Surviving Corporation and the Neutral Accountant to resolve any of the objections set forth on the Stockholder Representative’s Notice of Disagreement that remain unresolved pursuant to this Section 1.9(c) (the “Unresolved Objections”).

(iv) The Neutral Accountant shall be instructed only to resolve the Unresolved Objections, and shall be instructed not to otherwise investigate such matters independently. The Surviving Corporation and the Stockholder Representative shall cause the Neutral Accountant to make a final determination (which determination shall be binding on the parties hereto) of the statement of the Company’s Working Capital as of Closing within thirty (30) days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination shall be deemed the final and definitive statement of the Closing Working Capital (the “Final Working Capital Statement”). During the 30-day review by the Neutral Accountant, the Surviving Corporation and the Stockholder Representative shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(v) The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Holders and the Surviving Corporation. The Holders and the Surviving Corporation agree that the procedure set forth in this Section 1.9(c) for resolving disputes with respect to the Initial Working Capital Statement shall be the sole and exclusive method for resolving any such disputes.

(vi) The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Holders and the Surviving Corporation based on the percentage of the total amount of the total items in dispute as originally submitted to the Neutral Accountant that the Neutral Accountant determines (before such allocation) in favor of the other party. For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of the Holders’ position, 60% of the costs of its review would be borne by the Surviving Corporation and 40% of the costs would be borne by the Holders.

(d) The Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement for the purposes of this Section 1.9 upon the earliest of (x) the delivery by the Stockholder Representative of the Notice of Acceptance or the failure of the Stockholder Representative to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 1.9(b) above, (y) the resolution of all disputes by the Stockholder Representative and the Surviving Corporation pursuant to Section 1.9(c)(ii) above and (z) the resolution of all disputes pursuant to Section 1.9(c)(iv) above by the Neutral Accountant. Within five (5) Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Aggregate Merger Consideration and a payment by wire transfer in respect thereof described below shall be made as follows:

(i) In the event that Closing Date Merger Consideration has been reduced by the Estimated Working Capital Deficiency pursuant to Section 1.6(b):

(A) if the Closing Working Capital Amount as shown on the Final Working Capital Statement is less than the Estimated Closing Working Capital Amount (such difference, an “Closing Working Capital Deficiency”), the Closing Working Capital Deficiency shall be paid by the Holders to the Parent as set forth in Section 1.9(d)(iii) below; and

(B) if the Closing Working Capital Amount as shown on the Final Working Capital Statement exceeds the Estimated Working Capital Amount (such difference, the “Closing Working Capital Excess”), the Aggregate Merger Consideration shall be increased by the amount equal to the Closing Working Capital Excess and the Parent shall pay to the Holders their respective Pro Rata Shares of such amount in cash by wire transfer of immediately available funds.

(ii) In the event that Closing Date Merger Consideration has not been reduced pursuant to Section 1.6(b),

(A) if the Closing Working Capital Amount as shown on the Final Working Capital Statement is less than the Target Working Capital Amount (such difference, a “Target Working Capital Deficiency”), the Target Working Capital Deficiency shall be paid by the Holders to the Parent as set forth in Section 1.9(d)(iii) below; and

(B) if the Closing Working Capital Amount as shown on the Final Working Capital Statement exceeds the Target Working Capital Amount (such difference, the “Target Working Capital Excess”), the Aggregate Merger Consideration shall be increased by the amount equal to the Target Working Capital Excess and the Parent shall pay to the Holders such amount in cash by wire transfer of immediately available funds.

(iii) Any amounts owed to the Parent pursuant to Section 1.9 shall be paid, at the election of Parent (A) by the Holders out of the Escrow Amount, or (B) by way of set-off by Parent against the Earn-Out Payment Amounts, if any. Notwithstanding anything to the contrary herein, no adjustment shall be made to the Aggregate Merger Consideration pursuant to this Section 1.9 unless such adjustment would be in an amount (positive or negative) greater than $10,000, and then such adjustment will be applied in full (including such $10,000).

(e) If the delivery deadline date for the Initial Working Capital Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

(f) If Parent fails to deliver to the Stockholder Representative within ninety (90) days after the Closing Date, the Initial Working Capital Statement permitted by Section 1.9(a) above, then the Estimated Working Capital Statement shall be deemed the Final Working Capital Statement.

1.10. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal or dissenters’ rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 1.6 or Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 1.6 and Section 1.7 (subject to the escrow contribution provisions of Section 1.8(b) and the indemnification provisions set forth in Article VI) without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt written notice of any demands for appraisal or demands for purchase of any shares of Company Capital Stock pursuant to the exercise of appraisal or dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

1.11. Surrender of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A. to act as payment agent (the “Payment Agent”) in the Merger, pursuant to the terms of a Payment Agent Agreement substantially in the form attached hereto as Exhibit L (the “Payment Agent Agreement”).

(b) Exchange Procedures. As soon as practicable after the Effective Time, the Payment Agent will mail or otherwise cause to be delivered to (i) each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock a letter of transmittal substantially in the form of Exhibit G1 (the “Shareholder Letter of Transmittal”), and (i) each holder of a vested Company Option who is not an employee of the Company as of the Agreement Date a letter of transmittal substantially in the form of Exhibit G2 (the “Optionholder Letter of Transmittal”). Following the Effective Time and delivery to the Payment Agent of a duly completed and executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation or duly executed affidavit of loss, each Stockholder shall be entitled to receive in exchange therefor the portion of the Closing Date Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6(a) (subject to the escrow contribution provisions of Section 1.8) and the Certificate(s) so surrendered shall be cancelled. Following the Effective Time and delivery to the Payment Agent of a duly completed and executed Option Cancellation Agreement each such holder of a vested Company Option shall be entitled to receive in exchange therefor the portion of the Closing Date Merger Consideration to which such holder is entitled pursuant to Section 1.6(a) (subject to the escrow contribution provisions of Section 1.8). Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive a portion of the Aggregate Merger Consideration as provided in this Article I.

(c) Parent to Provide Cash to Payment Agent. After the Closing but on the Closing Date, subject to the Company’s delivery and Parent’s approval of the Allocation Certificate, Parent shall deposit with the Payment Agent for exchange in accordance with this Section 1.11 an amount in cash equal to the Closing Date Merger Consideration payable to the Holders, minus each of (i) the Escrow Amount, (ii) the Aggregate Option Cancellation Amount payable to employees or consultants of the Company currently receiving compensation for services from the Company (which amount shall be remitted instead to the Company for payment per Section 4.10), (iii) any amounts withheld pursuant to Section 1.8(d) or amounts paid by Parent on the Company’s behalf pursuant to Section 1.12 or (iv) amounts paid by Parent to the Stockholders Representative pursuant to Section 6.6(g). Any amount remaining with the Payment Agent after the first anniversary of the Closing Date shall be remitted to Parent and thereafter any Holder shall direct any claims for payment hereunder to Parent.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Payment Agent, the Escrow Agent, Parent, the Surviving Corporation or any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Closing Date Merger Consideration required pursuant to Section 1.6(a) (subject to the escrow contribution provisions of Section 1.8(b)); provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable sum as Parent may direct as indemnity or to otherwise agree to provide an indemnity reasonably acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12. Payoff of Indebtedness. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters in form and substance reasonably satisfactory to Parent with respect to each item of Indebtedness set forth on the Allocation Certificate. On the Closing Date but after the Effective Time, Parent shall repay or cause the Company to repay the Indebtedness as set forth on the Allocation Certificate and the payoff letters.

1.13. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Parent (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article II (the “Applicable Article II Provision”) (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule; provided, that it is clear on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article II Provision), the Company hereby represents and warrants to each of Parent and Merger Sub as of the Agreement Date and as of the Closing as follows:

2.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company. The Company has delivered to Parent an accurate and complete copy of the Company’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date. The Company has not violated its Organizational Documents in any material respect. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

2.2. Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and each of the other agreements, certificates or documents contemplated thereby or hereby (collectively, the “Related Agreements”) to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions. The approval of this Agreement and the Related Agreements and the Transactions, including the Merger, by Stockholders holding greater than (x) a majority of the total number of issued and outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis and (y) fifty-nine percent (59%) of the total number of issued and outstanding shares of Company Preferred Stock voting together as a single class constitutes all of the votes, consents and approvals required of the Stockholders for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions (the “Transaction Approvals”). As of the Closing Date, the Company will have delivered to Parent certified copies of the Company Board Approval and the Transaction Approvals and as of such date neither the Company Board Approval nor the Transaction Approvals will have been revoked, rescinded or amended.

(b) This Agreement has been, and each of the Related Agreements to which the Company will be a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

2.3. No Conflict. Assuming the consents, waivers and approvals set forth on Schedule 2.4(b) are obtained, the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible), or cause the Company or any of the Subsidiaries to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of the Company or any of the Subsidiaries, (b) any material agreement to which the Company or any of the Subsidiaries is a party or by which they or any of their respective properties or assets is bound, including any Disclosable Contract, (c) any Company Authorization or (d) any Law applicable to the Company or any of the Subsidiaries or any of their respective properties or assets (whether tangible or intangible).

2.4. Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company and the Subsidiaries of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) notices to Stockholders required by the DGCL and the Company Certificate of Incorporation.

(b) Schedule 2.4(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any material agreement (including any Disclosable Contract) to which the Company or any of the Subsidiaries is a party or by which they or their properties are bound that are required thereunder in connection with (i) the Transactions and/or (ii) with respect to any third party Intellectual Property, any Transaction Event, or for any such material agreement to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of the Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such material agreement had the Transactions not occurred) after the Effective Time so as to preserve all material rights of, and material benefits to, the Company and the Subsidiaries, as the case may be, under such material agreement from and after the Effective Time.

2.5. Subsidiaries.

(a) Except for the Persons set forth on Schedule 2.5(a) (each a “Subsidiary”), the Company does not own, and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and neither the

Company nor any of the Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to such Subsidiary. The Company has delivered to Parent an accurate and complete copy of each Subsidiary’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date. None of the Subsidiaries has violated its Organizational Documents in any material respect. Schedule 2.5(a) lists, with respect to each Subsidiary, every jurisdiction in which such Subsidiary has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor. None of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

(b) The authorized capitalization of each Subsidiary, including the identity of each holder of any outstanding equity interest therein, is set forth on Schedule 2.5(b). All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests). There are no outstanding (i) Company Securities or securities of any of the Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary (“Subsidiary Securities”) or (ii) Security Rights for any Subsidiary Securities. There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable.

2.6. Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 29,000,000 shares of Company Common Stock, of which 11,156,682 shares are issued and outstanding as of the Agreement Date, and (ii) 9,742,653 shares of Company Preferred Stock, consisting of (A) 4,595,854 shares of Series Seed Preferred Stock (the “Series Seed Preferred Stock”), of which 4,595,854 shares are issued and outstanding as of the Agreement Date, and (B) 5,146,799 shares of Series A Preferred Stock (the “Series A Preferred Stock”), of which 5,146,799 shares are issued and outstanding as of the Agreement Date. The Company does not have any other shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. No shares of Company Capital Stock are held in the Company’s treasury. The Company Capital Stock, including all shares subject to the Company’s right of repurchase, is held of record and, to the Company’s Knowledge, beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Section (viii) of the Allocation Certificate. All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any agreement to which the Company is a party (other than rights and restrictions contained in the Investor Agreements, the Company Option Plan or stock grant or option agreements expressly subject to the Company Option Plan), and (ii) have been offered, sold, issued and delivered by the Company in compliance with the terms of any applicable agreement to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. No dividends or other Distributions with respect to any shares of Company Capital Stock or any Subsidiary Securities have ever been made, deemed to have occurred or declared, and none have accrued. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) (i) Except for the Company’s 2010 Stock Plan (the “Company Option Plan”), the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is in full force and effect. The Company has reserved for issuance to Employees of and consultants to the Company and the Subsidiaries 5,991,340 shares of Company Common Stock under the Company Option Plans, of which options to purchase 4,006,413 shares of Company Common Stock have been granted and are outstanding (each, a “Company Option”) as of the Agreement Date, 148,438 options to purchase shares of Company Common Stock have been exercised and 1,008,244 shares of Common Stock have been granted. Section (viii) of the Allocation Certificate sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company or any of the Subsidiaries, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested as of the Agreement Date and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the Transactions, and whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code.

(ii) Except for the Company Options and the conversion privileges of the Company Preferred Stock, and except as set forth on Schedule 2.6 (b)(ii), there are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and none of the Company or any of the Subsidiaries has or is bound by any (A) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or any Subsidiary Security or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or Subsidiary Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of the Subsidiaries.

(c) Except for the Investor Agreements, there are no (i) voting trusts, proxies or other agreements or understandings with respect to any Company Securities or any Subsidiary Securities to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company’s Knowledge, or (ii) agreements or understandings to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company’s Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities or any Subsidiary Securities. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not implicate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of shares of Company Capital Stock and any other Company Security and any Subsidiary Security and any Security Right with respect to any of the forgoing have been or will be properly given or shall have properly waived any required notice prior to the Merger.

2.7. Company Financial Statements and Internal Controls.

(a) Schedule 2.7 sets forth (i) the unaudited consolidated balance sheet (the “Company Balance Sheet”) of the Company and the Subsidiaries as of December 31, 2011 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Subsidiaries for the twelve (12) month period then ended, (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2010 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Subsidiaries for the twelve (12) month period then ended and (iii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2012 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Subsidiaries for the period then ended (the financial statements referred to in items (i), (ii) and (iii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other, except that the unaudited Company Financial Statements do not contain notes to the financial statements and, except for the financial statements referred to in item (iii) of the preceding sentence, are subject to normal year-end adjustments. The Company Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments, which were not material in amount or significance. The Company’s revenue recognition policy is consistent with GAAP.

(b) The Company has in place systems and processes that are customary for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements. To the Company’s Knowledge, there have been no instances of fraud by the Company or any of the Subsidiaries, whether or not material, that occurred during any period covered by the Company Financial Statements.

2.8. Liabilities.

(a) Except liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with prior practice; (iii) that do not exceed $20,000 individually or $100,000 in the aggregate; or (iv) as set forth on Schedule 2.8(a), the Company and the Subsidiaries do not have any material debts, liabilities, demands or obligations (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Neither the Company nor any of the Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act).

(b) Schedule 2.8(b) lists: (i) all accounts payable of the Company and the Subsidiaries as of the Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company or any of the Subsidiaries as of the Agreement Date. All accounts payable of the Company and the Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company and the Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or any of the Subsidiaries.

(c) Schedule 2.8(c) lists: (i) each item of Indebtedness of the Company and any of the Subsidiaries and specifies each agreement with respect thereto and the holder thereof and (ii) each Lien to which the Company, any Subsidiary or any of their respective properties, assets or undertakings is subject or bound and each agreement with respect thereto.

(d) Neither the Company nor any of the Subsidiaries has, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor any of the Subsidiaries is insolvent. To the Company’s Knowledge, none of its Key Employees has been convicted of, or pleaded guilty or no contest to, any felony during the prior seven (7) years.

2.9. Absence of Certain Changes. Except as set forth on Schedule 2.9 or as specifically contemplated by this Agreement, since the Balance Sheet Date through the Agreement Date there has not been, occurred or arisen any:

(a) transaction by the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practices and in an amount not in excess of $5,000 individually or $25,000 in the aggregate for any series of related transactions;

(b) amendments or changes to the Organizational Documents of the Company or of any of the Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of the Subsidiaries in any amount in excess of $5,000 in any individual case or $25,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $5,000 in any individual case or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of the Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet;

(e) (i) failure to pay accounts payable when due consistent with prior practice, (ii) request by the Company or any of the Subsidiaries to accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company’s or any of the Subsidiaries’ cash management practices, in each case except in the ordinary course of business consistent with prior practice;

(f) destruction of, damage to or loss of any material assets of the Company or any of the Subsidiaries (whether or not covered by insurance), or loss of any business or customer of the Company or any of the Subsidiaries;

(g) work stoppage, labor strike or other labor trouble, or any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries;

(i) revaluation by the Company or any of the Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the ordinary course of business consistent with prior practice;

(j) (i) Distribution, (ii) split, combination or reclassification of any Company Security or any Subsidiary Security, or (iii) issuance or authorization of the issuance of any Company Security, any Subsidiary Securities (other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the Agreement Date pursuant to their terms or other issuance of other Company Securities under the Company Option Plan) or any Security Rights in respect of, in lieu of or in substitution for, any of the forgoing;

(k) (i) increase in the salary or other compensation (of any type or form) payable or to become payable by the Company or any of the Subsidiaries to any of their Employees, consultants, contractors, or advisors, other than annual salary increases and annual bonus payments in the ordinary course of business consistent with past practice or (ii) modification of any existing salary, bonus, commission, Company Employee Plan or any other compensatory arrangement with any such Person, or modification or waiver of any of the terms or conditions thereof or the performance or other criteria or condition to payment or earning thereof other than annual salary increases and annual bonus payments in the ordinary course of business consistent with past practice, or (iii) repricing of any right to acquire Company Securities or Subsidiary Securities or any amendment or acceleration or waiver of any vesting terms related to any award of, or award with respect to, any Company Securities or Subsidiary Securities held by any such Person, or (iv) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company or any of the Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) other than declaration and payment of annual bonuses in the ordinary course of business consistent with past practice;

(l) Employee terminations, redundancies and/or layoffs, excluding termination of Employees with poor performance ratings or for cause;

(m) (i) grant of severance or termination pay or benefits to any Employee, consultant or contractor or entering into any agreement with respect thereto; (ii) adoption or amendment of any employee benefit plan, or arrangement that would be a Company Employee Plan; or (iii) entering into any employment agreement or extension of any employment offer other than agreements entered into or offers made in the ordinary course of business consistent with past practice that include no guaranteed bonus, severance or other post-employment obligations on the part of the Company;

(n) entering into of any agreement by the Company or any of the Subsidiaries, any termination, extension, amendment or modification of the material terms of any agreement by the Company or any of the Subsidiaries, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with prior practice;

(o) sale, lease, license or other disposition of any of the material assets or properties of the Company or any of the Subsidiaries, or creation of any Lien in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with prior practice;

(p) loan by the Company or any of the Subsidiaries to any Person, incurrence by the Company or any of the Subsidiaries of any Indebtedness, guarantee by the Company or any of the Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of the Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with prior practice;

(q) waiver or release of any right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with prior practice;

(r) commencement or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of the Subsidiaries or their affairs, or commencement of any litigation by the Company or any of the Subsidiaries, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s) (i) transfer or sale by the Company or any of the Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property by the Company or any of the Subsidiaries, (ii) purchase or other acquisition of any Intellectual Property by the Company or any of the Subsidiaries or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing by the Company or any of the Subsidiaries, with respect to the Intellectual Property of any Person (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee in excess of $10,000), (iii) material change in pricing or royalties set or charged by the Company or any of the Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of the Subsidiaries (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property by the Company or any of the Subsidiaries with a third Person;

(t) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of the Subsidiaries; or

(u) agreement by the Company or any of the Subsidiaries, or any Employees thereof, to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Parent and its representatives regarding the Transactions).

2.10. Accounts Receivable; Bank Accounts. Schedule 2.10(a) lists all accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date. All of the accounts receivable of the Company and the Subsidiaries (a) represent bona fide transactions that arose in the ordinary course of business, and (b) are subject to no setoffs or counterclaims as of the date of this Agreement and (c) to the Company’s Knowledge are current and collectible. No Person has any Lien on any account receivable. Neither the Company nor any Subsidiary has received notice from any customer that such customer does not intend to pay any material account receivable. Set forth on Schedule 2.10(b) is a description of each account maintained by or for the benefit of the Company or any of the Subsidiaries at any bank or other financial institution including the authorized signatories of each account. There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

2.11. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree, to which the Company or any of the Subsidiaries is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any business practice of the Company, any of the Subsidiaries or any of their respective present or future Affiliates; (b) any acquisition of property (tangible or intangible) by the Company, any of the Subsidiaries or any of their respective present or future Affiliates; (c) the conduct of business by the Company, any of the Subsidiaries or any of their respective present or future Affiliates; or (d) the freedom of the Company, any of the Subsidiaries or any of their respective present or future Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company, any of the Subsidiaries or any of their respective present or future Affiliates or otherwise. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has (x) entered into any agreement under which the Company, any of the Subsidiaries or any of their respective present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s, any of the Subsidiaries’ or any of their respective present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any agreement that will bind Parent or any of its Affiliates with respect to Parent’s or Parent’s Affiliates’ own customers, products or services.

2.12. Real Property; Leases.

(a) None of the real property used or occupied by the Company or any of the Subsidiaries, in each case together with all buildout, fixtures and improvements created thereon (“Company Real Property”), is owned by the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries ever owned any real property. All of the Company Real Property is leased or subleased by the Company or one of the Subsidiaries pursuant to the Leases set forth on Schedule 2.12(b). Neither the Company nor any of the Subsidiaries has, or has previously had, any right or ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Leases.

(b) Schedule 2.12(b) sets forth all leases, subleases and other agreements pursuant to which the Company or any of the Subsidiaries derives its rights in the Company Real Property (the “Leases”), including, with respect to each such Lease, each amendment thereto.

(c) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person. No notice or agreement to terminate any Lease has been served on the Company or any Subsidiary, or entered into by any Person with respect thereto. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of the Subsidiaries and each landlord or sublandlord with respect to the Company Real Property. All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Balance Sheet. There are no matters or restrictions affecting the Company Real Property or the Leases that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company and the Subsidiaries of the Company Real Property for the Company’s business.

(d) The Company or one of the Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder except as set forth on Schedule 2.12(d). Neither the Company nor any of the Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.

2.13. Assets; Absence of Liens and Encumbrances.

(a) Schedule 2.13 sets forth as of the Agreement Date all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company and the Subsidiaries with an individual book value of greater than $5,000, and sets forth the original cost and book value of each such asset.

(b) The Company and each of the Subsidiaries has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c) All material facilities, machinery, equipment, fixtures, vehicles, and other tangible personal properties owned, leased or used by the Company or any of the Subsidiaries (i) are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

2.14. Intellectual Property.

(a) Schedule 2.14(a) lists and separately identifies (x) all Company Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following information: (A) for each registered trademark, trade name or service mark, the class of goods covered; and (B) for each URL or domain name, any renewal date and the name of registry and (y) all software and firmware products and tools, and services that are currently sold, published, offered for sale, or under development by the Company or any of the Subsidiaries.

(b) Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of the Subsidiaries free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company and the Subsidiaries and their permitted successors pursuant to a valid and enforceable license. The Company and the Subsidiaries have and have had all rights in the Company Intellectual Property necessary to carry out the Company’s and the Subsidiaries’ former activities, current activities and reasonably foreseeable activities with respect to the Company Products, including any of the Company Products currently under development. Except as specified on Schedule 2.14(a) or Schedule 2.14(b), title to all Company Intellectual Property owned or purported to be owned by the Company, whether beneficially or otherwise, is held by and in the name of the Company.

(c) The Company and each of the Subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any of the Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to the Company’s Knowledge has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor any of the Subsidiaries is in material default thereunder, nor to the Company’s Knowledge is any party obligated to the Company or any of the Subsidiaries pursuant to any such agreement in material default thereunder. Promptly following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under such contracts, licenses and agreements to the same extent the Company and each of the Subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of the Subsidiaries would otherwise have been required to pay had the Transactions not occurred. Except as set forth on Schedule 2.14(c), neither the Company nor any of the Subsidiaries is obligated to provide any recurring royalties, fees, or other monetary amounts to any third Person, nor is any third Person otherwise entitled to any such amounts, with respect to any license of, or other exercise of rights by the Company or any of the Subsidiaries or the Surviving Corporation, as successor to the Company or any of the Subsidiaries, in, the Company Intellectual Property (other than (i) salaries or amounts paid to employees and consultants by Company or any of the Subsidiaries in accordance with the Company’s or any Subsidiary’s standard form employee agreement or form consulting agreement, (ii) pursuant to licenses for off-the-shelf software that is generally commercially available for annual fees of less than $5,000; or (iii) pursuant to the Form Publisher Agreement).

(d) The conduct of business by the Company or any of the Subsidiaries as previously conducted, currently conducted and as currently contemplated to be conducted, has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any valid claim of unfair competition under any applicable Law. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any of the Subsidiaries of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and the Subsidiaries or by any licensee of the Company or any of the Subsidiaries, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted in writing against the Company or any of the Subsidiaries or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and to the Company’s Knowledge no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation by any third party or Employee of any Company Intellectual Property owned by the Company or any of the Subsidiaries.

(e) The Company and the Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or any of the Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other necessary rights to the Company and the Subsidiaries and have delivered a form of such assignments to Parent, and all such assignments are substantially similar in all material respects to such form. No Employee, consultant or former consultant of the Company or any of the Subsidiaries has ever excluded any material Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of the Subsidiaries. All undisputed amounts due and payable by the Company or any of the Subsidiaries to consultants and former consultants involved in the development of any Company Intellectual Property have been paid in full for services rendered through the Agreement Date.

(f) The Transactions will not alter, impair or otherwise affect any rights of the Company or any of the Subsidiaries in any Company Intellectual Property.

(g) Except as set forth on Schedule 2.14(g), neither the Company nor any of the Subsidiaries has disclosed or delivered to any escrow agent or any other Person who is or was not a current or past Employee, consultant or independent contractor of the Company or the Subsidiaries any of the source code exclusively licensed to or owned or modified by the Company and included in any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the required delivery, license, or disclosure of any source code exclusively licensed to or owned or modified by the Company to any Person who is not, as of the Agreement Date, a current Employee, consultant or independent contractor of the Company or the Subsidiaries.

(h) The Company and the Subsidiaries have each taken commercially reasonable measures to protect their ownership of, and rights in, all Company Intellectual Property owned by the Company or any Subsidiary in accordance with standard industry practices. Without limiting the foregoing, neither the Company nor any of the Subsidiaries has made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code used by the Company and included in any Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(i) The Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary, and, to the Company’s Knowledge, all other Company Intellectual Property, does not contain (i) any instructions, algorithms, computer code or other device or feature designed to disrupt, disable, prevent or harm in any manner the operation of any software, data or hardware, including any lockout or similar license control functionality or (ii) any unauthorized instructions, algorithms, computer code or other device or feature (including any worm, bomb, backdoor, clock, timer, drop dead device, or other disabling device, code, design or routine) that maliciously causes or is intended to cause harm to any software, data or hardware, including any such device or feature intended to (A) cause any software, data or hardware to be erased, modified, damaged, or rendered inoperable or otherwise incapable of being used, as applicable, (B) replicate or propagate itself throughout other software, data or hardware, (C) alter or usurp the normal operation of any software or hardware, (D) search for and consume memory within a computer or system or (E) transmit data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.

(j) Schedule 2.14(j) sets forth an accurate and complete list of all licenses and similar agreements granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or any Subsidiary, excluding any license pursuant to an agreement similar in all material respects to the Form Customer Agreement or the Form Publisher Agreement.

(k) Schedule 2.14(k) contains a complete and accurate list of all third-party Intellectual Property (other than Third Party Software) (i) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) or (ii) used or held for use by the Company or any of the Subsidiaries for any other material purpose, excluding any license pursuant to an agreement similar in all material respects to the Form Customer Agreements or the Form Publisher Agreements.

(l) Schedule 2.14(l) contains a complete and accurate list of all Third Party Software (excluding off-the-shelf software that is generally commercially available for annual fees of less than $5,000) setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of the Subsidiaries holds rights to such item, (iv) whether such item is used internally by or on behalf of the Company or any of the Subsidiaries, (v) whether such item is distributed by or on behalf of the Company or any of the Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vi) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of the Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (vii) whether the Company or any Subsidiary permits any third party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (viii) whether such item has been modified by or on behalf of the Company or any of the Subsidiaries, and (ix) any rights by a third Person to audit or review any financial, license or royalty information, if any, with respect thereto. Neither the Company nor any of the Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of the Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company Intellectual Property used by the Company or any Subsidiary to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of the Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Intellectual Property used by the Company or any Subsidiary, (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Intellectual Property used by the Company or any Subsidiary, or (D) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of the Subsidiaries to use, hold for use, license, host, distribute or otherwise dispose of any Company Intellectual Property used by the Company or any Subsidiary, and neither the Company nor any of the Subsidiaries has any plans to do any of the foregoing.

(m) Except as set forth on Schedule 2.14(m), none of the Company’s or any of the Subsidiaries’ agreements (including any agreement for the performance of professional services by or on behalf of the Company or any of the Subsidiaries) confers upon any Person other than the Company or a Subsidiary any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(n) Schedule 2.14(n)(i) lists all agreements pursuant to which the Company or any of the Subsidiaries has any current development or other professional services obligations. Except as specified on Schedule 2.14(n)(ii), neither the Company nor any of the Subsidiaries has entered into any agreement to provide custom coding, new features or functionality or other custom development with respect to any Company Product (“Custom Development”) and no Custom Development has been provided or committed to be provided to any customer other than on a non-exclusive basis for such customer’s internal use.

(o) Neither the Company nor any of the Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned or purported to be owned by the Company or any of the Subsidiaries to any other Person or (ii) granted any customer the right to use any Company Product on anything other than a non-exclusive basis or for anything other than such customer’s business purposes.

(p) Except as set forth on Schedule 2.14(p), neither the Company nor any of the Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property, except for the Company’s or any Subsidiary’s standard terms of service or other form of end-user license or customer agreement that has been provided to Parent.

(q) Except as may be set forth in the Form Customer Agreements or the Form Publisher Agreements (i) there are no agreements pursuant to which the Company or any of the Subsidiaries is obligated to provide maintenance, support or similar services, and (ii) neither the Company nor any of the Subsidiaries nor any of their Affiliates has granted any other Person the right to furnish support or maintenance services with respect to any Company Products to any other Person.

2.15. Product Warranties; Services; Support.

(a) Each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of the Subsidiaries (collectively, the “Company Products”) conforms and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable warranties provided to third parties. Schedule 2.15(a) includes a list of the standard terms and conditions of sale, license, or lease for each of the Company Products. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

(b) All services provided by the Company or any of the Subsidiaries to any third Person (“Services”) were performed in conformity in all material respects with the terms and requirements of all applicable warranties, all applicable services agreements and with all applicable Laws. Except as set forth on Schedule 2.15(b)(i), there is no claim pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries relating to any Services or services agreement and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any such claim. Schedule 2.15(b)(ii) sets forth all agreements that obligate the Company or any of the Subsidiaries to provide Services having a value in excess of $10,000 individually after the Agreement Date (the “Services Agreements”), whether any Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, except for agreements listed on (or excluded from the listing requirement in connection with) Schedule 2.14(j), Schedule 2.14(k), Schedule 2.14(n)(i), and Schedule 2.14(q).

(c) Neither the Company nor any of the Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its non-public customer files and other non-public customer information relating to the Company’s or any of the Subsidiaries’ current and former customers. Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company, one of the Subsidiaries or the applicable customer possesses or has any claims or rights with respect to use of such customer files and other customer information. Neither the Company nor any of the Subsidiaries has disclosed, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information in violation of any applicable Law, agreement or duty, including without limitation any privacy Law. The Company’s and the Subsidiaries’ systems, products and services are adequate and sufficient to protect the privacy and confidentiality of all third Person information in compliance with all applicable Laws, agreements and duties, including without limitation any privacy or data protection Laws.

2.16. Company Contracts.

(a) Schedule 2.16 accurately identifies each of the following agreements to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound:

(i) any collective bargaining agreement that is not listed on Schedule 2.26(f);

(ii) any Employment Agreement under which the annual salary is greater than $75,000;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or agreement that is not listed on Schedule 2.25(a);

(iv) any commission and/or sales agreement with any current Employee, individual consultant, contractor or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of the Subsidiaries providing for commissions in excess of $75,000, that is not listed on Schedules 2.26(b) or 2.26(c);

(v) any equity incentive plan or scheme (including any stock option plan or scheme, stock appreciation rights plan or scheme or stock purchase plan or scheme) under which any Company Security or Subsidiary Security or any Security Right with respect thereto has been or may be granted or issued, and any agreement, plan or scheme any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Merger or any of the other Transactions or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other Transactions;

(vi) any lease of personal property having a value individually in excess of $10,000;

(vii) any agreement whereby the Company or any of the Subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(viii) any agreement containing any covenant limiting the freedom of the Company or any of the Subsidiaries or any of their present or future Affiliates to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (y) solicit for employment, hire or employ any Person;

(ix) any agreement relating to capital expenditures and involving future payments in excess of $5,000 in any individual case or $25,000 in the aggregate;

(x) any agreement relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any of the Subsidiaries’ business;

(xi) any agreement relating to the borrowing of money or the extension of credit or any Indebtedness or Lien;

(xii) any unpaid or unperformed purchase order or agreement (including for services) involving in excess of $5,000 in any individual case or $25,000 in the aggregate;

(xiii) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar agreement involving the sharing of profits, losses, costs or liabilities with any other Person;

(xiv) any agreement granting any other Person (each, as “Reseller”) the right to market, distribute or resell (including as an OEM or value-added reseller) any of the Company’s or any of the Subsidiaries’ technology, products or services, together with (i) a list of Company Products each such Reseller is authorized to distribute or resell, (ii) the term during which such Reseller is authorized to distribute or resell such Company Products, and (iii) the geographic territory(ies) in which such Reseller is authorized to distribute or resell such Company Products;

(xv) any agreement granting the Company or any of the Subsidiaries the right to market, distribute or resell (including as an OEM or value-added reseller) any technology, products or services of any other Person;

(xvi) any agreement pursuant to which the Company or any of the Subsidiaries has advanced or loaned any amount to any current or former stockholder of the Company, any Employee, any consultant or contractor of the Company or of any of Subsidiary, or any other Subsidiary, other than business expense advances in the ordinary course of business;

(xvii) any agreement with any customer or third Person to provide support or maintenance, to deliver, develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform, having a value in excess of $10,000 individually other than those set forth on Schedule 2.14(q) or 2.15(b)(ii), or excluded from the disclosure requirements thereunder;

(xviii) any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company or any of the Subsidiaries that, if accepted by the receiving party, would obligate the Company or any of the Subsidiaries thereunder;

(xix) any agreement pursuant to which the Company or any of the Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of the Subsidiaries’ sale, distribution, license or support of any Company Products or Services;

(xx) any agreement pursuant to which the Company or any of the Subsidiaries has agreed to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other Person, except as set forth in the Form Customer Agreements or Form Publisher Agreements;

(xxi) any agreement with any Person with respect to any services provided to the Company or any of the Subsidiaries which services are necessary for the Company’s or any of the Subsidiaries’ continuity of product development with respect to Company Products and are not available from alternative providers; or

(xxii) any other agreement that involves outstanding or future payment obligations of $25,000 or more and is not cancelable by the Company or a Subsidiary without penalty within sixty (60) days.

(b) Each agreement set forth or required to be set forth on Schedule 2.12, Schedule 2.14, Schedule 2.15, Schedule 2.16 or on a Schedule cross-referenced within any of such Schedules (each a “Disclosable Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms. The Company and each of the Subsidiaries are in compliance in all material respects with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company’s Knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default, in any material respect (with or without the lapse of time, giving of notice or both) or any material default by any third Person. The Company has delivered to Parent accurate and complete copies of all Disclosable Contracts.

2.17. Change in Control Agreements. Schedule 2.17 sets forth (a) each plan, scheme, agreement or Company Employee Plan of the Company or any of the Subsidiaries (each a “Change in Control Agreement”) (i) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, in each case including any such plan, scheme, agreement or Company Employee Plan with respect to which the Transactions constitute a partial or “single trigger” and (b) a summary of the nature and amounts that may become payable pursuant to each such Change in Control Agreement.

2.18. Interested Party Transactions.

(a) To the Company’s Knowledge, no officer, director or Affiliate of the Company or any of the Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest) has or has had, directly or indirectly, (i) a material economic interest in any Person that purchases from or sells or furnishes to, the Company or any of the Subsidiaries, any goods or services or (ii) a beneficial interest in any agreement to which the Company or any Subsidiary is a party or by which they or their properties or assets are bound; provided, however, that beneficial ownership of no more than one percent (1%) of (x) the outstanding voting stock of a publicly traded corporation or (y) a business the ownership of which is held through a bona fide venture fund shall not be deemed an “economic interest in any Person” for purposes of this Section 2.18(a).

(b) Except as set forth on Schedule 2.18(b), there are no receivables of the Company or any of the Subsidiaries owed by any Employee, consultant or contractor to the Company or any of the Subsidiaries (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies). None of the Holders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of the Subsidiaries.

2.19. Compliance with Laws.

(a) To the Company’s Knowledge, the Company and each of the Subsidiaries have complied and are in compliance in all respects with, have not violated and are not in violation of, and have not received any notices of non-compliance or violation or alleged non-compliance or violation with respect to, any Law. In all material respects, the Company and each of the Subsidiaries are in compliance with their stated privacy policies including any privacy policies contained on any websites maintained by or on behalf of the Company or any of the Subsidiaries and all applicable privacy and anti-SPAM Laws and, with respect to Government Contracts, applicable Laws relating to the safeguarding of, and access to, classified information.

(b) The Company and each of the Subsidiaries are compliant in all material respects with data privacy Laws regarding the retention, recording, use and transfer of personal and sensitive data, whether cross border or to third Persons, have completed all adequate agreements and filings or notifications with all applicable Governmental Entities or otherwise, and have in all material respects informed the Employees or candidates for employment, and kept the data secure and confidential at all times, and the Transactions will not result in Parent, the Company or any of the Subsidiaries to be in breach of such data privacy Laws.

2.20. Litigation. Except as set forth on Schedule 2.20, there is no action, suit, proceeding or investigation of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries, any of their respective properties or assets or, to the Company’s Knowledge, any of their respective Employees. None of the Company, the Subsidiaries or their respective properties is subject to any order that materially impairs the Company’s or any of the Subsidiaries’ ability to operate. Schedule 2.20 lists each action, suit or proceeding that has ever been commenced by or against the Company or any of the Subsidiaries.

2.21. Insurance. Schedule 2.21 sets forth all insurance policies covering the assets, business, equipment, properties, operations and Employees of the Company, any of the Subsidiaries or any of their Affiliates, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no material claim by the Company, any of the Subsidiaries or any of their Affiliates pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies. There is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, the Subsidiaries and their Affiliates are otherwise in material compliance with the terms of such policies. To the Company’s Knowledge there is no threatened termination of, or premium increase with respect to, any of such policies. None of the Company, any of the Subsidiaries or any of their Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

2.22. Books and Records. The minute books and other similar records of the Company and each of the Subsidiaries contain complete and accurate records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and the Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries. Complete and accurate copies of the foregoing materials have been provided to Parent.

2.23. Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. Neither the Company nor any of the Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or any of the Subsidiaries, or, to the Company’s Knowledge, as a result of any actions of any third Person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of the Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of the Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company and each of the Subsidiaries currently hold all Company Authorizations necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of the Company or any of the Subsidiaries.

2.24. Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.24, none of the Company or any of the Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other Transaction. The Company has previously delivered to Parent a copy of each agreement with respect to each item set forth on Schedule 2.24 (each an “Engagement Letter”).

2.25. Employee Benefit Plans.

(a) Schedule and Documents. Schedule 2.25(a) sets forth each Company Employee Plan.

(b) Employee Plan Documents. The Company has made available to Parent (i) correct and complete copies of each Company Employee Plan as in effect on the date hereof (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA or the Code; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; and (iv) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Employee Plan from the IRS and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan.

(c) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its material terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter, and, to the Knowledge of the Company, nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. No Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” which could subject the Company or any of the Subsidiaries directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA. There are no actions, suits, claims or proceedings pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the Company’s Knowledge, is there any reasonable basis therefor. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan. The Company has complied in all material respects with the reporting and disclosure obligations of ERISA and the Code. All contributions required to be made under the terms of the Company Employee Plans have been timely made or, if not yet due, have been or will be properly accrued as liabilities of the Company on the Company’s Financial Statement.

(d) Plan Status. None of the Company Employee Plans is subject to Title IV of ERISA or Section 412 of the Code or is a “multiemployer plan” as defined in Section 3(37) of ERISA and neither the Company nor any Subsidiary has any outstanding liability under Title IV of ERISA, whether contingent or as a result of any ERISA Affiliate.

(e) No Post-Employment Obligations. None of the Company Employee Plans promises or provides medical or other welfare benefits subsequent to termination of employment to any Person except as required by Section 4980B of the Code and Sections 601 to 608 of ERISA and any similar state laws.

(f) 409A. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) to the extent applicable, has been maintained in compliance in both form and in operation with Code Section 409A, except where such non-compliance may be corrected under IRS correction programs without any material liability to the Company, any Subsidiary or any of their employees. Neither the Company, nor any Subsidiary (i) has been required to report to any government or regulatory authority any corrections made or taxes due as a result of a failure to comply with Section 409A and (ii) has any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A.

(g) Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, in each case except with respect to Company Options to the extent the vesting of such Company Options has been accelerated in connection with the Closing.

(h) 280G. After taking into account the provisions of Section 4.8, there is no Contract, plan or arrangement (written or otherwise) that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company, nor any Subsidiary has any indemnity or gross-up obligation for any taxes or interest imposed under Section 4999 or Section 280G of the Code.

2.26. Employment Matters.

(a) Schedule 2.26(a) sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of the Subsidiaries, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized compensation as of the Agreement Date, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual and potential, severance pay accrual and potential, and any other forms of compensation whether accrued or potential other than Company Options; (D) whether such Employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service; and (E) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s or any of the Subsidiaries’ business, and (ii) with respect to each Employee, whether such Employee has not executed the Company’s form of Proprietary Information and Inventions Agreement attached hereto as Schedule 2.26(a).

(b) Schedule 2.26(b) contains a list of individuals who are currently performing services for the Company or any of the Subsidiaries and are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company or any Subsidiary is party to a consulting or contract labor or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on Schedule 2.26(b).

(c) Each Employment Agreement that provides for severance or under which the annual salary is greater than $75,000 is set forth on Schedule 2.16(a)(ii) and a copy of each Employment Agreement and any amendment thereto has been delivered to Parent. Except as set forth on Schedule 2.26(c), the employment of each of the current Employees is terminable by the Company at will, and neither the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees. Neither the Company nor any of the Subsidiaries has, and to the Company’s Knowledge, no other Person has, (i) entered into any agreement that obligates or purports to obligate Parent or any of Parent’s Affiliates to make an offer of employment to any Employee, consultant or contractor of the Company or any of the Subsidiaries or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the Company or any of the Subsidiaries of any terms or conditions of employment with Parent or any of Parent’s Affiliates following the Closing.

(d) The Company and each of the Subsidiaries has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, internal regulations, collective labor agreements and Employment Agreements with respect to Employees, all of which complied at all relevant times with applicable Law in all material respects.

(e) (i) None of the current Employees has given the Company or any of the Subsidiaries written notice terminating his or her employment with the Company or any of the Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Subsidiaries or in connection with the Transactions; (ii) neither the Company nor any of the Subsidiaries has a present intention to terminate the employment of any current Employee; (iii) to the Company’s Knowledge, no current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of the Subsidiaries, or (B) the Company’s business or operations; (iv) to the Company’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or any of the Subsidiaries, as the case may be; and (v) neither the Company nor any of the Subsidiaries is or has ever been engaged in any dispute or litigation with any Employee regarding intellectual property matters.

(f) Except as set forth on Schedule 2.26(f), neither the Company nor any of the Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract or agreement, collective bargaining agreement or similar agreement and to the Company’s Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.

(g) Neither the Company nor any of the Subsidiaries is engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company or any of the Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of the Subsidiaries or any Employees. There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) All Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1928, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees. Any Persons now or heretofore engaged by the Company or any of the Subsidiaries as consultants or contract laborers or independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full time Employee are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws and have been treated accordingly and appropriately for Tax purposes. None of the Company or any of its Subsidiaries has any liability under any Company Employee Plan arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee. Neither the Company nor any of the Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, fees, reimbursable expenses, commissions, accrued and unused paid time off, on-call payments, equal pay, or payments pursuant to collective bargaining agreements to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation or other payments for any services performed by them or amounts required to be reimbursed or damages or interest required to be paid to such individuals. Neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security, workers compensation or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) The Company and each of the Subsidiaries has been and is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, nondiscrimination, employee benefits, terms and conditions of employment, immigration and employment verification matters, labor matters, wages and hours, employee classification and facility closings and mass layoffs, in each case, with respect to its Employees and to the Company’s Knowledge there are no allegations to the contrary.

(j) There are no material demands or claims pending or, to the Company’s Knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation or other paid time off, unpaid meal or rest breaks, pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s or any of the Subsidiaries’ status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company or any of the Subsidiaries under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefore.

2.27. Tax Matters.

(a) The Company and each of the Subsidiaries have properly and timely filed all Tax Returns required to be filed (determined without regard to extensions). Except to the extent of any reserve for Taxes established on the Company Financial Statements, the Company and each of the Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns). Except as set forth on Schedule 2.27(a), the Company and each of the Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiaries were and remain complete and correct in all material respects. Neither the Company nor any of the Subsidiaries has been a party to any transaction that could give rise to (i) to the Company’s Knowledge, a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state, local or foreign Law. Neither the Company nor any of the Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Company’s or any of the Subsidiaries’ assets, other than Liens for ad valorem Taxes not yet due and payable.

(b) None of the Tax Returns filed by the Company or any of the Subsidiaries nor Taxes payable by the Company or any of the Subsidiaries have been the subject of an inquiry, audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any Governmental Entity that has not been resolved or fully paid, and no such inquiry, audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened. There are no matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(c) Except as set forth on Schedule 2.27(c), neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return that has not already been filed, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time (to the extent the extension date has not already passed) with respect to a Tax assessment or deficiency.

(d) Neither the Company nor any of the Subsidiaries is, or has been, (i) a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); and (iii) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e) Neither the Company nor any of the Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of the Subsidiaries nor any predecessors by merger or consolidation has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code, and the Company has not acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor. Neither the Company nor any of the Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment or change in accounting method as a result of the Transactions. To the Company’s Knowledge, neither the Company nor any of the Subsidiaries has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any Subsidiary will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iii) any prepaid amount received on or prior to the Closing Date.

(f) The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and (ii) does not own a single member limited liability company which is treated as a disregarded entity. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries.

(g) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(h) Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(i) The unpaid Taxes of the Company and the Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet, and will not materially exceed such reserve as shown on the Closing Balance Sheet. Neither the Company nor any of the Subsidiaries will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice or as a result of the Transactions.

(j) No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(k) The Company has delivered or made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries with respect to Taxable periods for which the statute of limitations has not expired as of the Agreement Date.

(l) Except as set forth on Schedule 2.26(l), the Company and its Subsidiaries do not owe a material amount of unpaid sales or use taxes.

(m) Since the Balance Sheet Date, neither the Company nor any Subsidiary has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled any claim, notice, audit report or assessment in respect of Taxes, filed any amended Tax Return, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

2.28. Customers; Publishers. Schedule 2.28(a) identifies the Company’s largest ten (10) active customers (by revenue) for the one-year period ended December 31, 2011, and for the five-month period ended May 31, 2012. Schedule 2.28(b) sets forth as of the Agreement Date any customer who is not subject to an agreement similar in all material respects to the Company’s form of customer agreements and terms of service, which are attached hereto as Schedule 2.28(c) (the “Form Customer Agreements”). Neither the Company nor any of the Subsidiaries has received written notice, from any current customers indicating that such customers intend not to renew their agreements with the Company and the Subsidiaries such that such non-renewals, in the aggregate, would constitute a Company Material Adverse Effect. Schedule 2.28(d) sets forth as of the Agreement Date any publisher who is not subject to an agreement similar in all material respects to the Company’s forms of publisher agreements attached hereto as Schedule 2.28(e) (the “Form Publisher Agreements”). Neither the Company nor any of the Subsidiaries has received notice from any publisher of any of the Company’s products indicating that such publisher intends to cease acting as publisher of such products or otherwise dealing with the Company and the Subsidiaries.

2.29. Governmental Authorization. Schedule 2.29(a) lists each consent, license, permit, grant or other authorization issued to the Company, any of the Subsidiaries or any Employee by a

Governmental Entity (a) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its properties or (b) that is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of the Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets (except as set forth on Schedule 2.29(b)). None of the Company, any of the Subsidiaries nor any Employee is in violation of any Company Authorization in any material respect.

2.30. Representations Complete. To the Company’s Knowledge, none of the representations or warranties made by the Company in this Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the Agreement Date and as of the Closing as follows:

3.1. Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions.

3.2. Authority. Each of Parent and Merger Sub has and will have as of the Closing all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.3. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (c) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions in a timely manner.

3.4. No Conflict. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Related Agreements to which either is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Parent or Merger Sub, (b) any material agreement to which Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clauses (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate the Transactions in a timely manner.

3.5. Financing. Parent has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

3.6. Brokers. The Company and the Holders will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

ARTICLE IV

COVENANTS

4.1. Stockholder Approval and Joinders; Closing Efforts.

(a) The Company will solicit (i) consents from the Stockholders to the adoption of this Agreement and the approval of the consummation of the transactions contemplated hereby, and (ii) a joinder to this Agreement in substantially the form attached hereto as Exhibit J (the “Stockholder Joinder”) from each Stockholder, and, promptly following the execution of this Agreement, but in no event later than 11:59 PM E.T. on the Agreement Date, the Stockholders representing not less than ninety percent (90)% of the voting power of the outstanding shares of the Company’s capital stock will have (x) adopted this Agreement and approved the consummation of the transactions contemplated hereby as required under the DGCL and Company Certificate of Incorporation (the “Stockholder Approval”), and (y) delivered executed Stockholder Joinders.

(b) Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2. Access to Information. The Company shall provide Parent and its accountants, legal counsel, and other representatives reasonable and prompt access during normal business hours during the period prior to the Closing to (a) all of the properties, facilities, books, agreements, records, customers and Employees of the Company and the Subsidiaries and (b) all other information concerning the business, finances, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and the Subsidiaries as Parent may request. The Company will provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger and the other Transactions.

4.3. Confidentiality. The parties acknowledge that the Company and Parent have previously executed that certain Mutual Nondisclosure Agreement, dated as of April 19, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. In addition, all confidential information that each Holder possesses regarding the Company and the Subsidiaries shall, from and after the Closing, be deemed “Confidential Information” within the meaning of, and subject to, the Confidentiality Agreement and each Holder from and after the Closing shall be bound by the Confidentiality Agreement as if a signatory thereto.

4.4. Public Disclosure. No press release or any public disclosure, either written or oral, of the transactions contemplated hereby or negotiations related thereto shall be made by the Company, any Stockholder, the Stockholder Representative or any of the Company’s representatives, without the express written consent of Parent. Notwithstanding anything herein to the contrary, following Closing and the public announcement of the Merger (if any) by Parent, the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

4.5. Consents. At the Company’s expense, the Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents, waivers, and approvals required to be obtained by it in connection with the Merger and the other Transactions, including all consents, waivers, and approvals under any of the agreements to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

4.6. Termination of Certain Agreements; Notifications. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Investor Agreements and all other investor rights granted by the Company to its Holders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, (ii) terminate, as of the Closing, each of the Change in Control Agreements and (iii) deliver all required notifications of the Merger and the other Transactions to the holders of Company Securities, Subsidiary Securities and Security Rights with respect thereto. Each of the Holders that is a party to an Investor Agreement hereby irrevocably terminates such Investor Agreement and hereby waives any rights or claims it may have against the Company or any Person thereunder or with respect thereto, in each case effective immediately prior to, but conditioned upon, the Closing.

4.7. Certain Employment Matters.

(a) Offers of Employment. The Company shall cooperate with and use its commercially reasonable efforts to assist Parent in its efforts to secure satisfactory employment arrangements with the Key Employees and to obtain executed Offer Package Agreements from each such Key Employee prior to the Closing. Except as set forth in this Section 4.7(a), neither Parent nor the Surviving Corporation is under any obligation to hire or retain any Employee, independent contractor or consultant.

(b) Form S-8. Restricted Stock Units issued by Parent to Key Employees shall be issued pursuant to an equity incentive plan of Parent, the shares issuable under which will be registered on a registration statement on Form S-8 (or any successor form) within sixty (60) days of issuance to such Key Employees.

(c) Employee Benefits. For the period following the Closing until December 31, 2012, Parent shall, or shall cause the Surviving Corporation to provide each Employee employed by the Company as of the Effective Time with (i) a salary or wage level and annual bonus opportunity no less favorable in the aggregate than the salary or wage level and annual bonus opportunity to which such Employee was entitled immediately prior to the Closing and (ii) benefits, perquisites and other terms and conditions of employment no less favorable in the aggregate than the benefits, perquisites and other terms and conditions of employment that such Employee was entitled to receive immediately prior to the Closing. Nothing herein shall be deemed to constitute a promise of continued employment, or to disturb the “at-will” status of any of the Surviving Corporation’s employees.

(d) No Plan Amendment. Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, Parent, the Company, its Subsidiaries or the Surviving Corporation to continue any specific Company Employee Plan. The provisions of this Section 4.7 are for the sole benefit of Parent and the Company and nothing in this Section 4.7, expressed or implied, is intended or shall be construed to constitute an amendment of any Company Employee Plan or any plan maintained by Parent or the Surviving Corporation (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Employees, including Key Employees, prior to, on or following the Closing Date.

(e) No Third Party Beneficiaries. This Section 4.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.7. Without limiting the foregoing, no provision of this Section 4.7 shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries.

4.8. Section 280G.

(a) The Company shall use commercially reasonable efforts to obtain and deliver to Parent, prior to the solicitation of the requisite stockholder approval described in Section 4.8(c) a Section 280G Waiver from each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)), as determined immediately prior to the initiation of the solicitation of the requisite stockholder approval as described in Section 4.8(c), related to certain payments or benefits to be received by such Person in connection with the transactions contemplated by this Agreement to the extent that such payments or benefits, unless the requisite stockholder approval of such parachute payments is obtained pursuant to Section 4.8(c), would not be deductible by the Companies under Section 280G.

(b) As soon as practicable following the delivery by the Company to Parent of the Section 280G Waiver, the Company shall submit to its stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Section 280G Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G, and prior to the Effective Time, Company shall deliver to Parent any written consents related to the shareholder approval of any payments and/or benefits that are subject to a Section 280G Waiver.

(c) The form of the Section 280G Waiver and any materials to be submitted to the Company’s stockholders in connection with seeking the requisite stockholder approval (the “Section 280G Soliciting Materials”) shall be subject to reasonable review and approval by Parent. The Company will promptly advise Parent in writing if, at any time prior to the Effective Time, to the Company’s Knowledge, any facts exists that might make it necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

(d) The terms and provisions of this Section 4.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.8, express or implied, is intended to confer upon any other person (including, for the avoidance of doubt, any Company Employee) any rights or remedies of any nature whatsoever, as a third-party beneficiary of this Agreement or otherwise, under or by reason of this Section 4.8.

4.9. Tax Matters.

(a) Conduct of Business. From the Agreement Date until the Effective Time, neither the Company nor any of the Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change any annual Tax accounting period, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent, which consent shall not be unreasonably withheld.

(b) Tax Returns.

(i) The Company will promptly provide or make available to Parent copies of all Tax Returns that are to be filed by the Company or any of the Subsidiaries after the Agreement Date and prior to the Closing Date and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. The Company shall permit Parent to review and comment on each such Tax Return prior to filing it, providing Parent with a reasonable time for such review and comment, and shall consider making in good faith such reasonable revisions to such Tax Returns as are requested by Parent.

(ii) Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date; provided, however, that in no event shall Parent file any such Tax Returns without the approval of the Stockholder Representative, such approval not to be unreasonably withheld, conditioned or delayed. The Stockholders shall pay, or cause to be paid, all Taxes due with respect to such filed Tax Returns. Parent shall deliver at least fifteen days prior to the due date (taking into account any extension) for the filing of such Tax Returns to the Stockholder Representative for the Stockholder Representative’s review a draft of such Tax Returns, and shall make any reasonable proposed changes to such Tax Returns requested by Stockholder Representative at least five days prior to such due date. The Stockholders shall make the payment due to Parent at least two Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(iii) Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company or its Subsidiaries for a Straddle Period; provided, however, that in no event shall Parent file any such Tax Returns without the approval of the Stockholder Representative, such approval not to be unreasonably withheld, conditioned or delayed. With respect to Taxes of the Company and its Subsidiaries relating to a Straddle Period, the Stockholders shall pay to Parent the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date. Parent shall deliver at least fifteen days prior to the due date (taking into account any extension) for the filing of such Tax Returns to the Stockholders Representative for the Stockholder Representative’s review a draft of such Tax Returns, and shall make any reasonable proposed changes to such Tax Returns requested by Stockholder Representative at least five days prior to such due date. The Stockholders shall make such payment at least two Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(c) Cooperation on Tax Matters. The Company (and after the Closing, the Stockholder Representative) shall cooperate fully, as and to the extent reasonably requested by Parent, in connection with the preparation and filing of any Tax Return, any enquiry, investigation, claim assessment, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon Parent’s request, the provision of records and information that are reasonably relevant to any such enquiry, investigation, claim assessment, audit, litigation or other proceeding and reasonable access to Employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company (and, after the Closing, the Stockholder Representative) (to the extent applicable) agree to retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date and to use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Pre-Closing Tax Period and, if the other party so requests, Parent and the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(d) Tax Certificates. Parent and the Company (and after the Closing, the Stockholder Representative) agree, upon request, to use commercially reasonable efforts to obtain (or to assist the other party in obtaining) any certificate or other document from any Governmental Entity or customer of the Company or any of the Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transactions).

(e) Tax Contests. Parent, the Company and its Subsidiaries, on the one hand, and the Stockholders, the Stockholder Representative and their affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof. Parent shall have control of the conduct of all Tax Matters, including any settlement or compromise thereof and shall have the sole right to control any audit or examination by any Taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its Subsidiaries for all taxable periods. Notwithstanding the foregoing, Parent shall not effect any settlement or compromise of such Tax Contest without obtaining the Stockholder Representative’s consent thereto, which shall not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could increase the liability for Taxes of the Stockholders for a Pre-Closing Tax Period. In the event of any conflict or overlap between this Section 4.9(e) and Section 6.4, the provisions of this Section 4.9(e) shall control.

(f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any of the Stockholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(g) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Stockholders.

(h) Tax Carryforwards. The Company agrees to, and to cause the Subsidiaries to, cooperate with Parent and provide any factual information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s or any Subsidiary’s tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company or any of the Subsidiaries.

4.10. Company Options.

(a) Company Options. The Company shall take such action as is necessary such that at the Effective Time, each Company Option outstanding and unexercised immediately prior to the Effective Time will be automatically cancelled and extinguished and the vested portion of such Company Option be converted into the right to receive from the Surviving Corporation without interest, upon delivery by the holder of such Company Option to Parent of a cancellation agreement substantially in the form attached hereto as Exhibit H (an “Option Cancellation Agreement”), for each share of Company Common Stock that would be obtainable upon exercise of the vested portion (including any vesting resulting from acceleration in connection with the Closing) of the Company Option as of immediately prior to the Effective Time, an amount equal to the Per Share Merger Consideration, minus the exercise price required to be paid to acquire such share of Company Capital Stock (the aggregate amount calculated pursuant to this Section 4.10(a) with respect to each such Company Option, the “Option Cancellation Amount” and the aggregate amount payable with respect to all Company Options, the “Aggregate Option Cancellation Amount”), subject to the escrow contribution provisions set forth in Section 1.8(b).

(b) Company Stock Rights. The Company shall take all action necessary to ensure that all Company Stock Rights (other than Company Options) are either (i) exercised in full and the exercise price with respect thereto is delivered to the Company in cash or by check prior to the Closing or (ii) terminated as of immediately prior to the Closing without any liability to the Company, the Surviving Corporation or Parent.

4.11. Director and Officer Insurance; Indemnification.

(a) Insurance. Prior to the Effective Time, the Company shall, at its own expense, purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the current and former members of the Company Board and the Company’s officers (collectively, the “Indemnified D&Os”) with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”).

(b) Indemnification Obligations. The Surviving Corporation will not knowingly take any action to alter or impair any indemnification provisions now existing in the Company Certificate of Incorporation or bylaws of the Company for the benefit of any Indemnified D&Os; provided, however, that no individual who served as a director or officer of the Company at any time prior to the Effective Time shall be entitled to indemnification from the Surviving Corporation for any matter which any Indemnified Party (defined below) is entitled to indemnification pursuant to Article VI of this Agreement.

4.12. Exclusivity. The Company will not, and will not permit any of its Affiliates to, directly or indirectly, through any director, officer, employee, attorney, financial advisor or any other agent, take any action to solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person (other than the Parent or an affiliate thereof that the Parent designates) regarding any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of all or any portion of the stock or assets of the Company, or any debt, convertible debt or equity financing of the Company (any such transaction being hereinafter referred to as a “Third Party Acquisition”). The Company will immediately terminate any such discussions or negotiations (other than negotiations with the Parent or the Affiliates thereof) in progress as of the date of this Agreement, and in no event will the Company or any Holder or any of its or their Affiliates accept or enter into an agreement concerning any Third Party Acquisition. In addition, the Company will not, directly or indirectly, through any director, officer, employee, attorney, financial advisor or any other agent, initiate or continue to participate in any negotiations or discussions with any person relating to an acquisition of, joint venture with, or investment in, any business. The Company will notify the Parent immediately after receipt by the Company or any Holder or any of its or their respective Affiliates (or any of their respective directors, officers, employees, attorneys, financial advisors or other agents) of any proposal for, or inquiry respecting, any potential Third Party Acquisition or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Company by any person. Such notice to the Parent will indicate in reasonable detail the identity of the person making, and the terms of, the proposal or inquiry. The Company will be responsible for any breach of the provisions of this Section 4.12 by the Company, the Holders or any of its or their respective Affiliates or any of their respective directors, officers, employees, attorneys, financial advisors or other agents.

4.13. Operation of the Business. Except as contemplated by this Agreement, during the period from the Agreement Date to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the ordinary course of business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, publishers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Parent (which consent may be via email from Robert Nault at rnault@constantcontact.com or Elizabeth Fischer at efischer@constantcontact.com):

(a) except to provide full or partial vesting and/or acceleration of Company Options, issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Company Preferred Stock or Company Options outstanding on the date hereof), or amend any of the terms of (excluding the vesting of) any Company Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) except as required to comply with applicable laws or agreements, plans or arrangements existing on the date of this Agreement and listed in the Disclosure Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any Company Plan, (ii) increase the compensation or benefits of, or promise any bonus to, any director, officer, employee or consultant or, materially modify their terms of employment or engagement, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation except as set forth in Schedule 2.9(k), which matters have been approved by the Company’s Board in connection with the approval of this Agreement, (iv) pay any bonus or other benefit to its directors, officers or employees or hire any new officers or any new employees except as set forth in Schedule 2.9(k), which matters have been approved by the Company’s Board in connection with the approval of this Agreement, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, except as required by an existing Company Plan or as otherwise anticipated, required or permitted by this Agreement;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales in the ordinary course of business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Lien or pay any obligation or liability other than in the ordinary course of business;

(h) except for the filing of the Certificate of Merger, amend its charter, By-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes, or waive any restriction on any assessment period relating to a material amount of Taxes or settle or compromise any material amount of income Tax or other material Tax liability or refund;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any Disclosable Contract (or any agreement, contract or arrangement that would constitute a Disclosable Contract if it were in effect on the date hereof);

(k) make or commit to make any capital expenditure in excess of $1,000 per item or $5,000 in the aggregate except in the ordinary course of business consistent with past practice;

(l) institute or settle any legal or administrative proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

4.14. Resignation of Officers and Directors. The Company shall obtain the resignations of all members of the Company Board and all officers of the Company effective as of the Effective Time.

ARTICLE V

CONDITIONS TO THE MERGER

5.1. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction at the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Closing Date, except for those failures to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on the Closing Date.

(c) Escrow Agreement. Each of Parent and the Escrow Agent shall have executed and delivered to the Stockholder Representative the Escrow Agreement.

(d) Payment Agent Agreement. Each of Parent and the Payment Agent shall have executed and delivered to the Stockholder Representative the Payment Agent Agreement.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

5.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction at the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date) except as would not reasonably be expected to have, individually or the in aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on the Closing Date.

(c) No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Stockholder Approval; Dissenters’ Rights. The Company Board Approval and the Transaction Approvals shall have been obtained and shall be in full force and effect. Stockholders holding at least (i) ninety-three percent (93%) of the outstanding shares of Company Preferred Stock voting separately as a single class (calculated on an as-converted basis) and (ii) ninety-six and nine-tenths percent (96.9%) of the outstanding shares of Company Capital Stock (voting together and calculated on an as-converted basis) shall have approved this Agreement, the Merger and the other Transactions and executed Stockholder Joinders. Stockholders holding not more than 1% of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have exercised appraisal or dissenters’ rights under the DGCL with respect to the Transactions.

(e) Closing Certificate. The Company shall have delivered to Parent a certificate of the Company, executed by the Chief Executive Officer of the Company and dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Sections 5.2(a)-(d), (n) and (o), has been satisfied in all respects.

(f) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Company Board Approval and the Transaction Approvals, (ii) the Organizational Documents of the Company and each of the Subsidiaries, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(g) Opinion of Counsel. Parent shall have received an opinion letter of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, dated the Closing Date, substantially in the form of Exhibit I.

(h) Escrow Agreement. The Stockholder Representative shall have executed and delivered to Parent the Escrow Agreement.

(i) Payment Agent Agreement. The Stockholder Representative shall have executed and delivered to the Parent the Payment Agent Agreement.

(j) Key Employee Acceptances. Parent shall have received an employment acceptance letter and the Key Employee Offer Package Agreements from each Key Employee.

(k) Terminations; Notices. Parent shall have been furnished evidence reasonably satisfactory to it that (i) each of the Investor Agreements and all other investor rights granted by the Company to its stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time, (ii) each Change in Control Agreement has been terminated as of or prior to the Closing, (iii) all Company Stock Rights have been exercised or terminated at or prior to the Effective Time without any obligation on the part of Parent, Merger Sub, the Surviving Corporation or any of the Subsidiaries, and that there are no Company Stock Rights outstanding as of the Effective Time, (iv) all required notifications of the Merger and the other Transactions to the holders of Company Securities, Subsidiary Securities and any Security Rights with respect thereto have been properly and timely delivered and (v) each Engagement Letter has been terminated (other than any indemnification and contribution provisions set forth therein), together with an acknowledgement that no amounts remain unpaid thereunder or are payable in the future thereunder.

(l) Tax Certificate. The Company shall have delivered to Parent a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

(m) Resignations. The Company shall have received (and provided Parent with copies of) resignation letters executed and delivered by all of the members of the Company Board and the officers of the Company.

(n) Legal Action. There shall not be any threatened or pending action, proceeding or other application, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, proceeding or other application, before any court or Governmental Entity brought by any Person or Governmental Entity other than Parent or its Affiliates: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other Transactions, or seeking to obtain any material damages from Parent, Merger Sub, the Company or any of the Subsidiaries as a result of the Merger or such other Transactions or (ii) seeking to prohibit or impose any limitations on Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the Company’s or any of the Subsidiaries’ business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s or any of the Subsidiaries’ business or assets as a result of the Transactions which if successful would have a material adverse effect on Parent’s ability to receive the anticipated benefits of the Merger and the other Transactions.

(o) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the other Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(p) Release of Liens. All Liens on the Company’s or any of the Subsidiaries’ assets or properties shall have been released in form and substance reasonably satisfactory to Parent.

(q) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, either pursuant to the 280G Waivers or otherwise.

(r) Good Standing Certificates. The Company shall have delivered to Parent certificates issued by the Secretary of State of the State of Delaware and such states in which the Company is qualified as a foreign corporation, certifying that the Company is in good standing in their respective states.

ARTICLE VI

INDEMNIFICATION

6.1. Survival of Representations, Warranties and Covenants.

(a) Company Representations. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the date that is fifteen (15) months after the Closing Date, except that the representations and warranties of the Company set forth in Sections 2.1 (Organization), 2.2 (Authority), 2.3 (No Conflict), 2.6 (Capital Structure), 2.24 (Brokers), 2.26(h) (Employment Matters), and 2.27 (Tax Matters), and in any certificate, document or other instrument delivered by or on behalf of the Company with respect to such representations and warranties (collectively, the “Fundamental Representations”) shall survive until 30 days after the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired, and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 6.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VI for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b) Parent and Merger Sub Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Company, and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the date that is fifteen (15) months after the Closing Date.

(c) Covenants. The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation, except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

6.2. Indemnification. As an integral term of the Merger, each Holder, severally and not jointly, shall indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation and the Subsidiaries and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages claimed by such third Person), deficiencies, Taxes, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of the Company set forth herein or in any certificate delivered pursuant to Section 5.2 of this Agreement to be true and correct in all respects as of the Agreement Date and as of the Closing (disregarding for purposes of this Section 6.2(a) any “material”, “in all material respects”, “Company Material Adverse Effect”, “Company’s Knowledge”, “knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating Losses);

(b) any failure by the Company to fully perform, fulfill or comply with any covenant or agreement set forth herein;

(c) any Dissenting Share Payments;

(d) the failure of any item set forth in the Allocation Certificate (other than pursuant to subsection 1.8(c)(i)) to be accurate, true and correct in all respects as of the Closing (regardless of any approval of the Allocation Certificate by Parent pursuant to Section 1.8);

(e) any claims by (i) any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company or any of the Subsidiaries (including any predecessors), including Company Securities, Subsidiary Securities or Security Rights with respect thereto, relating to or arising out of (x) the Transactions, this Agreement or any Related Agreement, including the allocation of the Merger Consideration, or (y) such Person’s status or alleged status as an equity holder or ownership of equity or ownership interests in the Company or any of the Subsidiaries (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate or (iii) notwithstanding any disclosure in the Company Disclosure Schedule, any Person with respect to any Security Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or agreement providing for equity or ownership interest compensation to any Person;

(f) (i) regardless of any disclosure on the Company Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or any of the Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation or any of the Subsidiaries pursuant to agreements, Change in Control Agreements or Company Employee Plans entered into or adopted on or prior to the Closing Date and (ii) any Losses related to or in respect of a Company Employee Plan arising out of the Company being or having been an ERISA Affiliate of any Person other than the Subsidiaries;

(g) defending any Third-Party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to any of the other provisions of this Section 6.2;

(h) any of the items set forth on Schedule 2.20 to the extent any such amount exceeds any accrual recorded in the Company’s March 31, 2012 consolidated balance sheet;

(i) any failure by the Company to obtain any consent, waiver, approval or authorization from any third party required under that certain Sublease, dated as of March 2012, as amended, by and between the Company and Wall Street Access Corporation as a result of the transactions contemplated in this Agreement in accordance with the terms thereof; or

(j) (i) any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) Taxes of the Stockholders (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement), (iii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iv) any Tax liability resulting from the Company or any of the Subsidiaries being liable for any Taxes of any Person as transferee or successor, by contract or otherwise, in each case not including any Taxes or Tax liability that were either reflected as a reserve on the Closing Balance Sheet or that were taken into account in determining the Closing Working Capital Amount as shown on the Final Working Capital Statement; and provided, however, that no Indemnified Party shall be entitled to recover under both this Section 6.2(j) and Section 6.2(a) for the same Tax liability.

Subject to the limitations set forth in Sections 6.3 and 6.9, if the Holders are required to indemnify the Indemnified Parties under this Section 6.2, at the election of Parent, such Losses may be paid by set off, in whole or in part, against one or more of the Earn-Out Payment Amounts actually due and payable (if any) or from the Escrow Amount and, only after the Escrow Amount and any applicable Earn-Out Payment Amounts have been exhausted, may the Indemnified Parties pursue other remedies or sources of recovery for any such Losses that remain unpaid.

6.3. Limitations.

(a) Threshold Amount. No claim may be made by any Indemnified Party for indemnification pursuant to Section 6.2(a), other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations (in each case for which a claim may be made without regard to the limitations in this Section 6.3(a)), unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 6.2(a) exceeds $200,000, at which time the Indemnified Parties shall be entitled to indemnification for all such Losses and not only those in excess of such amount.

(b) Caps. Subject to Section 6.3(e), the Holders’ indemnification obligations under Section 6.2 are subject to the following limitations:

(i) subject to clause (ii) below, each Holder shall be liable up to such Holder’s Pro Rata Share of the Escrow Amount for any Losses indemnifiable under Sections 6.2(a), (g) or (i); and

(ii) each Holder shall be liable up to such Holder’s Pro Rata Share of the (x) Losses indemnifiable under (1) any Fundamental Representation and (2) any provision of Section 6.2 other than Sections 6.2(a), (g) or (i), and (y) fraud, intentional misrepresentation or willful breach by the Company or the Holders, up to the total amount actually paid by or on behalf of the Parent in respect of such Holder (including all amounts actually received by such Holder pursuant to this Agreement and any portion of the Expense Escrow Amount attributable to such Holder) and other than any fraud intentional misrepresentation or willful breach directly or indirectly committed by such Holder.

(c) Calculation. Any Losses as to which indemnification provided for in Section 6.2 may apply shall be determined (i) net of any actual cash recovery actually received by an Indemnified Party with respect to insurance specifically with respect to the specific matter for which indemnification is sought, less any current or prospective costs associated with obtaining such recovery and (ii) without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreements.

(d) Exclusive Remedy for Monetary Damages. Subject to Sections 1.9(d)(iii), 6.3(e), and 6.9 Parent agrees that the sole and exclusive remedy for money damages for any matter arising under this Agreement shall be the rights to indemnification set forth in this Agreement.

(e) Fraud. Notwithstanding anything to the contrary in this Agreement, the threshold amount, caps and other limitations and provisions set forth in this Article VI shall not apply with respect to (i) with respect to each Holder, fraud, intentional misrepresentation or willful breach, directly or indirectly, of or by such Holder, or (ii) any non-monetary equitable remedy, including a preliminary or permanent injunction or specific performance.

6.4. Procedures.

(a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses including any claim by a third Person (a “Third-Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Stockholder Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that no delay on the part of any Indemnified Party in notifying the Stockholder Representative shall relieve any Holder of any liability or obligations hereunder except to the extent that such Holder has been materially prejudiced thereby, and then only to such extent. Following the delivery of a Claim Certificate, the Stockholder Representative and its representatives shall be given reasonable access during normal business hours upon advance written notice to (i) the books and records of the Surviving Corporation and (ii) such employees or representatives of the Surviving Corporation and Parent that are responsible for the matters that are subject of the Claim Certificate, for the sole purpose of, and to the extent reasonably necessary for, the Stockholder Representative to resolve or respond to any matters raised in such Claim Certificate.

(b) Objection. If the Stockholder Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Stockholder Representative shall deliver a written notice specifying in reasonable detail the basis for such objection to the Indemnified Party within thirty (30) days after receipt by the Stockholder Representative of such Claim Certificate. Thereafter, the Stockholder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Stockholder Representative has objected. If the Indemnified Party and the Stockholder Representative agree with respect to any of such claims, the Indemnified Party and the Stockholder Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Stockholder Representative fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Notwithstanding the foregoing, in the event that the Indemnified Party seeks recovery against the Escrow Amount, the time periods set forth herein shall run concurrently with and be without duplication of the time periods set forth in the Escrow Agreement.

(c) Indemnified Party Defense; Settlement. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, that any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required. Consent shall be deemed “unreasonably withheld” if the proposed settlement would satisfy the requirements of good faith as that term is construed in relevant case law. If any such action or claim is so settled or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to seek indemnification for the amount of any Loss relating thereto in accordance with Section 6.2.

(d) Holder Defense; Settlement. In the event the Indemnified Party elects not to defend the Third-Party Claim, the Stockholder Representative may defend such claim at the Holders’ sole cost and expense. In such event, neither the Stockholder Representative nor any Holder shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Stockholder Representative did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment by the Holders for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

6.5. Aggregate Merger Consideration Adjustment. The Company, Parent, the Stockholder Representative and the Holders agree to treat each indemnification payment pursuant to this Article VI as an adjustment to the Aggregate Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

6.6. Stockholder Representative; Power of Attorney.

(a) Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Holders, each Holder (regardless of whether or not such Holder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the Agreement Date, Shareholder Representative Services LLC (together with its permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement (including the Transactions), and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Holders individually); (ii) authorize deliveries to Parent or any Indemnified Party of cash from the Escrow Amount in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to claims thereto) and authorize payments to the Escrow Agent in accordance with the terms of the Escrow Agreement; (iii) object to any claims by Parent or any other Indemnified Party, including any claims to the Escrow Amount; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Holder or by any such Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Holder, in each case relating to this Agreement, the Escrow Agreement or the Transactions; (vi) amend this Agreement, the Escrow Agreement or any other Related Agreement; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing and as otherwise contemplated by this Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b) Acceptance. Shareholder Representative Services LLC hereby accepts its appointment as Stockholder Representative.

(c) No Revocation; Replacement. The Person serving as the Stockholder Representative may resign at any time, and may be replaced from time to time by the holders of a majority in interest of the Escrow Amount upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent to such replacement, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services other than pursuant to the terms of that certain Engagement Agreement, dated on or about the date hereof, by and among Shareholder Representative Services LLC, the Company and certain of the Holders (the “SRS Agreement”). Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Holders.

(d) No Liability. The Stockholder Representative shall not be liable to any Holder for any act done or omitted under this Agreement or under the Escrow Agreement as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Holder, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify and defend the Stockholder Representative and hold it harmless from and against any claim, demand, suit, action, cause of action, loss, damage, obligation, liability, cost or expense (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties hereunder or under the Escrow Agreement, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or bad faith of the Stockholder Representative, the Stockholder Representative will reimburse the Holders the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith. If not paid directly to the Stockholder Representative by the Holders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the Expense Escrow Amount, (ii) subject to the following sentence, the Escrow Amount, and (iii) from any Earn-Out Payment Amounts actually payable to the Holders pursuant to written instructions delivered by the Stockholder Representative to Parent; provided that while this section allows the Stockholder Representative to be paid from the Expense Escrow Amount, the Escrow Amount and the Earn-Out Payment Amounts, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. To the extent that any distributions of the Escrow Amount are being made to the Holders pursuant to the terms of the Escrow Agreement, the Stockholder Representative may receive reimbursement from the Holders directly out of any such distributions that are being made to the Holders for any and all Representative Losses incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall have any liability with respect to such items, and the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity) shall defend and indemnify both the Parent and the Surviving Corporation against any losses, damages or claims against Parent or the Surviving Corporation arising out of, or related to, such items.

(e) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Holders and shall be final, binding and conclusive upon each such Holder; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Holder. Each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholder Representative.

(f) Role of Stockholder Representative. Without limiting the generality or effect of Section 6.6(a), any claims or disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Holders relating to this Agreement, the Escrow Agreement or the Transactions shall in the case of any claim or dispute asserted by or against or involving any such Holder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Holder (and not by such Holder acting on his, her or its own behalf).

(g) Expense Fund. On the Closing Date, Parent shall deposit into an account designated by the Stockholder Representative a portion of the Closing Date Merger Consideration equal to $500,000 in cash in the aggregate, the “Expense Escrow Amount”). The Company and each holder of Company Capital Stock and each holder of vested Company Options hereby authorizes Parent to deposit the Expense Escrow Amount with the Stockholder Representative. The Expense Escrow Amount shall be available for use by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties and obligations under this Agreement and the SRS Agreement. Such holders shall not receive interest or other earnings on the Expense Escrow Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Escrow Amount other than as a result of its gross negligence or willful misconduct. As soon as practicable following the release in full of the Escrow Amount and the resolution of all earnout matters, Stockholder Representative will deliver the balance of the Expense Escrow Amount to the Payment Agent for further distribution to the Holders. For tax purposes, the Expense Escrow Amount shall be treated as having been received and voluntarily set aside by such holders at the time of Closing. Neither the Parent nor the Surviving Corporation shall be liable for any claims, losses or damages incurred by any Holder or the Stockholder Representative with respect to the Expense Escrow Amount or the payment of such amount to the Stockholder Representative or by the Stockholder Representative to the Payment Agent for payment to the Holders, and the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity) shall defend and indemnify both the Parent and the Surviving Corporation against any losses, damages or claims against Parent or the Surviving Corporation arising out of, or related to, the payment by Parent or the Surviving Corporation of the Expense Escrow Amount to the Stockholder Representative or the payment of any portion of the Expense Fund Amount to the Payment Agent and/or the Holders by the Stockholder Representative.

6.7. No Subrogation. Following the Closing, no Holder shall have any right of indemnification, contribution or subrogation against the Company or any of the Subsidiaries with respect to any indemnification claim made against any Holder under Section 6.2 if the Merger is consummated.

6.9. Set Off. Subject to the limitations set forth in Section 6.3, Parent shall have the right, in its sole discretion, to (a) set off, in whole or in part, against one or more of the Earn-Out Payment Amounts (if any), an amount equal to any Losses owed to any Indemnified Party pursuant to this Article VI, without regard to whether such Earn-Out Payment Amount is yet due or payable; and (b) withhold, in whole or in part, such set off amounts until the resolution of any claims arising from or related to any matter covered by a Claim Certificate.

6.10. No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Article VI. The waiver by Parent or Merger Sub of any of the conditions set forth in Article V will not affect or limit the provisions of this Article VI.

ARTICLE VII

DEFINITIONS, CONSTRUCTION, ETC.

7.1. Definitions. For purposes of this Agreement:

“Acquisition Expenses” means (i) all fees and expenses accrued, incurred or paid by the Company or any Subsidiary in connection with the Transactions, including all legal, accounting, investment banking (including amounts paid or payable to the Persons set forth on Schedule 2.24), tax and financial advisory and all other fees and expenses of third Persons accrued, incurred or paid in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, (ii) the premiums and fees accrued, incurred or paid by the Company or any Subsidiary in connection with the D&O Tail Policy, (iii) all payments, concessions, fees, costs and expenses accrued, incurred or paid by the Company, any Subsidiary or Parent in connection with seeking and obtaining the consent of third Persons in connection with this Agreement or the Transactions (including pursuant to Sections 4.5, 5.2(l) and 5.2(m)) or in seeking or obtaining any amendment, waiver or modification of any agreement with a third Person, and (iv) all payments accrued, incurred or paid by the Company, any of the Subsidiaries or Parent to any Person holding a Company Security or to whom the Company or any of the Subsidiaries has committed to issue a Company Security other than payment for shares of Company Capital Stock pursuant to Section 1.8(a), in each case regardless of whether such fees, expenses, payments, concessions or costs have been or are paid prior to, on or after the Closing; provided, however, “Acquisition Expenses” shall not include (x) any payments made pursuant to Section 4.10 and (y) the Company Bonuses.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement Date” is defined in the Preamble.

“Aggregate Merger Consideration” is defined in Section 1.6(c).

“Aggregate Option Cancellation Amount” is defined in Section 4.10(a).

“Aggregate Option Exercise Price” means the aggregate exercise price required to be paid to acquire the corresponding shares of Company Capital Stock of all vested Company Options (including any vesting accelerated in connection with the Closing).

“Agreed Claims” is defined in Section 6.4(e).

“Agreement” is defined in the Preamble.

“agreement” means any written, oral, implied or other legally binding agreement, commitment, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.

“Allocation Certificate” is defined in Section 1.8(c).

“Applicable Article II Provision” is defined in Article II.

“Balance Sheet Date” is defined in Section 2.7(a).

“Base Earn-Out Payment” is defined in Exhibit A.

“Base Merger Consideration” is defined in Section 1.6(a).

“Business Day” means any day of the year on which national banking institutions in the State of New York and the Commonwealth of Massachusetts are open to the public for conducting business and are not required to close.

“Cash” means, as of any date, the aggregate amount of cash and cash equivalents of the Company and the Subsidiaries as of such date determined in accordance with GAAP.

“Certificate of Incorporation” is defined in Section 1.4(a).

“Certificate of Merger” is defined in Section 1.2.

“Certificates” is defined in Section 1.11(b).

“Change in Control Agreement” is defined in Section 2.17.

“Change in Control Payment” means any commission, obligation, severance, bonus, or other payment of any kind payable by the Company or any of the Subsidiaries to management, other Employees, or any other Person accelerated or triggered (in whole or in part) by or upon the consummation of the Transactions or arising out of or in connection with the Transactions or otherwise payable pursuant to any Change in Control Agreement; provided, however, “Change in Control Payment” shall not include any payments pursuant to Section 1.8(a) or Section 4.10, whether or not such payments result from any acceleration of vesting or the Company Bonuses.

“Claim Certificate” is defined in Section 6.4(a).

“Closing” is defined in Section 1.2.

“Closing Balance Sheet” is defined in Section 1.8(c)(i).

“Closing Cash” means the aggregate Cash as of the Closing.

“Closing Date” is defined in Section 1.2.

“Closing Date Merger Consideration” is defined in Section 1.6(a).

“Closing Working Capital Amount” is defined in Section 1.9(a).

“Closing Working Capital Deficiency” is defined in Section 1.9(d)(i)(A).

“Closing Working Capital Excess” is defined in Section 1.9(d)(i)(B).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 2.29.

“Company Balance Sheet” is defined in Section 2.7(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” is defined in the Recitals.

“Company Bonuses” shall mean $400,000 of bonuses to be paid by Parent as set forth in the Allocation Certificate in accordance with the applicable Other Employee Offer Package Agreements.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended, in effect prior to the Merger.

“Company Common Stock” means the common stock, $.0001 par value per share, of the Company.

“Company Disclosure Schedule” is defined in Article II.

“Company Employee Plan” means any scheme, plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, time in lieu of pay, performance awards, equity based compensation, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries for the benefit of any Employee, or pursuant to which the Company or any of the Subsidiaries has or may have any material liability, contingent or otherwise as a result of an ERISA Affiliate.

“Company Financial Statements” is defined in Section 2.7(a).

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company or any of the Subsidiaries as previously conducted, or as currently conducted.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, operations or results of operations of the Company and the Subsidiaries taken as a whole, other than any event resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company operates, (iii) changes in any Laws (or change in the enforcement of any legal requirement) or GAAP, or (iv) actions by the Company taken with the prior written consent of Parent or otherwise contemplated by the parties hereto in connection with this Agreement, or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations for services or losses of members or customers (but only, in the case of the foregoing clauses (i) through (ii), to the extent that such changes or developments occur after the date hereof and do not have a disproportionate impact on the Company relative to the other participants in the industries in which it operates).

“Company Option” is defined in Section 2.6(b).

“Company Option Plan” is defined in Section 2.6(b).

“Company Preferred Stock” means the Company’s Series A Preferred Stock, $.0001 par value per share and the Company’s Series Seed Preferred Stock, $.0001 par value per share.

“Company Products” is defined in Section 2.15(a).

“Company Real Property” is defined in Section 2.12(a).

“Company Registered Intellectual Property” means any and all Registered Intellectual Property (i) owned by, under obligation of assignment to, or filed in the name of the Company or any of the Subsidiaries or (ii) owned by, under obligation of assignment to, or filed in the name of any Holder or any of its Affiliates (other than the Company or any of the Subsidiaries) and included in the Company Intellectual Property.

“Company Security” means all outstanding shares of Company Capital Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.

“Company Stock Rights” means: (i) all outstanding Company Options and (ii) all other outstanding Security Rights. For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of each of the Key Employees.

“Confidentiality Agreement” is defined in Section 4.3.

“Custom Development” is defined in Section 2.14(n).

“D&O Tail Policy” is defined in Section 4.11(a).

“DGCL” is defined in the Recitals.

“Disclosable Contract” is defined in Section 2.16(b).

“Dissenting Share Payments” means (i) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (ii) any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares.

“Dissenting Shares” is defined in Section 1.10(a).

“Distribution” means a declaration, setting aside or payment by the Company or any of the Subsidiaries of any dividend or interim dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company or any of the Subsidiaries of, any Company Security, any Subsidiary Security or any Security Right with respect thereto.

“DOL” means the United States Department of Labor.

“Earn-Out Notice” is defined in Exhibit A.

“Earn-Out Payment Amount” is defined in Exhibit A.

“Earn-Out Period” is defined in Exhibit A.

“Effective Time” is defined in Section 1.2.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or any of the Subsidiaries or of any Person deemed to be a co-employer with the Company or any of the Subsidiaries, or any other Person employed by the Company or any of the Subsidiaries under a contract of employment.

“Employee Matter Certificate” is defined in Section 5.2(t).

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar agreement between the Company, any of the Subsidiaries or any Affiliate and any Employee, consultant, contractor or advisor.

“Engagement Letter” is defined in Section 2.24.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of the Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” is defined in Section 1.8(b).

“Escrow Agreement” is defined in Section 1.8(b).

“Escrow Amount” is defined in Section 1.8(b).

“Estimated Closing Working Capital Amount” is defined in Section 1.8(c)(vi).

“Estimated Initial Working Capital Statement” is defined in Section 1.8(c)(vi).

“Estimated Working Capital Deficiency” is defined in Section 1.6(b).

“Expense Fund” means the expense fund established pursuant to the SRS Agreement.

“Expense Escrow Amount” is defined in Section 6.6(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Working Capital Statement” is defined in Section 1.9(c)(iv).

“Fully Diluted Common Shares” means, without duplication, immediately prior to the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Preferred Stock; plus (iii) the aggregate number of shares of Company

Common Stock issuable upon the exercise of all outstanding vested Company Options; plus (iv) the aggregate number of shares of Company Common Stock issuable upon conversion or exercise of any other outstanding Company Stock Rights (whether or not then exercisable) other than Company Options.

“Form Customer Agreements” is defined in Section 2.28.

“Form Publisher Agreements” is defined in Section 2.28.

“Fundamental Representations” is defined in Section 6.1(a).

“GAAP” is defined in Section 2.7(a).

“GAAP Revenue Target” is defined in Exhibit A.

“Government Contract” means any agreement between, on the one hand, the Company or any of the Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; (iii) labor or social security bodies; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Material” is defined in Section 2.23(a).

“Hazardous Materials Activities” is defined in Section 2.23(b).

“Holders” means the Stockholders and holders of vested Company Options immediately prior to the Effective Time.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), or extensions of credit (including under credit cards, bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), and (ix) the amount of any termination payments in connection with the payment in full of the obligations in clause (vii).

“Indemnified D&Os” is defined in Section 4.11(a).

“Indemnified Parties” is defined in Section 6.2.

“Initial Working Capital Statement” is defined in Section 1.9(a).

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investor Agreements” means (a) (i) that certain Amended and Restated Voting Agreement; (ii) that certain Amended and Restated Investors’ Rights Agreement; and (iii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, each among the Company, the investors listed on Schedule A thereto and the stockholders listed on Schedule B thereto and each dated as of July 25, 2011; and (b) (i) that certain Management Rights Agreement, by and between the Company and First Round Capital II, L.P. and (ii) that certain Management Rights Agreement, by and between the Company and DFJ Gotham Venture Fund II, L.P., each dated as of September 21, 2010.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means each of Wiley Cerilli, Peter Chen, Kenny Herman, Adam Liebman, Stephanie Lasker and Randy Jimenez.

“Key Employee Offer Package Agreements” means the Parent’s form of (i) Non-Competition, Non-Disclosure and Non-Solicitation Agreement, (ii) Restricted Stock Unit Agreement and (iii) such other agreements and documents as the Parent requires generally of its employees.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leases” is defined in Section 2.12(b).

“Letter of Transmittal” shall mean, as applicable, a Shareholder Letter of Transmittal or an Optionholder Letter of Transmittal, each as defined in Section 1.11(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, easement, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever (not including licenses of Intellectual Property disclosed on Schedule 2.14(j) or otherwise granted in the ordinary course of business).

“Losses” is defined in Section 6.2.

“Merger” is defined in the Recitals.

“Merger Sub” is defined in the Preamble.

“Neutral Accountant” is defined in Section 1.9(c)(iii).

“Notice of Acceptance” is defined in Section 1.9(b).

“Notice of Disagreement” is defined in Section 1.9(b).

“Objection Deadline Date” is defined in Section 1.9(b).

“Option Cancellation Agreement” is defined in Section 4.10(a).

“Option Cancellation Amount” is defined in Section 4.10(a).

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements, statutory books and registers, resolutions and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Employee Offer Package Agreements” means the Parent’s form of (i) Retention Agreement, (ii) Non-Competition, Non-Disclosure and Non-Solicitation Agreement, and (iii) such other agreements and documents as the Parent requires generally of its employees.

“Over-Achievement Earn-Out Payment” is defined in Exhibit A.

“Parent” is defined in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $.0001 per share.

“Payment Agent” is defined in Section 1.11(a).

“Payment Agent Agreement” is defined in Section 1.11(a).

“Per Share Merger Consideration” means the quotient obtained by dividing (i) the sum of the Aggregate Merger Consideration and the Aggregate Option Exercise Price by (ii) the Fully Diluted Common Shares.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and that portion of any Straddle Period that ends on (and including) the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means with respect to any Holder (disregarding any Earn-Out Payment Amounts) the percentage obtained by taking the aggregate consideration such Holder would receive pursuant to Section 1.8(a) and Section 4.10 without reduction for the Escrow Amount to be delivered to the Escrow Agent and any amount with respect to the Expense Fund and dividing such amount by the aggregate consideration all Holders would receive pursuant to Section 1.8(a) and Section 4.10 without reduction for the Escrow Amount to be delivered to the Escrow Agent and any amount with respect to the Expense Fund.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Related Agreements” is defined in Section 2.2(a).

“Reseller” is defined in Section 2.16(a)(iv).

“Restricted Stock Unit Agreement” with respect to (i) Wiley Cerilli, shall mean an agreement substantially in the form attached hereto as Exhibit B1, and (ii) other Key Employees, shall mean an agreement substantially in the form attached hereto Exhibit B2.

“Retention Agreement” with respect to (i) sales personnel hired by the Company on or after June 4, 2012 , shall mean an agreement substantially in the form attached hereto as Exhibit K2, and (ii) all other employees of the Company, shall mean an agreement substantially in the form attached hereto Exhibit K1.

“Revenue” is defined in Exhibit A.

“SEC” is defined in Section 3.7.

“Section 280G” is defined in Section 2.8(a).

“Section 280G Soliciting Materials” is defined in Section 2.8(c)

“Section 280G Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Companies in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Security Right” means, with respect to any Company Security or any Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s or any of the any the Subsidiaries’ Organizational Documents or by agreement.

“Series A Preferred Stock” is defined in Section 2.6(a).

“Series Seed Preferred Stock” is defined in Section 2.6(a).

“Services” is defined in Section 2.15(b).

“Services Agreements” is defined in Section 2.15(b).

“SRS Agreement” is defined in Section 6.6(c).

“Stockholder Approval” is defined in Section 4.1(a).

“Stockholder Joinder” is defined in Section 4.1(a).

“Stockholder Representative” is defined in Section 6.6(a).

“Stockholders” means the holders of shares of Company Capital Stock.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Return” is defined in Section 4.9(e).

“Subsidiary” is defined in Section 2.5(a).

“Subsidiary Securities” is defined in Section 2.5(b).

“Support Agreements” is defined in Section 2.14(q).

“Surviving Corporation” is defined in Section 1.1.

“Target Working Capital Amount” means an amount equal to $0.

“Target Working Capital Deficiency” is defined in Section 1.9(d)(ii)(A).

“Target Working Capital Excess” is defined in Section 1.9(d)(ii)(B).

“Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, escheat, profits, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374, and any liability incurred or borne by virtue of the application of Treasury

Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Matter” is defined in Section 4.9(e).

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Third Party Acquisition” is defined in Section 4.12.

“Third-Party Claim” is defined in Section 6.4(a).

“Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes any and all of the following, to the extent not solely owned by the Company: (A) software that is provided by Company to the Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.

“Transaction Event” means, with respect to any agreement, any assignment or other transfer of such agreement after the Closing within, to or among the Constant Contact, Inc. group of companies, including without limitation within, to or among Constant Contact, Inc.’s direct and indirect Affiliates.

“Transaction Approvals” is defined in Section 2.2(a).

“Transactions” is defined in Section 1.2.

“Transfer Taxes” shall have the meaning given in Section 4.9(j).

“Unresolved Objections” is defined in Section 1.9(c)(iii).

“User” means any Person who has downloaded from the Company website or third party application, or otherwise has access to, any Company Intellectual Property.

“Working Capital” means, as of the Closing, (a) current assets, including all security deposits, less (b) current liabilities (including the aggregate Acquisition Expenses except to the extent such Acquisition Expenses have been paid on or prior to the Closing Date, but excluding any deferred rents or lease payments), in each case, calculated in accordance with GAAP.

7.2. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Disclosure Schedule, as the context may require. References to “Schedule” or “Schedules” are intended to refer to the Company Disclosure Schedule. The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or the delivery to Parent of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

(g) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(h) All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after stockholder approval hereof:

(a) by mutual agreement of Parent and the Company;

(b) by Parent if the Stockholder Approval and the Stockholder Joinders are not obtained by 11:59 pm E.T. on the Agreement Date;

(c) by Parent or the Company, if the Closing Date shall not have occurred within thirty (30) days of the Agreement Date;

(d) by Parent, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if between the date hereof and the Closing, there shall have occurred a Company Material Adverse Effect;

(f) by Parent, if Parent is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 5.2 hereof would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Company, if the Company is not in material breach of any of its obligations under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 5.1 hereof would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Sections 4.3 hereof (Confidentiality), 4.4 hereof (Public Disclosure) and Article IX hereof (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after Stockholder approval hereof, by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought; provided, however, after Stockholder approval hereof, no such amendment shall be made which requires the further approval of Stockholders without such further approval.

8.4. Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, provided that no such waiver will in any way limit the rights of any Indemnified Party pursuant Article VI, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Holders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Holders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service, on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Telephone: (781) 472-8100

Email: rnault@constantcontact.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Attention: Phil Rossetti

if to the Company, to:

SinglePlatform, Corp.

17 Battery Place, 11th Floor

New York, NY 10004

Attention: Wiley Cerilli

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 20th Floor

New York, NY 10036

Attention: Ward Breeze

(b)	if to the Stockholder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile: (415) 962-4147

Telephone: (415) 367-9400

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 20th Floor

New York, NY 10036

Attention: Ward Breeze

9.2. Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto, the Company Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.3. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.5. Expenses.

(a) In the event the Merger is not consummated, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third Persons shall be the obligation of the party incurring such fees and expenses. To the extent not already paid, on the Closing Date, Parent shall cause the Surviving Corporation to pay the Acquisition Expenses as set forth in the Allocation Certificate.

(b) Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses of (i) the Payment Agent shall be paid solely by the Parent and (ii) the Escrow Agent shall be shared in equal parts by the Company and the Parent.

9.6. Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon each Holder and each of such Holder’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Parent and Merger Sub and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto, the Indemnified D&Os and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the holders of Company Capital Stock and the holders of Company Options, except to the extent the Stockholder Representative is expressly designated as the representative of such holders, the Indemnified Parties and the Indemnified D&Os and each Indemnified Party and each such party shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by such parties. Except as set forth in this Section 9.6(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any. It is expressly acknowledged that Section 4.11 shall not confer upon any Employee any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the matters set forth in Section 4.11 or elsewhere in this Agreement.

9.7. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.8. Amendment. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and the Stockholder Representative.

9.9. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in Boston, Massachusetts. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the Commonwealth of Massachusetts, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Holders and Stockholder Representative agree that, if any claim, action, suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Holders and Stockholder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

9.10. Certain Waivers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES”, EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO

(c) EACH OF THE COMPANY, PARENT AND MERGER SUB (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.12. Document Under Seal. It is the intent of the parties that this Agreement be a document under seal for all purposes of Delaware law.

9.13. Counterparts; Facsimile Delivery. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.14. Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

9.15. Time of the Essence. Time is of the essence of this Agreement.

9.16. Conflict Waiver. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (the “Firm”). After the Closing, the Firm may represent the holders of Company Capital Stock and the holders of Company Options, the Stockholder Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement or the Escrow Agreement, including, without limitation, matters related to the Escrow Amount and any claims related thereto pursuant to this Agreement. Parent and the Company hereby agree that the Firm (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement or the Escrow Agreement and any claims that may be made thereunder pursuant to this Agreement. The Firm (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement or the Escrow Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, under seal, or caused this Agreement to be executed and delivered, under seal, by its duly authorized representative, as of the Agreement Date.

SINGLEPLATFORM, CORP.

By:	/s/ Wiley Cerilli	SEAL
Name: Wiley Cerilli Title: CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

CONSTANT CONTACT, INC.

By:	/s/ Gail F. Goodman	SEAL
Name: Gail F. Goodman Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

MATCH ACQUISITION CORPORATION

By:	/s/ Gail F. Goodman	SEAL
Name: Gail F. Goodman Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Mark Vogel	SEAL
Name: Mark Vogel Title: Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

Determination of Earn-Out Consideration

1. Definitions. Each capitalized term used and not otherwise defined herein shall have the meaning assigned such term in the Agreement and Plan of Merger (the “Agreement”) dated as of June 12, 2012 among Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SinglePlatform, Corp., a Delaware corporation, and Shareholder Representative Services LLC, as Stockholder Representative. In addition, the following terms as used herein shall have the following meanings:

(a) “Earn-Out Payment Amount” means, with respect to a particular Earn-Out Period, an amount equal to the applicable “Base Earn-Out Payment” plus the “Over-Achievement Earn-Out Payment”, if any, calculated as set forth below:

		Base Earn-Out Payment Thresholds				Over-Achievement Earn-Out Payment Threshold
		At 75% of GAAP Revenue Target		At 100% of GAAP Revenue Target		At 150% of GAAP Revenue Target
Earn-Out Period Ending	GAAP Revenue Target	Revenue Achieved	Base Earn-Out Payment	Revenue Achieved	Base Earn-Out Payment	Revenue Achieved	Over- Achievement Earn-Out Payment	Total Base + Over- Achievement Earn-Out Payments
12/31/2012	$3,800,000	$2,850,000	$2,500,000	$3,800,000	$5,000,000	$5,700,000	$2,500,000	$7,500,000
6/30/2013	$8,900,000	$6,675,000	$2,500,000	$8,900,000	$5,000,000	$13,350,000	$2,500,000	$7,500,000
12/31/2013	$15,000,000	$11,250,000	$2,500,000	$15,000,000	$5,000,000	$22,500,000	$2,500,000	$7,500,000
6/30/2014	$21,800,000	$16,350,000	$2,500,000	$21,800,000	$5,000,000	$32,700,000	$2,500,000	$7,500,000

In the event that the Company’s Revenue with respect to a given Earn-Out Period is less than 75% of the “GAAP Revenue Target” for such Earn-Out Period, no Earn-Out Payment Amount shall be owed with respect to such Earn-Out Period. In the event that the Company’s Revenue with respect to a given Earn-Out Period is greater than 75%, but less than 100% of the GAAP Revenue Target for such Earn-Out Period, the Base Earn-Out Payment with respect to such Earn-Out Period shall be calculated on a pro rata basis, as set forth in the example calculation below. In the event that the Company’s Revenue with respect to a given Earn-Out Period is greater than 100%, but less than 150% of the GAAP Revenue Target for such Earn-Out Period, the Over-Achievement Earn-Out Payment with respect to such Earn-Out Period shall be calculated on a pro rata basis, as set forth in the example calculation below. In no case shall Revenue in excess of 150% of any GAAP Revenue Target increase any individual or aggregate Earn-Out Payment Amounts. A sample calculation demonstrating the intended effect of the foregoing is attached hereto as Schedule A.

(b) “Earn-Out Period” means each six-month period ending December 31, 2012, June 30, 2013, December 31, 2013 and June 30, 2014, respectively.

(c) “Revenue”, for any applicable period, shall mean (a) any transaction revenue generated by the Company, (b) any subscription revenue generated by “add-on” sales to the Parent’s email marketing, event marketing and social campaigns customers which utilize the Company for content distribution and (c) actual revenue recognized over time resulting from deferred revenue that appears on the Closing Balance Sheet, notwithstanding that such revenue will not be recognized as revenue on the consolidated financial statements of Parent, in all cases calculated in accordance with GAAP (adjusted for (c) above) ) and recognized ratably over the term of the contract from which such revenue derives.

2. Within five (5) Business Days after the Parent files its first Form 10-K or 10-Q (as applicable) with the U.S. Securities and Exchange Commission following the end of an Earn-Out Period, the Parent shall deliver to the Stockholder Representative a certificate setting forth the Parent’s calculation of the Earn-Out Payment Amount with respect to such Earn-Out Period (an “Earn-Out Notice”).

3. If the Stockholder Representative disagrees with any calculation in the Earn-Out Notice, the Stockholder Representative may, within thirty (30) days after the delivery of the Earn-Out Notice, deliver a notice of disagreement to Parent setting forth the Stockholder Representative calculation of the disputed amounts. Any such notice shall specify those items or amounts as to which the Stockholder Representative disagrees, and the Stockholder Representative shall be deemed to have agreed to all other items and amounts contained in the Earn-Out Notice. If the Stockholder Representative fails to deliver a notice of disagreement within such 30-day period, the Earn-Out Notice shall be final and binding on all the parties.

4. If a notice of disagreement is timely delivered by the Stockholder Representative pursuant to paragraph 3, Parent and the Stockholder Representative will use their good faith best efforts to resolve any such disagreement. If, within thirty (30) days of the date of receipt by Parent of the Stockholder Representative’s notice of disagreement, Parent and the Stockholder Representative are unable to resolve such disagreement, they shall promptly thereafter appoint the Neutral Accountant to review the disputed elements in the calculation of such Earn-Out Payment Amount, and to make its own calculation thereof. The Neutral Accountant shall, as promptly as practicable, deliver a report to Parent and the Stockholder Representative, and the calculation of such Earn-Out Payment Amount made by the Neutral Accountant shall be final and binding on all parties. The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Holders and the Parent based the percentage of the total amount of the total items in dispute as originally submitted to the Neutral Accountant that the Neutral Accountant determines (before such allocation) in favor of the other party. For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of the Holders’ position, 60% of the costs of its review would be borne by the Parent and 40% of the costs would be borne by the Holders.

5. Upon the final determination of such Earn-Out Payment Amount, each Holder shall become entitled to its Pro Rata Share thereof, which shall be payable to such Holder pursuant to Section 1.11 of the Agreement.

6. Following the Effective Time, until December 31, 2012 (the “Initial Support Period”), Parent shall provide financial resources to the Company during the Initial Support Period consistent with the operating plan agreed to by Parent and Company and attached hereto as Schedule B, including without limitation the funding of all expenditures contemplated in the Total Expenses calculations.

7. Nothing herein or in the Agreement shall create a fiduciary duty on the part of the Surviving Corporation, the Parent, or any of their respective Affiliates (or any of their respective directors, officers, employees, attorneys, financial advisors or other agents) to the Company or the Holders with respect to any contingent compensation (including any Earn-Out Payment Amounts).

Schedule A to Exhibit A

[Intentionally Omitted]

Schedule B to Exhibit A

[Intentionally Omitted]

EXHIBIT B1

Form of Restricted Stock Unit Agreement (Cerilli)

CONSTANT CONTACT, INC.

Restricted Stock Unit Agreement

Under 2012 Inducement Award Plan

(Time-Based Vesting)

AGREEMENT made between Constant Contact, Inc., a Delaware corporation (the “Company”), and                      (“you”) as of this          day of June, 2012 (the “Effective Date”), immediately after the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, Match Acquisition Corporation, SinglePlatform, Corp. and the Stockholder Representative (as defined therein), dated as of June 12, 2012.

For valuable consideration, receipt of which is acknowledged, the Company and you agree as follows:

1.	Grant of RSUs.

Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement and in the Constant Contact, Inc. 2012 Inducement Award Plan (the “Plan”), the Company has granted you Restricted Stock Units (“RSUs”) providing you with the right to receive                      shares of common stock (“Common Stock”), $0.01 par value per share, of the Company (the “Shares”).

2.	Vesting and Forfeiture.

(a)        While you remain employed by, or engaged to provide services on an individual basis to, the Company, 30% of the RSUs will vest on the first anniversary of the Effective Date, 35% of the RSUs will vest on each of the second and third anniversaries of the Effective Date, such that 100% of the RSUs will be fully vested on the third anniversary of the Effective Date. The date upon which any of the RSUs vest will be considered a “Vesting Date” for the RSUs that vest on that date. Any fractional Shares that would otherwise vest as of a particular date will be rounded down and carried forward to the next Vesting Date until a whole Share can be issued.

(b)        In the event of a Change of Control (as defined below), notwithstanding anything herein to the contrary, immediately prior to the closing of the Change of Control, 50% of the then outstanding and unvested RSUs shall automatically vest and the date on which the closing of such Change of Control occurs shall be a Vesting Date for purposes of this Agreement. Any then outstanding and unvested RSUs (after giving effect to the foregoing sentence) shall continue to vest as set forth in Section 2(a) above until 100% of the RSUs are vested, subject to the continuation of your employment or other service providing relationship with the Company, or its successor. Notwithstanding the foregoing provisions of Sections 2(b) and 2(c), if the Change of Control is also a Reorganization Event, the provisions of Section 7(b)(2) of the Plan shall also apply to the RSUs.

(c)        If, following a Change of Control, your employment or other service providing relationship with the Company is terminated by the Company, or its successor, without Cause (as defined below) prior to the one year anniversary of the date on which the closing of such Change of Control occurs, 100% of the then outstanding and unvested RSUs shall automatically vest and

4.	Transferability.

The RSUs and Shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. You may only transfer the Shares that may be issued pursuant to this Agreement following a Vesting Date that covers them.

5.	Withholding Taxes.

(a)        You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. You affirm that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)        The Company’s obligation to deliver Shares to you upon or after the vesting of the RSUs shall be subject to your satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements, as determined by the Company (“Withholding Taxes”).

(c)        You acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to you any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement.

(d)        Without limiting the generality of the foregoing Section 5(c), except as provided in the next sentence, the Company shall withhold a number of Shares issuable in payment of any vested RSUs having a Fair Market Value, as of the Vesting Date of such RSUs, equal to the Withholding Taxes with respect to such RSUs. If the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Withholding Taxes in such method, the Company may satisfy such Withholding Taxes by any one or combination of the following methods: (i) by requiring you to pay such Withholding Taxes in cash or by check; (ii) by deducting such Withholding Taxes out of any other compensation otherwise payable to you by the Company; and/or (iii) by allowing you to surrender shares of Common Stock which (x) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by you for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to such Withholding Taxes. The Company is hereby authorized to take such actions as are necessary to effect the withholding of any and all such Withholding Taxes in accordance with this Section 5(d). For purposes of this Section 5(d), the “Fair Market Value” of a Share as of any date shall be equal to the last reported sale price of the Common Stock on the NASDAQ Stock Market (or any other stock exchange or over-the-counter market on which the Company’s Common Stock is then traded) on such date.

6.	Securities Laws.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and you may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.

7.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to you with this Agreement. Any capitalized terms used in this Agreement but not otherwise defined in the Agreement shall have the same meaning as in the Plan.

8.	Miscellaneous.

(a)        Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representation or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

(b)        Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder shall be that of an unsecured general creditor of Company.

(c)        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)        Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.

(e)        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and you and its and your respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f)        Notice. Except as provided in Section 8(i), all notices required or permitted hereunder shall be in writing or provided and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention: Chief Human Resources Officer / General Counsel) and, for you, at your home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).

(g)        Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h)        Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i)        Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means or allow you to provide notices by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through anon-line or electronic system established and maintained by the Company or another third party designated by the Company.

(j)        Your Acknowledgments. You acknowledge that you: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iii) understand the terms and consequences of this Agreement; and (iv) are fully aware of the legal and binding effect of this Agreement.

[Signatures on Pages Following]

IN WITNESS WHEREOF, the Company has caused this grant to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

CONSTANT CONTACT, INC.

By:

Name:

Title:

Dated:

PARTICIPANT’S ACCEPTANCE

By signing below (or by accepting the foregoing grant through such other means as may be established by the Company or its third-party administrator from time to time), I hereby accept the foregoing grant and agree to the terms and conditions thereof and acknowledge receipt of a copy of the Plan.

PARTICIPANT:

Address:

Dated:

EXHIBIT B2

Form of Restricted Stock Unit Agreement (other Key Employees)

CONSTANT CONTACT, INC.

Restricted Stock Unit Agreement

Under 2012 Inducement Award Plan

(Time-Based Vesting)

AGREEMENT made between Constant Contact, Inc., a Delaware corporation (the “Company”), and                  (“you”) as of this              day of June, 2012 (the “Effective Date”), immediately after the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, Match Acquisition Corporation, SinglePlatform, Corp. and the Stockholder Representative (as defined therein), dated as of June 12, 2012.

For valuable consideration, receipt of which is acknowledged, the Company and you agree as follows:

1.	Grant of RSUs.

Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement and in the Constant Contact, Inc. 2012 Inducement Award Plan (the “Plan”), the Company has granted you Restricted Stock Units (“RSUs”) providing you with the right to receive                  shares of common stock (“Common Stock”), $0.01 par value per share, of the Company (the “Shares”).

2.	Vesting and Forfeiture.

(a)        While you remain employed by, or engaged to provide services on an individual basis to, the Company, 30% of the RSUs will vest on the first anniversary of the Effective Date, 35% of the RSUs will vest on each of the second and third anniversaries of the Effective Date, such that 100% of the RSUs will be fully vested on the third anniversary of the Effective Date. The date upon which any of the RSUs vest will be considered a “Vesting Date” for the RSUs that vest on that date. Any fractional Shares that would otherwise vest as of a particular date will be rounded down and carried forward to the next Vesting Date until a whole Share can be issued.

(b)        Absent any contrary provision in the Plan or any other applicable plan or agreement, if you cease to be employed by, or engaged to provide services on an individual basis to, the Company for any reason or no reason, you will immediately and automatically forfeit all rights to any of your RSUs that have Vesting Dates after the date your employment or engagement with the Company ends.

3.	Issuance of Shares.

Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), after each Vesting Date, the Company will issue to you (or your estate, or an account at a brokerage firm designated by the Company), within three (3) business days following such Vesting Date, one Share for each RSU that vested on such Vesting Date. Until each applicable Vesting Date, you will have no rights to any Shares, and until the Company delivers the Shares to you, you will not have any rights associated with such Shares, including without limitation voting rights, dividends or dividend equivalents.

the effective date of the termination of your employment or other service providing relationship shall be a Vesting Date for purposes of this Agreement. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Vesting Date occurs because of your termination of employment and if the Company determines that you are a “specified employee” as defined under Section 409A, then the distribution of newly vested Shares shall be delayed until the earlier of (i) the date that is six months plus one day after the date of termination and (ii) the 10th day after your date of death.

(d)        Absent any contrary provision in the Plan or any other applicable plan or agreement, if you cease to be employed by, or engaged to provide services on an individual basis to, the Company for any reason or no reason, you will immediately and automatically forfeit all rights to any of your RSUs that have Vesting Dates after the date your employment or engagement with the Company ends.

(e)        For the purposes of this Agreement:

    (1)        “Change of Control” shall mean (i) the consolidation or merger of the Company with or into any other corporation or other entity (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), (ii) the sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, or (iii) the sale or transfer, in a single transaction or series of related transactions, of outstanding capital stock representing at least a majority of the voting power of the outstanding capital stock of the Company immediately following such transaction; provided that if any portion of the RSUs is then subject to Section 409A, any resulting distribution of the covered shares will be delayed to comply with Section 409A unless the Change of Control is also a change in ownership or effective control of the Company (within the meaning of Treasury Regulation Section 1.409A-3(g)(5) or any successor regulation.

    (2)        If you are party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean willful misconduct by you or your willful failure to perform your responsibilities to the Company (including, without limitation, breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between you and the Company), as determined by the Company, which determination shall be conclusive. You shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after your resignation, that discharge for Cause was warranted.

3.	Issuance of Shares.

Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), after each Vesting Date, the Company will issue to you (or your estate, or an account at a brokerage firm designated by the Company), within three (3) business days following such Vesting Date, one Share for each RSU that vested on such Vesting Date. Until each applicable Vesting Date, you will have no rights to any Shares, and until the Company delivers the Shares to you, you will not have any rights associated with such Shares, including without limitation voting rights, dividends or dividend equivalents.

4.	Transferability.

The RSUs and Shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. You may only transfer the Shares that may be issued pursuant to this Agreement following a Vesting Date that covers them.

5.	Withholding Taxes.

(a)        You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. You affirm that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)        The Company’s obligation to deliver Shares to you upon or after the vesting of the RSUs shall be subject to your satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements, as determined by the Company (“Withholding Taxes”).

(c)        You acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to you any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement.

(d)        Without limiting the generality of the foregoing Section 5(c), except as provided in the next sentence, the Company shall withhold a number of Shares issuable in payment of any vested RSUs having a Fair Market Value, as of the Vesting Date of such RSUs, equal to the Withholding Taxes with respect to such RSUs. If the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Withholding Taxes in such method, the Company may satisfy such Withholding Taxes by any one or combination of the following methods: (i) by requiring you to pay such Withholding Taxes in cash or by check; (ii) by deducting such Withholding Taxes out of any other compensation otherwise payable to you by the Company; and/or (iii) by allowing you to surrender shares of Common Stock which (x) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by you for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to such Withholding Taxes. The Company is hereby authorized to take such actions as are necessary to effect the withholding of any and all such Withholding Taxes in accordance with this Section 5(d). For purposes of this Section 5(d), the “Fair Market Value” of a Share as of any date shall be equal to the last reported sale price of the Common Stock on the NASDAQ Stock Market (or any other stock exchange or over-the-counter market on which the Company’s Common Stock is then traded) on such date.

6.	Securities Laws.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and you may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.

7.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to you with this Agreement. Any capitalized terms used in this Agreement but not otherwise defined in the Agreement shall have the same meaning as in the Plan.

8.	Miscellaneous.

(a)        Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representation or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

(b)        Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder shall be that of an unsecured general creditor of Company.

(c)        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)        Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.

(e)        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and you and its and your respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f)        Notice. Except as provided in Section 8(i), all notices required or permitted hereunder shall be in writing or provided and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention: Chief Human Resources Officer / General Counsel) and, for you, at your home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).

(g)        Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h)        Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i)        Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means or allow you to provide notices by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through anon-line or electronic system established and maintained by the Company or another third party designated by the Company.

(j)        Your Acknowledgments. You acknowledge that you: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iii) understand the terms and consequences of this Agreement; and (iv) are fully aware of the legal and binding effect of this Agreement.

[Signatures on Pages Following]

IN WITNESS WHEREOF, the Company has caused this grant to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

CONSTANT CONTACT, INC.

By:

Name:

Title:

Dated:

PARTICIPANT’S ACCEPTANCE

By signing below (or by accepting the foregoing grant through such other means as may be established by the Company or its third-party administrator from time to time), I hereby accept the foregoing grant and agree to the terms and conditions thereof and acknowledge receipt of a copy of the Plan.

PARTICIPANT:

Address:

Dated:

EXHIBIT C

Form of Certificate of Merger

CERTIFICATE OF MERGER

of

MATCH ACQUISITION CORPORATION

(a Delaware corporation)

with and into

SINGLEPLATFORM, CORP.

(a Delaware corporation)

Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned DOES HEREBY CERTIFY THAT:

1. The names of the constituent entities that are to merge are Match Acquisition Corporation, a Delaware corporation (“Merger Sub”), and SinglePlatform, Corp., a Delaware corporation.

2. An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent entities in accordance with subsection (c) of Section 251 of the DGCL.

3. The name of the surviving corporation is SinglePlatform, Corp., a Delaware corporation (the “Surviving Corporation”).

4. At the effective time of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form attached hereto as Exhibit A , which shall be the certificate of incorporation of the Surviving Corporation.

5. The effective date of the merger shall be the date of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

6. A copy of the Merger Agreement between the aforesaid constituent entities is on file at an office of the surviving corporation at the following address: SinglePlatform Corp., 17 Battery Place, 11th Floor, New York, NY 10004.

7. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

* * * * *

IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by an authorized officer, as of June             , 2012.

SINGLEPLATFORM, CORP.

By:
Name:
Title:

[CERTIFICATE OF MERGER]

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SINGLEPLATFORM, CORP.

FIRST: The name of the Corporation is: SinglePlatform, Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under the Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SEVENTH (and none of the circumstances described in Section 4 of this Article SEVENTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

EXHIBIT D

Form of Certificate of Incorporation

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SINGLEPLATFORM, CORP.

FIRST: The name of the Corporation is: SinglePlatform, Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under the Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SEVENTH (and none of the circumstances described in Section 4 of this Article SEVENTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

EXHIBIT E

Form of Escrow Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

ESCROW AGREEMENT

This Escrow Agreement dated this [            ] day of June, 2012 (the “Escrow Agreement”), is entered into by and among SinglePlatform, Corp., a Delaware corporation (the “Surviving Corporation”), Constant Contact, Inc., a Delaware corporation (“Parent”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Holders’ agent under the Merger Agreement referenced below (the “Stockholder Representative”) (the Surviving Corporation, Parent and the Stockholder Representative collectively, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Match Acquisition Corporation, a Delaware corporation (“Merger Sub”), Parent, the Surviving Corporation and the Stockholder Representative have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Surviving Corporation, with the Surviving Corporation being the surviving corporation;

WHEREAS, the Merger Agreement provides that, at Closing, a cash amount equal to $9,750,000 (the “Escrow Amount”) shall be deposited into escrow to be held in accordance with the terms of this Escrow Agreement for the purpose of establishing a source of funds to secure (i) certain potential price adjustment obligations set forth in the Merger Agreement and (ii) the indemnification obligations of the Holders under Article VI of the Merger Agreement;

WHEREAS, the Surviving Corporation agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement;

WHEREAS, pursuant to the Merger Agreement, each of the Holders appointed the Stockholder Representative as agent and attorney-in-fact for each such Holder, for and on behalf of each such Holder, with full power and authority to represent each Holder and such Holder’s successors and assigns with respect to all matters arising under this Escrow Agreement, and all actions taken by the Stockholder Representative under this Escrow Agreement will be binding upon each such Holder and such Holder’s successors and assigns as if expressly ratified and confirmed in writing by each of them;

WHEREAS, in order to facilitate payments to the Holder pursuant to the Merger Agreement, the Surviving Corporation and the Stockholder Representative have appointed Wells Fargo Bank, National Association as “Payment Agent” under that certain Payment Agent Agreement dated of even date herewith by and among the Surviving Corporation, the Stockholder Representative, Parent and the Payment Agent; and

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, and that all references in this Escrow Agreement to the Merger Agreement are for convenience and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Property. Upon the execution hereof, Parent shall deliver or cause to be delivered to the Escrow Agent the aggregate amount of $9,750,000 (together with any other funds from time to time held in escrow hereunder, whether in cash or in the form of any investment or reinvestment or otherwise, including any income and other accessions thereto, the “Escrow Property”) in immediately available funds.

Section 1.2. Investments.

(a) The Escrow Agent is hereby authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by each of Parent and the Stockholder Representative. Any investment earnings and income on the Escrow Property (the “Escrow Interest”) shall be held by the Escrow Agent in escrow, and shall be disbursed in accordance with Section 1.5 of this Escrow Agreement.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3. Procedures with Respect to Indemnification Claims.

(a) Claim. If, at any time and from time to time from the date hereof until 5:00 pm Eastern Time on the date that is fifteen (15) months from the Closing Date (the “Claims Period”), any Indemnified Party desires to make a claim against the Escrow Property pursuant to its rights under Article VI of the Merger Agreement (each, a “Claim”), Parent, on its own behalf and/or on behalf of any of the other Indemnified Parties under the Merger Agreement (such claiming party, the “Claimant”), shall deliver a written notice of the Claim (a “Claims Notice”) to the Escrow Agent, with a copy to the Stockholder Representative, setting forth in reasonable detail the nature of the Claim, the estimated amount of damages to which the Claimant believes it is or may be entitled to under the Merger Agreement (the “Claimed Amount”) and Claimant payment delivery instructions.

(b) Response by the Stockholder Representative. No later than 5:00 pm Eastern Time on the twentieth (20th) day following but not including the date of receipt by the Escrow Agent of any Claims Notice (“Response Period”), the Stockholder Representative shall, with respect to such Claims Notice, by notice to the Escrow Agent, with a copy to Parent, (a “Response Notice”) either (i) concede liability for the Claimed Amount in whole, or (ii) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which the Stockholder Representative has not denied liability shall be deemed to have been conceded). If the Stockholder Representative denies

2

liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The portion of the Claimed Amount for which the Stockholder Representative has conceded liability is referred to herein as the “Conceded Amount.” If the Stockholder Representative has conceded liability for any portion of the Claimed Amount, the Escrow Agent shall promptly pay to the applicable Claimant the Conceded Amount; provided, however, that if the Stockholder Representative fails to deliver a Response Notice within the period described in this Section 1.3(b), the Stockholder Representative shall be deemed to have conceded the Claimed Amount in full (and the Claimed Amount shall constitute the Conceded Amount) and the Escrow Agent shall promptly pay to the applicable Claimant such Conceded Amount.

(c) Resolutions of Disputes.

(i) If the Stockholder Representative has denied liability for, or otherwise disputes, the Claimed Amount, in whole or in part, the Stockholder Representative and Parent, on behalf of itself and/or the applicable Claimant, shall attempt to resolve such dispute as promptly as possible. If Parent and the Stockholder Representative resolve such dispute, Parent and the Stockholder Representative shall deliver to the Escrow Agent a joint written notice signed by each of them (such joint notice, the “Conceded Amount Notice”). Such Conceded Amount Notice shall instruct the Escrow Agent to pay to the applicable Claimant the amount, if any, agreed to by Parent and the Stockholder Representative in settlement of such dispute.

(ii) If Parent and the Stockholder Representative fail to resolve such dispute within thirty (30) calendar days after receipt by Escrow Agent of the Response Notice corresponding to such dispute, the issue of liability for any such dispute with respect to such Claims described in the Claims Notice (the “Subject Claims”) may be submitted by any Party hereto to a state or federal court located and sitting in the State of Delaware (such court, the “Chosen Court”) for the purposes of obtaining a final, non-appealable order of such Chosen Court (an “Order”). Such Order shall contain the amount, if any, of the Party’s liability for the Claimed Amount as finally determined by such Chosen Court (the “Ordered Amount”).

(d) Payment of Claims. The Escrow Agent promptly shall pay, no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to the applicable Claimant from the Escrow Property: (i) following any concession (or deemed concession) of liability by the Stockholder Representative, in whole or in part, the Conceded Amount; (ii) following expiration of the Response Period (pursuant to receipt by the Escrow Agent of any Claims Notice) in which the Escrow Agent did not receive a Response Notice from the Stockholder Representative, the Claimed Amount; or (iii) following receipt by the Escrow Agent of any Order, the Ordered Amount (collectively, clauses (i), (ii) and (iii), the “Payment Events” and each, a “Payment Event”). Any Order pursuant to this Section 1.3 shall be accompanied by a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

Section 1.4. Disbursements.

(a) At any time following the expiration of the Claims Period, upon written instructions from the Stockholder Representative, the Escrow Agent shall release from the Escrow Property to Wells Fargo Bank, National Association, as Payment Agent, or in the case of any amounts owing to holders of Company Options that are on the payroll system of the Surviving Corporation, to the Surviving Corporation for payment to such holders of Company Options, any portion of the Escrow Property then remaining less the aggregate Claimed Amount for all then pending claims made pursuant to the Merger Agreement (the “Pending Claims”). The Parties understand that (i) any investment earnings included in

3

such Escrow Property transferred to the Payment Agent shall have been or shall be reported for tax reporting purposes, to the extent required by applicable IRS Regulations, by the Escrow Agent as provided in Section 1.5 below and (ii) such Escrow Property shall be disbursed by the Payment Agent pursuant to the terms of the Payment Agent Agreement.

(b) Upon receipt of a Conceded Amount Notice with respect to a particular Pending Claim, the Escrow Agent shall promptly pay to the applicable Claimant, as the case may be, the Conceded Amount.

(c) Upon receipt of an Order with respect to a particular Pending Claim, the Escrow Agent shall promptly pay to the applicable Claimant, as the case may be, the Ordered Amount, if any. Any Order pursuant to this Section 1.4 shall be accompanied by a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

(d) In the event that Parent and the Stockholder Representative jointly instruct the Escrow Agent to disburse any Escrow Property to any party, the Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

Section 1.5. Disbursement of Escrow Interest; Income Tax Allocation and Reporting.

(a) Tax Treatment and Reporting.

(i) The parties hereto agree to treat the Escrow Amount as owned by the Parent, in all cases to the extent not released to Holders pursuant to this Agreement, and to file all Tax Returns on a basis consistent with such treatment.

(ii) The parties hereto acknowledge and agree that the Escrow Amount shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization. The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, the Escrow Interest in any Tax year shall be reported as allocated to the Parent until the distribution of the Escrow Amount (or portions thereof) is determined and thereafter to the Parent and the Holders in accordance with their respective interests in the Escrow Amount consistent with Proposed Treasury Regulation Section 1.468B-8. The Escrow Agent annually shall file information returns with the United States Internal Revenue Service (the “IRS”) and provide payee statements to the Parent and the Stockholder Representative, documenting such Escrow Interest in a manner consistent with the foregoing.

(iii) Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall distribute to Parent out of the Escrow Property, only upon the written direction of the Parent, an amount equal to the product of (a) (i) Escrow Interest included in income pursuant to the immediately preceding sentence over (ii) the expenses referred to in the immediately preceding sentence, to the extent deductible for United States federal income tax purposes, but only to the extent greater than zero, and (b) the highest effective combined federal, state and local income tax rate applicable to a corporation with its principal place of business in New York, taxable at the highest marginal rates (after giving effect to income tax deductions for state and local taxes) (a “Parent Tax Distribution”). Parent shall provide the Escrow Agent with the calculated and final amount of such distributions and the dates by which they should be made and the Escrow Agent is entitled to rely without inquiry on the amounts and dates specified by Parent. The Escrow Agent shall make such distributions as directed, not later than five (5) Business Days prior to the date Parent is required to file estimated Tax Returns that include any such Escrow Interest in its income, and the Escrow Agent shall make such distributions immediately prior to any disbursement of Escrow Property to the Holders or the Stockholder Representative, provided, however, that no duplicate distributions shall be made with respect to such Escrow Interest.

4

(iv) Any disbursement of amounts in the Escrow Account to the Holders shall be treated for United States federal income tax purposes as consisting, in part, of imputed interest in the amount determined by the Parent in accordance with the Code and Treasury Regulations promulgated thereunder. To the extent permitted under applicable law, any portion of any payments or distributions to the Holders that is treated as imputed interest shall be treated as portfolio interest under Section 871(h) of the Code. To the extent permitted under applicable law, this Escrow Agreement is intended by the parties to be a book entry system maintained by Parent in accordance with Section 163(f) of the Code for purposes of qualifying the Escrow Amount as an obligation in registered form under Section 871(h) of the Code. No Stockholder shall assign its interest in the Escrow Amount to any person permitted by this Escrow Agreement without obtaining the prior written consent of the Parent and the Stockholder Representative. The Escrow Agent shall timely file information statements with the IRS and provide payee statements to the Stockholder Representative and the applicable Holders documenting the Holders’ share (in accordance with the Pro Rata Shares) of the imputed interest or any payment made hereunder, provided that such parties provide the Escrow Agent any necessary information for such statement. The Escrow Agent shall inform the Parent that the Escrow Agent filed such information returns and provided such payee statements.

(b) Certification of Tax Identification Number.

(i) Parent agrees to provide the Escrow Agent with any forms and documents that the Escrow Agent may reasonably request to complete such information returns and payee statements (collectively, the “Tax Reporting Documentation”), prior to any distribution to the Payment Agent or the applicable Holders. The Parties hereto understand that, in the event the Tax Reporting Documentation is not provided to the Escrow Agent, the Code may require withholding of a portion of any imputed interest or other payments made to the members of the Holders. To the extent that amounts are so withheld by the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Payment Agent or the applicable Holders in respect of whom such deduction and withholding was made by the Escrow Agent.

(ii) The Escrow Agent shall be entitled to be indemnified, defended and held harmless by Parent under this Section 1.5(c) from and against any tax, interest, penalty or similar cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, interest, penalty or similar expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. If the Escrow Agent is entitled to indemnification under the foregoing provisions of this Section 1.5(c), the Escrow Agent shall, upon the receipt of written consent from the Stockholder Representative and Parent, or upon final adjudication of Escrow Agent’s indemnification claim, withdraw and pay over to itself from the Escrow Property the amount of any such tax, interest, penalty or similar cost or expense assessed against the Escrow Agent.

Section 1.6. Termination. This Escrow Agreement shall terminate and be of no further force and effect on the date on which all of the Escrow Property, including any investment earnings thereon when credited, has been disbursed in accordance with this Escrow Agreement, except that the provisions of Section 1.5(c), Section 3.1 and Section 3.2 hereof shall survive termination.

5

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. Other than with respect to the definitions of certain terms used herein, which definitions are set forth in the Merger Agreement, references in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in good faith reasonable reliance upon the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable and documented compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees; provided, however, the Escrow Agent shall provide regular updates (at least monthly) to the Stockholder Representative and Parent as to the amount of any such fees incurred.

Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification.

(a) Subject to the provisions of this Section 3.1 and Section 1.5(c) hereof, each of (i) the Surviving Corporation and (ii) the Stockholder Representative (solely on behalf of the Holders and in its

6

capacity as the Stockholder Representative, not in its individual capacity), shall, severally (and not jointly), in equal proportion between the Surviving Corporation, on the one hand, and the Stockholder Representative, on the other hand, indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement, unless such loss, liability, cost, damage or expense shall have been caused by the willful misconduct or gross negligence of the Escrow Agent; provided, however, that the Surviving Corporation and the Stockholder Representative agree between themselves as follows:

(i) If the Escrow Agent is entitled to indemnification under the foregoing provisions of this Section 3.1, the Escrow Agent shall be entitled to be paid (A) by the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity), fifty percent (50%) of the amount of any such loss, liability, cost, damage and expense suffered or incurred by Escrow Agent, and (B) by the Surviving Corporation, the other fifty percent (50%) of the amount of any such loss, liability, cost, damage and expense suffered or incurred by Escrow Agent. For purposes of clarification, the Escrow Agent hereby agrees that it shall seek indemnification relating to any tax, late payment, interest, penalty or other cost or expense with respect to the Escrow Property contained in the Escrow Account only pursuant to the provisions of this Section 3.1 or Section 1.5(c), as applicable.

(ii) If and to the extent that such action, claim and proceeding against the Escrow Agent is by virtue of instructions given (or failed to be given) either solely by Parent or the Surviving Corporation or solely by the Stockholder Representative in connection with the release of (or failure to release) any of the Escrow Property (any such action, claim or proceeding being hereinafter referred to as an “Instructions Claim”), and (A) if such Instructions Claim arose by virtue of instructions given (or failed to be given) by Parent or the Surviving Corporation, the Surviving Corporation shall indemnify Escrow Agent for any such loss, liability, cost, damage or expense, and (B) if such Instructions Claim arose by virtue of instructions given (or failed to be given) by the Stockholder Representative, the Holders shall indemnify Escrow Agent for any such loss, liability, cost, damage or expense.

(b) The Escrow Agent shall have, and is hereby granted, a prior lien on the Escrow Property, superior to the interests of the Holders and the Surviving Corporation, with respect to unsatisfied indemnification obligations of the Holders or the Surviving Corporation pursuant to this Section 3.1, and is hereby granted the right to set off and deduct any unsatisfied indemnification obligations of the Holders or the Surviving Corporation pursuant to this Section 3.1 from the Escrow Property, but only upon final adjudication of Escrow Agent’s indemnification claim or Instructions Claim pursuant to Section 3.1(a)(i) or Section 3.1(a)(i)(ii).

(c) The Escrow Agent shall be entitled, upon the receipt of written consent from the Stockholder Representative (which consent shall not be unreasonably withheld) or upon final adjudication of an Instructions Claim, to withdraw and pay over to itself from the Escrow Property, as applicable, the amount of any such loss, liability, cost, damage and expense suffered or incurred by Escrow Agent. For the avoidance of doubt, if the Escrow Property has been depleted or released, the Escrow Agent is not prohibited from seeking indemnification for indemnifiable losses hereunder from the Stockholder Representative (solely on behalf of the Holders).

(d) Notwithstanding anything express or implied in this Section 3.1 to the contrary, the Escrow Agent shall not be entitled to indemnification pursuant to this Section 3.1 with respect to any loss, liability, cost, damage or expense suffered or incurred by Escrow Agent caused by the willful misconduct or gross negligence of the Escrow Agent.

7

(e) The provisions of Section 3.1 and Section 1.5(c) shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES RESULTING FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to Parent and the Stockholder Representative, and Parent and the Stockholder Representative may jointly remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by Parent and the Stockholder Representative, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If Parent and the Stockholder Representative have failed to jointly appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services rendered hereunder as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid (i) fifty percent (50%) by Parent and (ii) fifty percent (50%) by the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity). The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be reasonably compensated, which compensation shall be paid in accordance with the first sentence of this Section 3.4, unless such extraordinary services, costs or expenses are (A) solely for the benefit of the Holders and/or Stockholder Representative, in which case, the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity) shall pay such compensation or (B) solely for the benefit of the Surviving Corporation and/or Parent, in which case, the Surviving Corporation shall pay such compensation, in each case, for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The party or parties obligated to pay the fees of such extraordinary services pursuant to the preceding sentence shall, in the same proportion as the preceding sentence, indemnify the Escrow Agent for any such compensation owing to Escrow Agent pursuant to this Section 3.4 for such extraordinary services and such related costs and expenses, including reasonable attorneys’ fees and expenses, with respect to the Escrow Property. The Escrow Agent shall have, and is hereby granted, the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights arising from Section 3.1 and Section 1.5(c) of this Escrow Agreement from the Escrow Property in accordance with the terms set forth herein.

8

Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (i) receives an Order directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the Parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such Order or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement or Order without further question, inquiry, or consent.

Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7. Attachment of Escrow Property; Compliance with Legal Orders. In the event that all or any portion of the Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it reasonably deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; provided that the Escrow Agent shall first provide written notice to the Parties before otherwise embarking on any course of action or inaction in response to such legal or judicial process. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8. Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

9

ARTICLE 4

MISCELLANEOUS

Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and the Escrow Agent and, except as set forth in Section 4.12, shall require the prior written consent of the other Parties and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3. Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, (iv) by certified mail, return receipt requested, and postage prepaid, or (v) by electronic transmission; including by way of e-mail (as long as such email is accompanied by a PDF or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the Parties, be a signature set forth in Exhibit B-1 or Exhibit B-2, as applicable), with e-mail confirmation of receipt. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to the Escrow Agent or a Party, it shall be given at the address for the Escrow Agent or such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Surviving Corporation:

SinglePlatform, Corp.

17 Battery Place, 11th Floor

New York, NY 10004

Attention: CEO

Telephone: 646-503-2170

E-mail address: wiley@singleplatform.com

with a copy to (which shall not constitute notice):

Latham & Watkins, LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Philip P. Rossetti

Telephone: (617) 948-6002

Facsimile: (617) 948-6001

E-mail address: philip.rossetti@lw.com

And

10

Constant Contact, Inc.

1601 Trapelo Road

Waltham, MA 02451

Attention: Robert Nault

Telephone: 781-370-8634

Facsimile: 781-652-5288

E-mail address: rnault@constantcontact.com

If to the Parent:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, MA 02451

Attention: Robert Nault

Telephone: 781-370-8634

Facsimile: 781-652-5288

E-mail address: rnault@constantcontact.com

with a copy to (which shall not constitute notice):

Latham & Watkins, LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Philip P. Rossetti

Telephone: (617) 948-6002

Facsimile: (617) 948-6001

E-mail address: philip.rossetti@lw.com

If to the Stockholder Representative:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Telephone: (415) 367-9400

Facsimile: (415) 962-4147

E-mail address: deals@shareholderrep.com

with a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 20th Floor

New York, NY 10036

Attention: Ward Breeze

Telephone: 212-430-3134

Facsimile: 877-881-9325

E-mail address: wbreeze@gunder.com

If to the Escrow Agent:

11

Wells Fargo Bank, National Association

45 Broadway- 14th Floor

New York, NY 10006

Attention: Matthew Sherman, Corporate, Municipal and Escrow Solutions

Telephone: (212) 515-1573

Facsimile: (212) 509-1716

E-mail address: matthew.sherman@wellsfargo.com

Section 4.4. Governing Law; Jurisdiction. This Escrow Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding against the Parties or the Escrow Agent arising out of, or with respect to, this Escrow Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the courts of Delaware (the “Designated Courts”), and the Parties hereto and the Escrow Agent accept the exclusive jurisdiction of the Designated Courts for the purpose of any suit, action or proceeding. In addition, each Party hereto and the Escrow Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Courts has been brought in an inconvenient forum.

Section 4.5. Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ESCROW AGENT WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS ESCROW AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES OR THE ESCROW AGENT AGAINST ANY OTHER PARTY OR THE ESCROW AGENT OR ANY AFFILIATE OF ANY OTHER SUCH PARTY OR THE ESCROW AGENT, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AND THE ESCROW AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES AND THE ESCROW AGENT FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS ESCROW AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ESCROW AGREEMENT. EACH PARTY HERETO AND THE ESCROW AGENT ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO AND THE ESCROW AGENT HAVE BEEN INDUCED TO ENTER INTO THIS ESCROW AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.5. ANY PARTY OR THE ESCROW AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY AND THE ESCROW AGENT TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

Section 4.6. Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.7. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

12

Section 4.8. Waivers. The failure of any Party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.9. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.10. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes.

Section 4.11. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the Escrow Agent and the Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

Section 4.12. Stockholder Representative. Pursuant to the Merger Agreement, the Holders have appointed the Stockholder Representative, and such other persons as from time to time may be designated in substitution therefor, to act as its representative in connection with all matters under this Escrow Agreement, with full power and authority to take action required or permitted under this Escrow Agreement, including, but not limited to, the giving and receipt of all notices and consents and the execution and delivery of all documents, including any amendments hereto and any agreements and releases in connection with the settlement of any dispute hereunder. No change in the identity of the Stockholder Representative shall be binding on the Escrow Agent or the Buyer until it receives written notice thereof and documentation reasonably requested by the Escrow Agent to permit the Escrow Agent to comply with its statutory obligations.

[The remainder of this page left intentionally blank.]

13

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SINGLEPLATFORM, CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

CONSTANT CONTACT, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

By:
Name:
Title:	Managing Director

[SIGNATURE PAGE TO ESCROW AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

[Signatures on Following Page]

SINGLEPLATFORM, CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO AGENCY AND CUSTODY ACCOUNT DIRECTION]

CONSTANT CONTACT, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGENCY AND CUSTODY ACCOUNT DIRECTION]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

By:
Name:
Title:	Managing Director

[SIGNATURE PAGE TO AGENCY AND CUSTODY ACCOUNT DIRECTION]

EXHIBIT B-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as the authorized Stockholder Representative of the Holders and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of the Holders.

Name / Title	Specimen Signature

Paul Koenig
Name	Signature

Managing Director
Title

Mark Vogel
Name	Signature

Managing Director
Title

EXHIBIT B-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as the authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Parent.

Name / Title	Specimen Signature

Gail F. Goodman
Name	Signature

President & CEO
Title

Robert P. Nault
Name	Signature

Secretary, GC & VP
Title

Harpreet S. Grewal
Name	Signature

Treasurer, CFO & Executive VP
Title

Name	Signature

Title

EXHIBIT C

FEES OF ESCROW AGENT

Wells Fargo Corporate Trust Services Schedule of Fees for Escrow Agent Services SinglePlatform/Constant Contact SRS Escrow Agreement

Acceptance Fee:	Waived

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agent execution.

One Time Up-Front Escrow Agent Fee:	$2,500

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transactions processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of escrow account statements to all applicable parties. Tax reporting is included for up to Five (5) entities. Should additional reporting be necessary, a $25 per reporting charge will be assessed. This is a one time up-front fee payable at the time of Escrow Agreement execution.

Wells Fargo’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Number of Transfers to Escrow Accounts: Not more than Five (5)

•	Number of Transfers from Escrow Accounts: Not more than Five (5) per duration of escrow

•	Term of Escrow: Approx. – Fifteen (15) months

•	Appointment subject to receipt of requested due diligence information as per the USA Patriot Act

•	All funds/stock will be received from or distributed to a domestic or an approved foreign entity

•	If the account(s) does not open within three (3) months of the date shown below, this proposal will be deemed to be null and void

•	Finds will be invested in Wells Fargo Advantage Funds

Out-of-Pocket Expenses	None Anticipated

We will charge for out-of-pocket expenses in response to specific tasks assigned by the client or provided for in the escrow agreement. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of-pocket expenses.

This Schedule of Fees is subject to periodic review and adjustment by Wells Fargo. Nothing contained herein shall be deemed to be Wells Fargo’s acceptance of appointment as trustee, registrar, escrow, or such other related capacity, which is contingent upon final review, acceptance, and execution of governing documents. Appointment is subject to due diligence and conflict check.

Exhibit F

	Apr 30, 12	May 31, 12	June 12, 12
Assets
Cash	$520,108	$381,399	$310,342
Accounts Receivable	43,531	53,985	47,652
Prepaid Expenses	54,123	47,842	48,907
Security Deposits	102,318	102,318	102,318

Total Assets	$720,080	$585,544	$509,219

Liabilities
Accrued Expenses	$257,142	$372,831	$486,095
Accounts Payable	188,174	207,809	118,900
Taxes Payable	5,047	6,746	5,490
Deferred Revenue—Indiv	807,049	942,823	949,401
Deferred Revenue—Enter	43,379	59,988	64,770

Total Liabilities	$1,300,791	$1,590,196	$1,624,657

Net Working Capital	$(580,711)	$(1,004,652)	$(1,115,437)

EXHIBIT G1

Form of Shareholder Letter of Transmittal

LETTER OF TRANSMITTAL

For Delivery of Certificates Representing Capital Stock

of

SinglePlatform, Corp.

Surrendered in Connection with the Acquisition of

SinglePlatform, Corp.

By

Constant Contact, Inc.

This Letter of Transmittal, together with certificates for capital stock of SinglePlatform, Corp., and any other required documents should be sent or delivered to Wells Fargo Bank, National Association, a national banking association (the “Payment Agent”), at the address set forth below:

Delivery Instructions:

By Mail, Courier or

Overnight Delivery:

Wells Fargo Shareowner Services

Attention: P.A.S.S. Team

South St. Paul, MN 55075

For additional information please contact:

1-866-927-3919 (toll free) or (651)554-3954 (local)

or via email at acquisitionteam@wellsfargo.com.

IN CONNECTION WITH THE MERGER AGREEMENT, YOU MUST COMPLETE THE FOLLOWING:

•	COMPLETE THE REQUESTED INFORMATION AND SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED ON PAGE 6;
•	IF NECESSARY, COMPLETE THE REQUESTED INFORMATION UNDER CAPTION “MEDALLION GUARANTEE” ON PAGE 6;
•	COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 ON PAGE 7; AND
•	TRANSMIT YOUR CERTIFICATES REPRESENTING CAPITAL STOCK OF SINGLEPLATFORM, CORP. WITH THIS EXECUTED AND COMPLETED LETTER OF TRANSMITTAL VIA MAIL, COURIER OR OVERNIGHT DELIVERY AS INDICATED ABOVE.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

1

To Stockholders of SinglePlatform:

The undersigned has been advised and understands that the stockholders of SinglePlatform, Corp. (“SinglePlatform”) have been asked to consider approving that SinglePlatform enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among SinglePlatform, Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Shareholder Representative Services LLC, a Colorado limited liability company (“Stockholder Representative”), providing for the merger of Merger Sub with and into SinglePlatform (the “Merger”), leaving SinglePlatform as the surviving corporation and a wholly-owned subsidiary of Parent. The closing of the Merger will be effective (the “Effective Time”) at such time as all the conditions set forth in the Merger Agreement have been satisfied or waived and a certificate of merger is filed with the Delaware Secretary of State. The terms of the Merger Agreement and Merger are summarized in the Confidential Information Statement previously provided to the Stockholders of SinglePlatform. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The undersigned understands, acknowledges and agrees that this Letter of Transmittal (this “Letter of Transmittal”) has been submitted to the stockholders of SinglePlatform for the purpose of delivering stock certificates representing capital stock of SinglePlatform (the “SinglePlatform Certificates”) pursuant to the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the Effective Time each share of SinglePlatform capital stock will be converted into the right to receive cash consideration (the “Merger Consideration”). The undersigned understands that a portion of the Merger Consideration payable to the holders of SinglePlatform capital stock will be withheld and placed in escrow, as described below and as set forth in further detail in the Merger Agreement.

The undersigned understands, acknowledges and agrees that timely payment of Merger Consideration is contingent upon surrender of the undersigned’s SinglePlatform Certificate(s) together with this Letter of Transmittal, or a reproduction hereof, properly completed and signed, together with all accompanying evidences of authority in form satisfactory to Wells Fargo Bank, National Association, as Payment Agent. All questions as to validity, form and eligibility of a surrender of SinglePlatform Certificates hereunder will be determined by Wells Fargo Bank, National Association, as Payment Agent, (in consultation with Parent) and such determination shall be final and binding. If the SinglePlatform Certificate(s) has (have) been lost or destroyed, such fact should be noted where indicated on the face of this Letter of Transmittal. In such event, Wells Fargo Bank, National Association, as Payment Agent, will forward additional documentation and instructions necessary to be completed in order to effectively surrender the shares represented by such lost or destroyed SinglePlatform Certificate(s). No interest will be paid on amounts due for the shares of capital stock of SinglePlatform.

The undersigned further understands, acknowledges and agrees that (a) $9,750,000 of the aggregate Merger Consideration will be deposited in escrow to be used to satisfy any working capital adjustment and certain indemnification claims which may be asserted by the Parent following the Merger (with any unapplied portion thereof released from escrow and distributed to the stockholders approximately fifteen months thereafter except for amounts withheld in respect of any pending claims at such time) and (b) an additional $500,000 of the aggregate Merger Consideration (the “Expense Fund”) has been withheld for purposes of paying any expenses incurred by the Stockholder Representative on behalf of SinglePlatform and its stockholders that arise after the Merger, including, but not limited to, the costs and expenses of determining the net working capital adjustment required in connection with the Merger, and of the Payment Agent. Any balance of the Expense Fund not utilized for such purposes shall be returned when deemed appropriate by the Stockholder Representative.

Pursuant to the Merger Agreement, the undersigned is surrendering the SinglePlatform Certificates accompanied by this executed Letter of Transmittal. Delivery of the enclosed SinglePlatform Certificate(s) shall be effected, and risk of loss and title to such SinglePlatform Certificate(s) shall pass, only upon valid delivery thereof to Wells Fargo Bank, National Association, as Payment Agent, at the address given above.

2

Wells Fargo Bank, National Association, as Payment Agent, is hereby requested to deliver, as set forth below, and in accordance with the Merger Agreement, cash (less any amounts withheld in accordance with the terms of the Merger Agreement as described above) in exchange for SinglePlatform Certificates delivered herewith or lost, stolen or destroyed SinglePlatform Certificates that have been properly documented and take all necessary action to effect such delivery. The amount of cash delivered to the undersigned shall be computed on the basis of the aggregate number of shares (i) formerly represented by the SinglePlatform Certificate(s) so surrendered with this Letter of Transmittal and (ii) held by the undersigned and formerly represented by lost, stolen, or destroyed SinglePlatform Certificates that have been properly documented. No cash shall be delivered by Wells Fargo Bank, National Association, as Payment Agent, until each of the following documents have been validly delivered to Wells Fargo Bank, National Association, as Payment Agent, at the address given above: (i) this Letter of Transmittal, executed and properly completed, (ii) the Form W-9 (which is included in this Letter of Transmittal), or Form W-8BEN or W-8IMY, as applicable, executed by the undersigned, and (iii) all SinglePlatform Certificate(s) held by the undersigned, or the undersigned shall have complied with the instructions with respect to any lost, stolen, or destroyed SinglePlatform Certificate(s). Photocopies are not acceptable. The undersigned also acknowledges that each of SinglePlatform or Wells Fargo Bank, National Association, in its capacity as Payment Agent or in its capacity as Escrow Agent, may withhold certain amounts from the Merger Consideration that may be required to be withheld by applicable law.

Wells Fargo Bank, National Association, as Payment Agent, will make the payment check (or bank wire, in the event you complete Box H) representing the Merger Consideration into which the shares of SinglePlatform capital stock represented by the SinglePlatform Certificates surrendered herewith have been converted (less any amounts withheld in accordance with the terms of the Merger Agreement) payable to the registered holder(s) appearing under the caption “Certificate(s) Enclosed” on page 6 of this Letter of Transmittal. If such registered holder(s) are not listed on the bank account provided in Box H, a medallion guarantee is required in Box F of this Letter of Transmittal.

All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

In addition to the foregoing, by completion and delivery of this Letter of Transmittal, the undersigned hereby expressly represents, warrants, acknowledges, confirms and agrees with SinglePlatform as follows:

(i) The undersigned is the owner of record and the beneficial owner of all of the shares set forth in this Letter of Transmittal under the caption “Certificate(s) Enclosed” and has full power and authority to surrender the SinglePlatform Certificate(s) surrendered herewith, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature whatsoever.

(ii) The execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation or other business entity, approval by its Board of Directors or Managers and, if necessary, its stockholders or equityholders, as applicable) on the part of the undersigned, if any, and this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms.

(iii) The undersigned does not beneficially own any shares of capital stock of SinglePlatform, or rights to purchase any shares of capital stock of SinglePlatform, other than the shares represented by such SinglePlatform Certificate(s) identified under the caption of “Certificate(s) Enclosed” on page 6 of this Letter of Transmittal, or if the undersigned does beneficially own SinglePlatform capital stock registered in different names or with different addresses on SinglePlatform Certificate(s) not identified in this Letter of Transmittal, the undersigned has completed and submitted such other SinglePlatform Certificate(s) with a separate Letter of Transmittal.

3

(iv) The undersigned ratifies and agrees to the appointment of Shareholder Representative Services LLC, pursuant to the Merger Agreement, as the sole and exclusive, true and lawful agent, representative, proxy and attorney-in-fact of the undersigned with respect to any and all matters relating to, arising out of, or in connection with the Merger Agreement and the transactions contemplated thereby, including for purposes of taking any action or omitting to take any action on behalf of the undersigned under the Merger Agreement and the documents executed in connection therewith. The undersigned agrees that such agency, representation, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, and therefore are irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution nor liquidation of the undersigned. Without limiting the generality of the foregoing, Stockholder Representative is designated as the sole and exclusive, true and lawful agent, representative, proxy and attorney-in-fact of the undersigned for all purposes related to the Merger Agreement (including, without limitation, (a) service of process upon the undersigned, (b) receipt of all notices on behalf of SinglePlatform with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the SinglePlatform capital stock or any transaction contemplated by the Merger Agreement, (c) execution of the escrow agreement contemplated by the Merger Agreement and consummation of the transactions contemplated therein, (d) resolving any adjustments or issues relating to net working capital and adjustments to the merger consideration, (e) execution and delivery on behalf of the undersigned amendments or waivers hereto or to any other agreement contemplated thereunder, (f) negotiating, settling and resolving any and all disputes, compromises and settlements and paying any claims made in connection with the Merger Agreement or the transactions contemplated thereunder, (g) disbursing funds from the escrow fund and retaining from such funds an amount sufficient to satisfy the reasonable out-of-pocket costs and expenses payable by the Stockholder Representative in fulfilling its obligations thereunder, and (h) taking all other actions to be taken by or on behalf of the undersigned in connection with the Merger Agreement and documents related thereto and doing each and every act and exercising any and all rights which stockholders of SinglePlatform individually or collectively are permitted or required to do or exercise under the Merger Agreement and related transactions). In connection with the foregoing, the undersigned will indemnify and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact the Stockholder Representative is or was acting as the Stockholder Representative as further provided in the Merger Agreement.

(v) The undersigned hereby acknowledges that he, she or it is not entitled to any dissenters’ appraisal rights or similar rights or remedies under SinglePlatform’s certificate of incorporation (as in effect immediately prior to the Effective Time), Section 262 of the Delaware General Corporation Law, or any other applicable law, in connection with the Merger and the transactions contemplated by the Merger Agreement, and the undersigned hereby waives any claim to such rights.

(vi) The undersigned hereby represents and warrants that the mailing address and, if applicable, the bank wiring instructions, set forth in this Letter of Transmittal is the true, correct and complete mailing address and, if applicable, the bank wiring instructions, for the undersigned. It is the obligation of the undersigned to notify the Payment Agent of any change to the address set forth in this Letter of Transmittal.

(vii) The undersigned agrees to be bound and abide by the provisions of the Merger Agreement (including, without limitation, the agreement to be bound by the actions of the Stockholder Representative and the indemnification obligations of SinglePlatform’s stockholders thereunder) and the other documents and instruments to be executed in connection therewith.

The undersigned hereby understands, acknowledges and agrees that all of the representations, warranties and agreements contained in this Letter of Transmittal shall survive the Merger, notwithstanding

4

any investigation conducted, or knowledge acquired, with respect thereto. The undersigned hereby agrees to indemnify and hold harmless Parent, Merger Sub, SinglePlatform and each of their respective officers, managers, directors, shareholders, partners, members, affiliates, employees, counsel and agents, and shall reimburse the same for any damages arising from or in connection with, (a) any inaccuracy in the representations and warranties made by the undersigned in this Letter of Transmittal, or any actions, omissions or statements of facts inconsistent with any such representation or warranty, or (b) any failure by the undersigned to perform or comply with any agreement in this Letter of Transmittal, in each case in accordance with the terms of the Merger Agreement.

The undersigned hereby acknowledges that failure to provide a properly completed and signed Substitute Form W-9 (if the undersigned is a U.S. person), which is included in this Letter of Transmittal, or a properly completed and signed Form W-8BEN or W-8IMY (if the undersigned is not a U.S. person), may result in backup withholding of 28% under U.S. tax laws of any Merger Consideration payments made to the undersigned, and may result in a penalty imposed by the U.S. Internal Revenue Service.

This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

5

All stockholders must complete Boxes A, B, and G.

Please also read the “General Instructions” on page 9.

BOX A – Signature of Registered Stockholders	BOX B – Certificate(s) Enclosed
(Must be signed by all registered stockholders. Include legal capacity if signing on behalf of an entity)	Certificate Number(s) (Attach additional signed list, if necessary)	Number and Class of Shares Represented by Each Certificate
Signature

Signature

Telephone Number and/or Email Address	Total Shares Surrendered:

☐ Lost Certificates. I have lost my certificate(s) for                 shares and require assistance in replacing the shares. By checking this Box, I agree I have read Box B “Certificate Detail” under General Instructions and agree to the terms therein.

BOX C - New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check is to be issued in the name(s) of someone other than the registered holder(s) in Box E. ISSUE TO:	To be completed ONLY if the check is to delivered to an address other than that listed in Box E. MAIL TO:
Name	Name
Street Address	Street Address
City, State and Zip Code	City, State and Zip Code

☐ Please remember to complete and sign the Substitute Form W-9 in Box G on the next page or, if applicable, the enclosed W-8BEN form.

BOX E – Name and Address of Registered Stockholder(s)	BOX F – Medallion Guarantee
Please make any address corrections below	If you have completed Box C or all registered holders are not listed on the bank account provided in Box H (if you elected a wire payment), your signature must be Medallion Guaranteed by an eligible financial institution.
☐ Indicates permanent address change	Note: A notarization by a notary public is not acceptable

6

BOX G – Request for Taxpayer Identification Number and Certification – Substitute W-9

Certification: Under penalties of perjury, I certify that:		Social Security Number
1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and		-	-

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and	OR Employer Identification Number
/

3.	I am a U.S. citizen or other U.S. person (as defined in the instructions below)

Notification of Backup Withholding

☐ I have been notified by the Internal Revenue Service (IRS) that I am currently subject to backup withholding as a result of a failure to report all interest and dividends on my tax return. I understand that marking this box will result in backup withholding on any disbursements made to this account. You must also cross out item 2 above. “The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.”

Required: Check appropriate box for federal tax classification:

☐	Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership Trust/estate
☐	Limited liability company. Enter tax classification (C=C corporation, S=S corporation, P=partnership):

Signature: Date:

NOTICE TO NON-RESIDENT ALIEN INDIVIDUALS OR FOREIGN ENTITIES (e.g. foreign corporation, partnership or trusts): DO NOT COMPLETE THE ABOVE SUBSTITUTE FORM W-9. COMPLETE THE ENCLOSED FORM W-8BEN, OR OBTAIN ONE AT www.irs.gov OR CALL 877-262-8260 FOR COPY OF FORM W-8BEN. COMPLETE AND RETURN THE FORM W-8BEN CERTIFICATION OF FOREIGN STATUS. FAILURE TO DO SO WILL SUBJECT YOU TO FEDERAL BACKUP WITHHOLDING AT THE CURRENT APPLICABLE RATE.

BOX H – Optional Bank Wire Instructions

NOTE: This wire request is optional. A wire fee of $50.00 per account will be deducted from the proceeds. If you do not complete the information below, a check for the proceeds will be delivered to you at the address as it appears on the front of this Letter of transmittal. If the name on the bank account does not match the registration or does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box H and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection to the above referenced merger, please wire the entitled funds as follows:

ABA Routing Number

Bank Name

Bank Address

Name on Bank Account

Account Number (DDA)

SWIFT /IBAN (if applicable)

For Further Credit Acct #

For Further Credit Acct Name

By completion of Box H, the registered stockholder hereby agrees that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing Wells Fargo as paying agent to make payment of the merger consideration represented by this Letter of Transmittal to the bank account listed above.

7

General Instructions

Please read this information carefully.

•	BOX A-Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of a registered stockholder or entity your signature must include your legal capacity.

YOUR GUARANTOR (BANK/BROKER) WILL REQUIRE PROOF OF YOUR AUTHORITY TO ACT. CONSULT YOUR GUARANTOR FOR THEIR SPECIFIC REQUIREMENTS. YOU OR YOUR GUARANTOR MAY ACCESS THE SECURITIES TRANSFER ASSOCIATION (STA) RECOMMENDED REQUIREMENTS ON-LINE AT www.stai.org.

•

BOX B-Certificate Detail: List all certificate numbers and shares submitted in Box B. Any book-entry shares held by you will be automatically exchanged upon receipt of this properly completed Letter of Transmittal. If your certificate(s) are lost, please check the appropriate box below Box A, complete the Letter of Transmittal and return the Letter of Transmittal to Wells Fargo Shareowner Services. You will be contacted if a premium to obtain a bond of indemnity and/or additional documents are required to replace lost certificates. A one-time $50.00 fee will be deducted from your merger consideration payment for processing of Lost Certificates.

•

BOX C- New Registration: Provide the new registration instructions (name and address) in Box C. Complete Box G to certify tax identification number for new registration of U.S. citizen, resident or entity. Signature must be that of the new registration indicated. See notice to non-resident aliens above. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the Custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If this transaction results in proceeds at or above $14,000,000.00 in value please contact Wells Fargo Shareowner Services at the number listed below.

•	BOX D-One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction.

•	BOX E-Current Name and Address of Registered Stockholder: If your permanent address should be changed on Wells Fargo Shareowner Services records, please make the necessary changes in Box E.

•

BOX F-Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check or bank account names are or will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•

BOX G-Request for Taxpayer Identification Number and Certification—Substitute Form W-9: Complete Box G for registration of U.S. citizen resident or entity to certify tax identification number. Please provide the social security or employer identification number of the person or entity receiving payment, including signature and date for the above described shares. Completion of the Substitute Form W-9 certifies that receiver of the payment is not subject to backup withholding. Failure to complete the form will subject the recipient to the applicable federal income tax withholding from any cash payment made to them pursuant to the exchange.

•

Definition of U.S. Person: For federal tax purposes, you are considered a U.S. person if you are (1) An individual who is a U.S. citizen or U.S. resident alien, (2) A partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (3) An estate (other than a foreign estate), or (4) A domestic trust (as defined in regulation 301.7701-7).

•

BOX H – Wire Instructions: To elect a bank wire transfer please complete Box H in its entirety. A medallion guarantee is required in Box F if all registered stockholders are not listed on the bank account provided in Box H. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you.

•

Returning Certificates: Return this Letter of Transmittal with the certificate(s) to be exchanged only to Wells Fargo Shareowner Services at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.

By Mail to:	By Overnight Courier or Hand-Delivery to:
Wells Fargo Shareowner Services Attention: P.A.S.S. Team P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Shareowner Services Attention: P.A.S.S. Team 161 North Concord Exchange South St. Paul, MN 55075

For additional information please contact our Shareowner Relations Department at 1-866-927-3919 (toll free) or (651)554-3954 (local)

or via email at acquisitionteam@wellsfargo.com.

8

EXHIBIT G2

Form of Optionholder Letter of Transmittal

LETTER OF TRANSMITTAL

For Delivery of Option Cancellation Agreements

of

SinglePlatform, Corp.

Surrendered in Connection with the Acquisition of

SinglePlatform, Corp.

By

Constant Contact, Inc.

This Letter of Transmittal, together with the Joinder and Indemnification Agreement, and Option Cancellation Agreement., and any other required documents should be sent or delivered to Wells Fargo Bank, National Association, a national banking association (the “Payment Agent”), at the address set forth below:

Delivery Instructions:

By Mail, Courier or

Overnight Delivery:

Wells Fargo Shareowner Services

Attention: P.A.S.S. Team

South St. Paul, MN 55075

For additional information please contact:

1-866-927-3919 (toll free) or (651)554-3954 (local)

or via email at acquisitionteam@wellsfargo.com.

IN CONNECTION WITH THE MERGER AGREEMENT, YOU MUST COMPLETE THE FOLLOWING:

•	COMPLETE THE REQUESTED INFORMATION AND SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED ON PAGE 5;
•	IF NECESSARY, COMPLETE THE REQUESTED INFORMATION UNDER CAPTION “MEDALLION GUARANTEE” ON PAGE 5;
•	COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 ON PAGE 6; AND
•	RETURN AN EXECUTED COPY OF THE OPTION CANCELLATION AGREEMENT AND JOINDER AND INDEMNIFICATION AGREEMENT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

To Optionholders of SinglePlatform:

The undersigned has been advised and understands that the stockholders of SinglePlatform, Corp. (“SinglePlatform”) have been asked to consider approving that SinglePlatform enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among SinglePlatform, Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Shareholder Representative Services LLC, a Colorado limited liability company (“Stockholder Representative”), providing for the merger of Merger Sub with and into SinglePlatform (the “Merger”), leaving SinglePlatform as the surviving corporation and a wholly-owned subsidiary of Parent. The closing of the Merger will be effective (the “Effective Time”) at such time as all the conditions set forth in the Merger Agreement have been satisfied or waived and a certificate of merger is filed with the Delaware Secretary of State. The terms of the Merger Agreement and Merger are summarized in the Confidential Information Statement previously provided to the Stockholders and Optionholders of SinglePlatform. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The undersigned understands, acknowledges and agrees that this Letter of Transmittal (this “Letter of Transmittal”) has been submitted to the stockholders and certain optionholders of SinglePlatform for the purpose of delivering stock certificates representing capital stock of SinglePlatform (the “SinglePlatform Certificates”) and vested options exercisable for shares of capital stock of SinglePlatform, in each case, pursuant to the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the Effective Time each share of SinglePlatform capital stock and vested option to purchase SinglePlatform capital stock will be converted into the right to receive cash consideration (the “Merger Consideration”). The undersigned understands that a portion of the Merger Consideration payable to the holders of SinglePlatform capital stock and vested options to purchase SinglePlatform capital stock will be withheld and placed in escrow, as described below and as set forth in further detail in the Merger Agreement.

The undersigned understands, acknowledges and agrees that timely payment of Merger Consideration is contingent upon the undersigned’s submitting this Letter of Transmittal together with the Option Cancellation Agreement and Joinder and Indemnification Agreement (“Joinder”), properly completed and signed, together with all accompanying evidences of authority in form satisfactory to Wells Fargo Bank, National Association, as Payment Agent. All questions as to validity, form and eligibility of a surrender of SinglePlatform Options hereunder will be determined by Wells Fargo Bank, National Association, as Payment Agent, (in consultation with Parent) and such determination shall be final and binding. No interest will be paid on amounts due for the options to purchase capital stock of SinglePlatform.

The undersigned further understands, acknowledges and agrees that (a) $9,750,000 of the aggregate Merger Consideration will be deposited in escrow to be used to satisfy any working capital adjustment and certain indemnification claims which may be asserted by the Parent following the Merger (with any unapplied portion thereof released from escrow and distributed to the stockholders and optionholders approximately fifteen months thereafter except for amounts withheld in respect of any pending claims at such time) and (b) an additional $500,000 of the aggregate Merger Consideration (the “Expense Fund”) has been withheld for purposes of paying any expenses incurred by the Stockholder Representative on behalf of SinglePlatform and its stockholders and optionholders that arise after the Merger, including, but not limited to, the costs and expenses of determining the net working capital adjustment required in connection with the Merger, and of the Payment Agent. Any balance of the Expense Fund not utilized for such purposes shall be returned when deemed appropriate by the Stockholder Representative.

Wells Fargo Bank, National Association, as Payment Agent, is hereby requested to deliver, as set forth below, and in accordance with the Merger Agreement, cash (less any amounts withheld in accordance with the terms of the Merger Agreement as described above) in exchange for SinglePlatform Options cancelled and delivered herewith. The amount of cash delivered to the undersigned shall be computed on the basis of the aggregate number of shares represented by the vested options being surrendered by Optionholder less the aggregate exercise price for such vested option shares. No cash shall be delivered by Wells Fargo Bank, National Association, as Payment Agent, until each of the following documents have been validly delivered to Wells Fargo Bank, National Association, as Payment Agent, at the address given above: (i) this Letter of Transmittal, executed and properly completed, (ii) the Form W-9 (which is included in this Letter of Transmittal), or Form W-8BEN or W-8IMY, as applicable, executed by the undersigned, (iii) Joinder and (iv) Option Cancellation Agreement. The undersigned also acknowledges that each of SinglePlatform or Wells Fargo Bank, National Association, in its capacity as Payment Agent or in its capacity as Escrow Agent, may withhold certain amounts from the Merger Consideration that may be required to be withheld by applicable law.

2

Wells Fargo Bank, National Association, as Payment Agent, will make the payment check (or bank wire, in the event you complete Box H) representing the Merger Consideration into which the options surrendered herewith have been converted (less any amounts withheld in accordance with the terms of the Merger Agreement).

All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

In addition to the foregoing, by completion and delivery of this Letter of Transmittal, the undersigned hereby expressly represents, warrants, acknowledges, confirms and agrees with SinglePlatform as follows:

(i) The undersigned is the owner of record and the beneficial owner of all of the options set forth in this Letter of Transmittal under the caption “Company Vested Option(s) Held by Registered Holder” and has full power and authority to surrender the SinglePlatform options surrendered herewith, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature whatsoever.

(ii) The execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation or other business entity, approval by its Board of Directors or Managers and, if necessary, its stockholders or equityholders, as applicable) on the part of the undersigned, if any, and this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms.

(iii) The undersigned does not beneficially own any shares of capital stock of SinglePlatform, or rights to purchase any shares of capital stock of SinglePlatform, other than (a) the options identified under the caption of “Company Vested Option(s) Held by Registered Holder” on page 5 of this Letter of Transmittal and (b) shares of capital stock of SinplePlatform as set forth on a separate Letter of Transmittal under the caption “Certificate(s) Enclosed,” or if the undersigned does beneficially own SinglePlatform capital stock registered in different names or with different addresses on SinglePlatform Certificate(s) not identified in this Letter of Transmittal, the undersigned has completed and submitted such other SinglePlatform Certificate(s) with a separate Letter of Transmittal.

(iv) The undersigned ratifies and agrees to the appointment of Shareholder Representative Services LLC, pursuant to the Merger Agreement, as the sole and exclusive, true and lawful agent, representative, proxy and attorney-in-fact of the undersigned with respect to any and all matters relating to, arising out of, or in connection with the Merger Agreement and the transactions contemplated thereby, including for purposes of taking any action or omitting to take any action on behalf of the undersigned under the Merger Agreement and the documents executed in connection therewith. The undersigned agrees that such agency, representation, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, and therefore are irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution nor liquidation of the undersigned. Without limiting the generality of the foregoing, Stockholder Representative is designated as the sole and exclusive, true and lawful agent, representative, proxy and attorney-in-fact of the undersigned for all purposes related to the Merger Agreement (including, without limitation, (a) service of process upon the undersigned, (b) receipt of all notices on behalf of SinglePlatform with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the SinglePlatform capital stock or any transaction contemplated by the Merger Agreement, (c) execution of the escrow agreement contemplated by the Merger Agreement and consummation of the transactions contemplated therein, (d) resolving any adjustments or issues relating to net working capital and adjustments to the merger consideration, (e) execution and delivery on behalf of the undersigned amendments or waivers hereto or to any other agreement contemplated thereunder, (f) negotiating, settling and resolving any and all disputes, compromises and settlements and paying any claims made in connection with the Merger Agreement or the transactions contemplated thereunder, (g) disbursing funds from the escrow fund and retaining from such funds an amount sufficient to satisfy the reasonable out-of-pocket costs and expenses payable by the Stockholder Representative in fulfilling its obligations thereunder, and (h) taking all other actions to be taken by or on behalf of the undersigned in connection with the Merger Agreement and documents related thereto and doing each and every act and exercising

3

any and all rights which optionholders of SinglePlatform individually or collectively are permitted or required to do or exercise under the Merger Agreement and related transactions). In connection with the foregoing, the undersigned will indemnify and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact the Stockholder Representative is or was acting as the Stockholder Representative as further provided in the Merger Agreement.

(v) The undersigned hereby acknowledges that he, she or it is not entitled to any dissenters’ appraisal rights or similar rights or remedies under SinglePlatform’s certificate of incorporation (as in effect immediately prior to the Effective Time), Section 262 of the Delaware General Corporation Law, or any other applicable law, in connection with the Merger and the transactions contemplated by the Merger Agreement, and the undersigned hereby waives any claim to such rights.

(vi) The undersigned hereby represents and warrants that the mailing address and, if applicable, the bank wiring instructions, set forth in this Letter of Transmittal is the true, correct and complete mailing address and, if applicable, the bank wiring instructions, for the undersigned. It is the obligation of the undersigned to notify the Payment Agent of any change to the address set forth in this Letter of Transmittal.

(vii) The undersigned agrees to be bound and abide by the provisions of the Merger Agreement (including, without limitation, the agreement to be bound by the actions of the Stockholder Representative and the indemnification obligations of SinglePlatform’s optionholders thereunder) and the other documents and instruments to be executed in connection therewith.

The undersigned hereby understands, acknowledges and agrees that all of the representations, warranties and agreements contained in this Letter of Transmittal shall survive the Merger, notwithstanding any investigation conducted, or knowledge acquired, with respect thereto. The undersigned hereby agrees to indemnify and hold harmless Parent, Merger Sub, SinglePlatform and each of their respective officers, managers, directors, shareholders, partners, members, affiliates, employees, counsel and agents, and shall reimburse the same for any damages arising from or in connection with, (a) any inaccuracy in the representations and warranties made by the undersigned in this Letter of Transmittal, or any actions, omissions or statements of facts inconsistent with any such representation or warranty, or (b) any failure by the undersigned to perform or comply with any agreement in this Letter of Transmittal, in each case in accordance with the terms of the Merger Agreement.

The undersigned hereby acknowledges that failure to provide a properly completed and signed Substitute Form W-9 (if the undersigned is a U.S. person), which is included in this Letter of Transmittal, or a properly completed and signed Form W-8BEN or W-8IMY (if the undersigned is not a U.S. person), may result in backup withholding of 28% under U.S. tax laws of any Merger Consideration payments made to the undersigned, and may result in a penalty imposed by the U.S. Internal Revenue Service.

This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

4

OPTION CANCELLATION AGREEMENT

For Delivery of Company Options of

SinglePlatform, Corp.

Pursuant to the Agreement and Plan of Merger by and among

DELIVERY OF THIS OPTION CANCELLATION AGREEMENT TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS OPTION CANCELLATION AGREEMENT SHOULD BE READ CAREFULLY BEFORE THIS OPTION CANCELLATION AGREEMENT IS COMPLETED.

   NOTE: SIGNATURES MUST BE PROVIDED BELOW

All holders of Company Vested Options must complete Boxes A and B and sign on page 6. Please also read the “General

Instructions” on page 7.

BOX A – Signature of Registered Holder(s)	BOX B – Company Vested Option(s) Held by Registered Holder
(Must be signed by all registered holders of Company Options)	Date of Vested Option	Exercise Price per Share	Number of Shares For Which Each Vested Option Is Exercisable
Signature

Print Name Here

Telephone Number	Total Company Options Surrendered:
BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check is to be issued in the name(s) of (or wire transfer made to account of) someone other than the registered holder(s) in Box A. ISSUE TO:	To be completed ONLY if the check is to be delivered to an address other than that listed in Box E. MAIL TO:

Name	Name

Street Address	Street Address

City, State and Zip Code	City, State and Zip Code

Please remember to complete Box G if you were an employee of the [Company] at the time the Company Options were granted
BOX E – Name and Address of Registered Holder(s)	BOX F – Medallion Guarantee
Please confirm that your address below is correct or mark any corrections	If (and only if) you have completed Box C, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be

Medallion Guaranteed by an eligible financial institution.

☐ indicates permanent address change	Note: A notarization by a notary public is not acceptable

5

BOX G – Request for Taxpayer Identification Number and Certification – Substitute Form W-9
Certification: Under penalties of perjury, I certify that:		Social Security Number
1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and		-	-

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and	Employer Identification Number
/

3.	I am a U.S. citizen or other U.S. person (as defined in the instructions below)
Notification of Backup Withholding

            I have been notified by the Internal Revenue Service (IRS) that I am currently subject to backup withholding as a result of a failure to report all interest and dividends on my tax return. I understand that marking this box will result in backup withholding on any disbursements made to this account. You must also cross out item 2 above. “The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.”

Required: Check appropriate box for federal tax classification:

☐	Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership Trust/estate
☐	Limited liability company. Enter tax classification (C=C corporation, S=S corporation, P=partnership):

Signature: Date:

NOTICE TO NON-RESIDENT ALIEN INDIVIDUALS OR FOREIGN ENTITIES (e.g. foreign corporation, partnership or trusts): DO NOT COMPLETE THE ABOVE SUBSTITUTE FORM W-9. COMPLETE THE ENCLOSED FORM W-8BEN, OR OBTAIN ONE AT www.irs.gov OR CALL 877-262-8260 FOR COPY OF FORM W-8BEN. COMPLETE AND RETURN THE FORM W-8BEN CERTIFICATION OF FOREIGN STATUS. FAILURE TO DO SO WILL SUBJECT YOU TO FEDERAL BACKUP WITHHOLDING AT THE CURRENT APPLICABLE RATE.

BOX H – Optional Bank Wire Instructions

NOTE: This wire request is optional. A wire fee of $50.00 per account will be deducted from the proceeds. If you do not complete the information below, a check for the proceeds will be delivered to you at the address as it appears on the front of this Option Cancellation Agreement. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box H and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

ABA Routing Number

Bank Name

Bank Address

Name on Bank Account

Bank Account Number

For Further Credit To Name

For Further Credit To Account Number

Swift or IBAN (if applicable)

By completion of Box H, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Option Cancellation Agreement the person authorized to act on behalf of this account is directing Wells Fargo Bank, N.A. as Paying Agent to make payment of the merger consideration represented by this Option Cancellation Agreement to the bank account listed above.

2

General Instructions

Please read this information carefully.

•	BOX A-Signatures: All Company Option Holders must sign as indicated in Box A. If you are signing on behalf of an Optionholder your signature must include your legal capacity.

•	BOX B-Option Detail: List all option dates, exercise price and the number of shares into which the options submitted are exercisable in Box B.

•

BOX C-New Registration: Provide the new registration instructions (name and address) in Box C if your payment is to be made to anyone other than the registered holder of your Company Options. Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. If your payment is to be made to anyone other than the registered holder of your Company Options and this transaction results in proceeds at or above $14,000,000.00 in value to such party, please contact Wells Fargo Shareowner Services at the number listed below.

•	BOX D-One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box E will be used for any future payments and communications.

•

BOX E-Current Name and Address of Company Option Holder: Please confirm that the address here is the address that should be used for all future communications and payments (including distributions of funds held in the Escrow Account and Contingent Payments). If your permanent address should be changed on Wells Fargo Shareowner Services records, please make the necessary changes in Box E. If your permanent address should change in the future, please notify Wells Fargo Shareowner Services at the number listed below.

•

Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•

BOX G-Request for Taxpayer Identification Number and Certification—Substitute Form W-9: Complete Box G for registration of U.S. citizen, resident or entity to certify tax identification number. Please provide the social security or employer identification number of the person or entity receiving payment, including signature and date for the above described shares. Completion of the Substitute Form W-9 certifies that receiver of the payment is not subject to backup withholding. Failure to complete the form will subject the recipient to the applicable federal income tax withholding from any cash payment made to them pursuant to the exchange.

Circular 230 Disclosure: Internal Revenue Service regulations provide that, for the purpose of avoiding certain penalties under the Internal Revenue Code, taxpayers may rely only on opinions of counsel that meet specific requirements set forth in the regulations, including a requirement that such opinions contain extensive factual and legal discussion and analysis. Any tax advice that may be contained herein does not constitute an opinion that meets the requirements of the regulations. Any such tax advice therefore cannot be used, and was not intended or written to be used, for the purpose of avoiding any federal tax penalties that the Internal Revenue Service may attempt to impose.

•

Definition of “U.S. Person”: For federal tax purposes, you are considered a U.S. person if you are (1) An individual who is a U.S. citizen or U.S. resident alien, (2) A partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (3) An estate (other than a foreign estate), or (4) A domestic trust (as defined in U.S. Treasury Regulations section 301.7701-7).

•

BOX H – Wire Instructions: To elect a bank wire transfer please complete Box G in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

•

Returning Option Cancellation Agreement: Return this Option Cancellation Agreement only to Wells Fargo Shareowner Services at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method.

By Mail to:             By Overnight Courier or Hand-Delivery to:

Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
Attention: P.A.S.S. Team	Attention: P.A.S.S. Team
P.O. Box 64854	161 North Concord Exchange
St. Paul, MN 55164-0854	South St. Paul, MN 55075

For additional information please contact our Shareowner Relations Department at 1-866-927-3919 (toll free) or (651)554-3954 (local)

or via email at acquisitionteam@wellsfargo.com.

2

EXHIBIT H

Form of Option Cancellation Agreement

OPTION CANCELLATION AGREEMENT

This Option Cancellation Agreement (this “Agreement”) dated June __, 2012 is made by and between SinglePlatform, Corp., a Delaware corporation (the “Company”), and [                ] (“Optionholder”).

WHEREAS, Optionholder has previously been granted an option or options to purchase shares of the common stock, par value $0.0001 per share, of the Company (the “Shares”) under the SinglePlatform, Corp. 2010 Stock Plan (the “Plan”), as set forth on Exhibit A attached hereto (each an “Option” and collectively, the “Options”);

WHEREAS, the Company’s Board of Directors has unanimously approved, and recommended that the stockholders of the Company adopt and approve, an Agreement and Plan of Merger (as may be amended, modified or supplemented and in effect from time to time, the “Merger Agreement”) by and among the Company, Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corporation, a Delaware corporation (“Merger Sub”) and Shareholder Representative Services LLC, a Colorado limited liability company (“Stockholder Representative”) pursuant to which, among other things, Merger Sub will merge with and into the Company, leaving the Company as the surviving corporation and a wholly-owned subsidiary of Parent (the “Transaction”);

WHEREAS, this Agreement constitutes the Option Cancellation Agreement that is required to be delivered to the Company for Optionholder to receive its respective portion of the Merger Consideration with respect to the Options cancelled hereby, pursuant to the terms of the Merger Agreement;

WHEREAS, the consideration payable to Optionholder, in accordance with the Merger Agreement, is subject to deduction for Optionholder’s pro rata share of the Escrow Amount and the Expense Escrow Amount, which shall be deposited with the Escrow Agent and the Stockholder Representative, respectively, and will be subject to all of the terms and conditions of the Merger Agreement, the Escrow Agreement and any other escrow or other agreements entered into connection with the Expense Fund; and

WHEREAS, the parties hereto are entering into this Agreement to confirm Optionholder’s understanding of, and agreement with, the treatment of the Options in connection with the Transaction and to have Optionholder covenant to certain other matters in connection therewith as set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby acknowledge and agree to the following:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

2. Effect of Merger. Upon the Effective Time of the Merger, the portion of each Option held by Optionholder that is still in effect as of the Effective Time and is (i) unvested shall be automatically cancelled and of no further force or effect and (ii) vested and unexercised shall thereafter no longer be exercisable but shall entitle Optionholder, in cancellation and full settlement therefor, to receive an amount determined in accordance with the Merger Agreement (the “Option Consideration”), which amount shall be (A) net of a pro rata portion (determined on a basis consistent with the Merger Agreement) of the Escrow Amount of $9,750,000 and the Expense Escrow Amount of $500,000 and (B) subject to adjustment for changes after the Closing in accordance with Section 1.9 of the Merger Agreement.

3. Optionholder Agreements and Acknowledgements.

(a) Optionholder hereby acknowledges, agrees and understands that:

(i) Optionholder has had the opportunity to review a copy of this Agreement, the Merger Agreement and the Escrow Agreement and fully understands the terms and conditions contained, and the transactions provided for, herein and therein, including, without limitation, that the payment of the Option Consideration shall be governed by all of the terms and conditions of the Merger Agreement and the Escrow Agreement;

(ii) the Merger Agreement and the Escrow Agreement are not yet finalized and that changes may be made to any such documents until the time of Closing and, in the event there is a change to any such documents that is material and adverse to Optionholder, the Company will notify Optionholder of such change;

(iii) Optionholder has received a copy of, and has had an opportunity to review, the Stockholder Joinder, and further acknowledges, agrees and understands that Optionholder shall not be entitled to receive any Option Consideration until Optionholder has delivered to the Stockholder Representative a Stockholder Joinder, properly executed and completed by Optionholder;

(iv) Optionholder has informed, or by executing this Agreement is informing, the Company that Optionholder does not intend to exercise the Options prior to the consummation of the Transaction and desires instead to receive the cash payment in respect of the cancellation of the Options as described herein and pursuant to the Merger Agreement;

(v) Optionholder’s receipt of the Option Consideration (less any portion of the Escrow Amount not received in accordance with Section 3(a)(vi) below and/or the Expense Escrow Amount not received in accordance with Section 3(a)(viii) below) shall be in full settlement of Optionholder’s rights in respect of the Options and that the Options shall be cancelled and of no further force or effect upon the Closing of the Transaction;

(vi) if and when distributions of the Escrow Amount are actually made to the Holders in accordance with the Escrow Agreement, Optionholder will be entitled to receive a pro rata portion (determined on a basis consistent with the Merger Agreement) of such distributions;

(vii) Optionholder may not receive all or a portion of Optionholder’s pro rata share of the Escrow Amount as a result of the payment of (A) indemnification claims by the Indemnified Parties or (B) a post-Closing adjustment to the Merger Consideration pursuant to the Merger Agreement;

(viii) if and when the Stockholder Representative returns any of the Expense Escrow Amount to the Holders, Optionholder will be entitled to receive a pro rata portion (determined on a basis consistent with the Merger Agreement) of such amount;

(ix) Optionholder may not receive all or a portion of Optionholder’s pro rata share of the Expense Escrow Amount in the event the entire Expense Escrow Amount is utilized by the Stockholder Representative for the purposes contemplated in the Merger Agreement;

2

(x) to the extent that the Indemnified Parties become entitled to payments under the Merger Agreement in excess of the Escrow Amount, Optionholder, in accordance with the terms of the Merger Agreement and the Stockholder Joinder executed by Optionholder, will be obligated to contribute a pro rata portion of any such additional payment with the amount of such pro rata portion to be determined on the same basis as the determination of the Escrow Amount consistent with, and in the same manner as the other Holders under, the Merger Agreement; and

(xi) pursuant to the Merger Agreement, each of the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement or the Escrow Agreement to Optionholder such amounts as each of the Surviving Corporation and Escrow Agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.

(b) Optionholder hereby represents, warrants, covenants and agrees that:

(i) (A) Exhibit A attached hereto correctly reflects any and all Options granted to Optionholder that are outstanding as of the date of this Agreement, (B) if applicable, any other options for Company capital stock granted to Optionholder not listed on Exhibit A have been forfeited and Optionholder has no further rights with respect thereto, (C) Optionholder is the only legal and beneficial owner of all legal and equitable rights and claims of any kind with respect to the Options and (D) Optionholder has not assigned, pledged, or contracted to assign or pledge any such rights or claims;

(ii) Optionholder has the right, power, authority and capacity to execute, deliver and perform this Agreement and to perform Optionholder’s obligations under the Merger Agreement and the Stockholder Joinder executed by Optionholder, and to consummate the transactions contemplated herein and therein;

(iii) this Agreement has been duly and validly executed and delivered by Optionholder and constitutes Optionholder’s valid and binding obligation, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

(iv) neither the execution and delivery of this Agreement nor the performance by Optionholder of his or her obligations hereunder will conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (i) any contract or (ii) any law, in each case to which Optionholder is a party or by which it is bound or to which its assets or properties are subject.

4. Obligations of Optionholder. Optionholder agrees that the transactions contemplated herein do not in any way terminate, limit or otherwise restrict any of Optionholder’s duties and obligations under any nondisclosure, confidentiality, non-competition and/or other agreement to which Optionholder is a party with the Company, and any such duties or obligations under any such nondisclosure, confidentiality, non-competition and/or other agreement shall hereafter remain in full force and effect in accordance with their respective terms.

5. Miscellaneous.

(a) Further Actions. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to effectuate this Agreement.

3

(b) Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, nor any failure or delay on the part of any party hereto in the exercise or failing or delaying in the exercise of its rights of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with or of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(c) Facsimile and Electronic Signatures; Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each of the parties hereto respectively agrees that faxed or electronically transmitted copies of the signature pages of this Agreement, whether sent to any other party hereto or to such other party’s respective counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, and for all purposes whatsoever.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding against Company, Parent, Merger Sub, Surviving Corporation, or Stockholder Representative or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Designated Court”), and the Parties hereto accept the exclusive jurisdiction of the Designated Court for the purpose of any suit, action or proceeding. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Court and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Court has been brought in an inconvenient forum.

(e) Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder

4

shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Optionholder, to the address of Optionholder listed on the signature page hereto.

If to the Company, to:

SinglePlatform, Corp.

17 Battery Place, 11th Floor

New York, NY 10004

Attn: Chief Executive Officer

Telephone: 646-503-2170

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 20th Floor

New York, NY 10036

Attention: Ward Breeze

Telephone: 212-430-3134

Facsimile: 877-881-9325

And

Constant Contact, Inc.

1601 Trapelo Road

Waltham, MA 02451

Attention: Robert Nault

Telephone: (781) 370-8634

Facsimile: (781) 652-5288

And

Latham & Watkins, LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Philip P. Rossetti

Telephone: (617) 948-6002

Facsimile: (617) 948-6001

or to such other addresses as any such party may designate in writing in accordance with this Section 5(f).

(g) Entire Agreement; Assignment. This Agreement, the Merger Agreement, the Stockholder Joinder and the Escrow Agreement set forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all

5

prior agreements and understandings among the parties with respect to such subject matter. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by a party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void.

(h) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, Parent and Merger Sub shall be express third party beneficiaries under this Agreement and shall be entitled to enforce directly any of the provisions hereof. The Stockholder Representative is also a third party beneficiary of this Agreement.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any requirement of law, rule, regulation or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(j) Certain Interpretations.

(i) Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a “Section” or “Exhibit” means a Section or Exhibit as applicable, of this Agreement. The Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement (including any Exhibit incorporated by reference into this Agreement) as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive.

(ii) The parties hereto agree that they have had the opportunity to be advised with respect to the terms of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(k) Fees and Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

6

IN WITNESS WHEREOF, Optionholder has executed this Agreement as of the date first written above.

OPTIONHOLDER

By:

Name:

Title:

Name and address to which notices shall be sent to Optionholder prior to Effective Time (please print):

(NAME)

(STREET)

(CITY)	(STATE)	(ZIP)

SINGLEPLATFORM, CORP.

By:

Name:

Title:

EXHIBIT A

Date of Grant	Total Number of Shares Subject to the Option	Number of Shares underlying the vested portion (including acceleration, if any, in connection with the Merger) of the Option	Number of Shares underlying the unvested portion (after giving effect to acceleration, if any, in connection with the Merger) of the Option to be cancelled without consideration	Exercise Price Per Share	Escrow Amount*	Expense Escrow Amount	Aggregate Option Consideration (includes Escrow Amount and Expense Escrow Amount)*

[•]	[•]	[•]	[•]	$[•]	$[•]	$[•]	$[•]

*	These amounts are subject to post-Closing adjustment pursuant to the terms and conditions of the Merger Agreement.

EXHIBIT I

Form of Opinion Letter

June 12, 2012

Constant Contact, Inc.

1601 Trapelo Road

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel for SinglePlatform, Corp., a Delaware corporation (the “Company”), in connection with the negotiation, execution and delivery by the Company of the Agreement and Plan of Merger, by and among the Company, Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Shareholders Representative Services LLC, a Colorado limited liability company as the Stockholder Representative, dated as of June 12, 2012 (the “Merger Agreement”). This opinion is being rendered to you pursuant to Section 5.2(g) of the Merger Agreement. Capitalized terms not otherwise defined in this opinion have the meaning given them in the Merger Agreement.

In connection with the opinions expressed herein, we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Merger Agreement, a certificate of certain officers of the Company (the “Opinion Certificate”) and other certificates and statements of government officials. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified. In addition, we have reviewed the following agreements entered into in connection with the aforesaid transaction:

(i)	the Merger Agreement;

(ii)	the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”); and

Constant Contact, Inc.

June 12, 2012

(iii)	the Company’s Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and the Company’s Bylaws (the “Bylaws”), in each case as amended to date.

The agreements described in (i) and (ii) above are collectively referred to as the “Transaction Documents.”

In rendering this opinion we have also assumed that (A) the Merger Agreement has been duly and validly executed and delivered by Parent and Sub and the Merger Agreement has been duly and validly executed and delivered by the Stockholder Representative; (B) the representations and warranties made in the Merger Agreement by Parent and Sub are true and correct; (C) there are no facts or circumstances relating to Parent or Sub that (i) may prevent Parent or Sub from enforcing any of the rights to which our opinion relates or (ii) cause the Merger not to be effective upon the filing of the Certificate of Merger; and (D) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

In rendering the opinion set forth in paragraph 1 below as to the good standing of the Company, we have relied exclusively on certificates of public officials and the filing of the Company’s Business Corporation Biennial Statement with the New York State Department of State on or prior to the date hereof.

As used in this opinion, the phrase “to our knowledge” means as to matters of fact that, based on the actual knowledge of individual attorneys within this firm principally responsible for handling current matters for the Company, we find no reason to believe that the opinions expressed are factually incorrect, but beyond that we have made no factual investigation for the purposes of rendering this opinion. Specifically, but without limitation, we have made no inquiries of securities holders or employees (other than obtaining representations from certain officers of the Company in the Opinion Certificate as described above) of the Company. No inference as to our knowledge of the existence or absence of any facts should be drawn from the fact of our representation of the Company.

We note that the parties to the Merger Agreement have designated the laws of the State of Delaware as the laws governing the Merger Agreement. Our opinion in paragraph 2 below as to the validity, binding effect and enforceability of the Merger Agreement is premised upon the result that would be obtained if a Delaware court were to apply the internal laws of the State of Delaware to the interpretation and enforcement of the Merger Agreement. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those of Delaware are applicable to the subject matter hereof.

We are opining herein as to the effect on the subject transaction solely of the laws of the State of Delaware, the Delaware General Corporation Law and the federal laws of the United States known by us to be customarily applicable to transactions of the nature

Constant Contact, Inc.

June 12, 2012

contemplated by the Merger, and we express no opinion with respect to the effect or application of laws of any other jurisdiction or, in the case of Delaware, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In connection with our opinion in paragraph 4 below, with respect to such statutes, rules or regulations referenced therein, we have not made any special investigation as to the applicability of any specific statute, rule or regulation.

Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Company Disclosure Schedule, we are of the opinion that as of the date hereof:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to own its properties and assets, and conduct its business as, to our knowledge, it is currently conducted. The Company is authorized to do business in the State of New York.

2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement. All requisite corporate action on the part of the Company necessary for the authorization, execution, delivery and performance by the Company of its obligations under the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly taken.

3. The Merger Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The execution and delivery by the Company of the Merger Agreement, the Company’s compliance with the provisions of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement do not (a) conflict with or violate the Company’s Restated Certificate or Bylaws; or (b) violate or contravene (i) the Delaware General Corporation Law or any statute, rule, law or regulation of the United States or the State of New York applicable to the Company, or (ii) any order or judgment specifically identified on the Disclosure Schedule, if any.

5. No consent, approval authorization or designation of, declaration, notice or filing with, or any other action by, any United States federal, Delaware corporate or New York governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of the Merger Agreement or the consummation by the Company of the transactions contemplated thereby that are to be consummated as of the Closing Date, including the Merger, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Constant Contact, Inc.

June 12, 2012

6. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger shall become effective in accordance with the Delaware General Corporation Law.

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

(A) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

(B) We express no opinion as to the Company’s compliance or noncompliance with applicable federal or state securities, tax, antifraud or antitrust statutes, laws, rules and regulations, including, without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and we have assumed that all requirements under the HSR Act with respect to the transactions contemplated by the Merger Agreement have been satisfied.

(C) Our opinions are qualified by the limitations imposed by state law, federal law or general equitable principles upon the specific performance of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

(D) Our opinions are qualified by the effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing.

(E) We express no opinion as to the effect of any Delaware law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

(F) We express no opinion as to enforceability of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law.

(G) We express no opinion as to the enforceability of provisions purporting to provide that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Constant Contact, Inc.

June 12, 2012

(H) We express no opinion as to enforceability of provisions indemnifying a party against, or requiring contributions towards, that party’s liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or applicable securities laws.

(I) We express no opinion as to the enforceability of any provision in the Transaction Documents that purport to establish evidentiary standards or to make determinations conclusive, that purport to select a forum or manner for adjudication or resolution of disputes, or that purport to waive any party’s rights to adjudicate a claim or dispute through a jury trial.

(J) We note that a requirement that provisions of the Transaction Documents may only be waived in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

(K) We have assumed that the members of the Company’s Board of Directors have complied with their fiduciary duties in connection with the authorization and performance of the Merger Agreement and the transactions contemplated thereby.

(L) We have assumed that the Merger Agreement, and the transactions contemplated thereby, were fair and reasonable to the Company at the time of their authorization by the Company’s Board of Directors and stockholders within the meaning of Section 144 of the Delaware General Corporation Law.

In addition to the foregoing opinions, based upon the foregoing and other than as set forth in the Transaction Documents or the Company Disclosure Schedule to the Merger Agreement we supplementally confirm that, to our knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company that questions the validity of the Transaction Documents or the right of the Company to enter into the Transaction Documents. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors, nor have we undertaken any further inquiry whatsoever other than to request the Opinion Certificate from the Company.

[Remainder of page intentionally left blank.]

Constant Contact, Inc.

June 12, 2012

This opinion is rendered as of the date first written above solely for your benefit in connection with the Merger Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP

EXHIBIT J

Form of Stockholder Joinder

JOINDER AND INDEMNIFICATION AGREEMENT

This Joinder and Indemnification Agreement (this “Agreement”) is entered into as of June [__], 2012, by and between SinglePlatform, Corp., a Delaware corporation (“Company”), and the undersigned holder (“Holder”) of shares of Company Capital Stock and/or Company Options. Capitalized terms used but not defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger, dated June [__], 2012, by and among the Company, Constant Contact, Inc., a Delaware corporation (“Parent”), Match Acquisition Corporation, a Delaware corporation (“Merger Sub”), and the Stockholder Representative referred to therein (as the same may be amended, modified or supplemented and in effect from time to time, the “Merger Agreement”), a copy of which has been provided to Holder.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Holder (i) owns and is entitled to vote the number of shares of Company Capital Stock set forth on Schedule A attached hereto (such shares, together with any other shares for which ownership or voting power is directly or indirectly acquired by Holder prior to the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Subject Shares”) and/or (ii) owns the Company Options set forth on Schedule A attached hereto (the “Subject Options”);

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interest of the Company and its Stockholders to approve and adopt the Merger Agreement and each of the transactions contemplated thereby;

WHEREAS, pursuant to the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub would merge with and into the Company, with the Company as the surviving entity (the “Merger”);

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Merger, Holder has the right to receive (i) the applicable amount in cash determined in accordance with the Merger Agreement and (ii) a pro rata share of each of (a) any Closing Working Capital Excess amount, (b) any released Escrow Amount and (c) any Earn-Out Payment Amounts, as applicable, with respect to the Holder’s shares of the Company Capital Stock and/or Company Options, in each case, as more fully set forth in the Merger Agreement;

WHEREAS, Holder has received a copy of the Merger Agreement; and

WHEREAS, in order to induce the Company, Parent, Merger Sub and the Stockholder Representative to enter into the Merger Agreement, Holder has agreed to execute and deliver this Agreement, effective as of the Agreement Date, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

WAIVER OF APPRAISAL RIGHTS AND NOTICE

Section 1.1 Appraisal Rights. Holder hereby irrevocably waives and covenants not to exercise or perfect any and all dissenter’s or appraisal rights which Holder might otherwise be entitled to exercise or perfect with respect to any Subject Shares held by Holder under the Delaware General Corporation Law (“DGCL”) (it being acknowledged that Holder has received from the Company a copy of Section 262 of the DGCL and has reviewed and is familiar in all respects with Section 262 of the DGCL).

Section 1.2 Notice Requirement. Effective as of the Effective Time, Holder hereby irrevocably waives any right under the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), or otherwise, to notice of any of the transactions contemplated by the Merger Agreement.

ARTICLE II

RESTRICTIONS IN RESPECT OF SUBJECT SHARES AND SUBJECT OPTIONS

Section 2.1 Standstill in Respect of Subject Shares and Subject Options. Holder hereby agrees that, from and after the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, Holder and its Affiliates shall not, directly or indirectly, (including without limitation, entering into an agreement to do any of the following) unless specifically requested or consented to in writing by the Company and Parent in connection with the transactions contemplated under the Merger Agreement:

(a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (each, a “Transfer”), or enter into any contract, option or other agreement with respect to, or permit or consent to, a Transfer of, any or all of the shares of the Company Capital Stock, Company Options or any other securities of the Company, held by Holder (in each case, other than a Transfer contemplated by the Merger Agreement), except for Transfers by the laws of descent and distribution, or by operation of law (in which case this Agreement shall in each case bind the transferee and any subsequent transferees);

(b) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any securities or rights to acquire shares of the Company Capital Stock, Company Options or any other securities of the Company; or

(c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets, including, without limitation, any reference to a merger or sale of the Company or sale of all or substantially all of the Company’s securities or assets.

Section 2.2 Distributions, Etc. In the event of a stock dividend or distribution issued by the Company, or any change in the shares of the Company Capital Stock by reason of any stock dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, the terms “Subject Shares” and “Subject Options” shall be deemed to refer to and include the Subject Shares and Subject Options as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Subject Options may be changed or exchanged or which are received in such transaction.

2

ARTICLE III

JOINDER AND AGREEMENT REGARDING MERGER AGREEMENT OBLIGATIONS

Section 3.1 Joinder; Appointment of Stockholder Representative; Merger Agreement Obligations and Indemnification. By execution and delivery of this Agreement, effective as of the Agreement Date, Holder hereby (a) joins in and adopts, and agrees to comply with and to be bound by, all provisions applicable to the Stockholders and/or holders of Company Options (as applicable) under the Merger Agreement, including, without limitation, the indemnification obligations, covenants and agreements provided in Articles IV and VI of the Merger Agreement, as if such Holder is a party to the Merger Agreement, (b) irrevocably constitutes and appoints the Stockholder Representative as its true and lawful attorney in fact and agent to take all actions described in the Merger Agreement, the Payment Agent Agreement and the Escrow Agreement, including with respect to the Escrow Amount and the Expense Escrow Amount on behalf of Holder, (c) agrees that this power of attorney is irrevocable and coupled with an interest, may be delegated by the Stockholder Representative and shall survive the death or incapacity of Holder, (d) authorizes the Stockholder Representative to act for Holder in its name, place and stead, in any and all capacities in order to do and perform every act and thing required or permitted to be done by the Stockholder Representative pursuant to the terms of the Merger Agreement to the fullest extent that Holder might or could do in person and (e) agrees to the payment, including from the Escrow Expense Amount, of all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s rights and obligations under the Merger Agreement, the Escrow Agreement and the Payment Agent Agreement and the taking of any and all actions in connection therewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder hereby makes the following representations and warranties solely with respect to himself, herself or itself and not as to any other holder of shares of the Company Capital Stock or Company Options:

Section 4.1 Title. Holder is the record owner of (a) the shares of the Company Capital Stock set forth next to Holder’s name on Schedule A attached hereto, is entitled to vote (to the extent such shares of the Company Capital Stock have voting rights pursuant to the terms of the Charter in effect immediately prior to the Effective Time) such shares of the Company Capital Stock and owns such shares of the Company Capital Stock free and clear of any and all Liens, other than those created by this Agreement and/or the Investor Agreements, and (b) the Company Options set forth next to Holder’s name on Schedule A attached hereto. The shares of the Company Capital Stock and Company Options set forth next to Holder’s name on Schedule A attached hereto represent all of the shares of the Company Capital Stock, Company Options or other securities of the Company owned by the Holder.

Section 4.2 Authority. Holder has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms. If Holder is an entity or association, the person executing and delivering this Agreement on behalf of Holder has been duly authorized to do so by all necessary corporate or other action of Holder.

Section 4.3 No Violation. The execution, delivery and performance of this Agreement by Holder, and the consummation of the transactions contemplated hereby, will not (a) (in the case of a

3

Holder who not is a natural person), conflict with or violate any provision of the certificate of incorporation, by-laws, certificate of limited partnership, limited partnership agreement, certificate of formation or limited liability company agreement thereof, (b) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate or be in conflict with, or constitute a default under, or permit the amendment, modification or termination of, or cause or permit acceleration under, any material agreement, instrument, debt or obligation to which Holder is a party or to or by which Holder or any of the business or the assets thereof is subject or bound, in each case, except for any such agreement, instrument, debt or obligation that will terminate at or prior to consummation of the Merger, (c) require the consent of any party to any agreement or commitment to which Holder is a party, or to or by which Holder or any of the business or the assets thereof is subject or bound, except for any such agreement or commitment that will terminate at or prior to consummation of the Merger, (d) result in the creation or imposition of any Lien upon any of the Subject Shares, Subject Options or other securities of the Company held by Holder, or (e) violate any law, rule or regulation, or violate any order, judgment, decree or award of any court, governmental authority or arbitrator, to or by which Holder is subject or bound.

Section 4.4 Brokers. No financial advisor, investment banker, broker, finder, agent or other Person is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement pursuant to an agreement with Holder.

Section 4.5 Accuracy of Representations. The representations and warranties contained in this Agreement will be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time.

Section 4.6 Merger Agreement. Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Holder’s execution and delivery of this Agreement.

ARTICLE V

RELEASE OF CLAIMS

Section 5.1 Release. Effective upon the Effective Time, Holder hereby irrevocably releases and forever discharges Merger Sub, Parent, the Company and the Surviving Corporation and each of their respective successors and assigns, and each of the current or former stockholders, directors, officers, employees, agents and affiliates of any of them (collectively, “Releasees”), from all actions, causes of action, suits, claims and demands whatsoever, in law or in equity arising out of or relating to his, her or its relationship with the Company in any capacity or otherwise relating to the Company (collectively “Claims”), of, by or in favor of Holder or any of its successors, assigns, heirs, administrators, affiliates and legal representatives (each, a “Releasor”), which Releasor ever had, now has, or hereafter shall or may have, against any or all of Releasees, whether known or unknown, contingent or accrued, including, without limitation, any Claims arising from the beginning of time through the date of this Agreement and any Claims relating to Releasor’s ownership of any shares of the Company Capital Stock, Company Options or other securities of the Company, the capital structure and affairs of the Company, or the service by Holder (or its designee or anyone else) as a director, employee, officer, advisor, representative or consultant of the Company, including any and all such Claims under any contract, agreement, or otherwise (including, for the avoidance of doubt, any and all claims under, related to, or in connection with, the agreements referenced in Section 6.2 herein); provided, however, that, notwithstanding anything in this Agreement to the contrary, this release shall not affect any of the obligations of Parent, Merger Sub, the Company or the Surviving Corporation under the Merger Agreement and nothing in this Agreement shall be deemed to release or waive (and Releasor retains in

4

full) (a) any rights or claims that may arise under the Merger Agreement or that may arise under any other agreement or instrument contemplated by and/or delivered in connection with the Merger Agreement or (b) any rights, claims or entitlements to any fees, salary, bonuses, other compensation or employment benefits earned or accrued prior to the Effective Time by or for the benefit of Releasor in respect of services performed by Releasor (or its designee) as a director, employee, officer, advisor or consultant of the Company prior to the date hereof.

Section 5.2 No Commencement of Released Claims. Releasor agrees, effective upon the date hereof and to the fullest extent permitted by law, not to commence, aid, prosecute or cause to be commenced or prosecuted, any action or other proceeding based upon any of the Claims which are released by Section 5.1. Releasor acknowledges and agrees that, except as expressly limited in this ARTICLE V, this release releases and precludes, effective upon the date hereof, inter alia, any Claims against any of the Releasees of which Holder is not now aware and of which Releasor may only become aware at some later date. Nevertheless, Releasor fully and freely intends to and does, by executing this release and effective upon the Effective Time, release any and all such Claims.

Section 5.3 No Assignment. Holder, on its behalf and on behalf of its affiliates, (a) represents and warrants that neither it nor any of its affiliates has assigned and (b) covenants that it and each of its affiliates will not assign, to any other Person, any Claim or potential Claim released above against the Releasees.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) Subject to Section 6.1(b), this Agreement shall terminate, and no party hereto shall have any further rights or obligations hereunder, upon the termination of the Merger Agreement prior to the Effective Time in accordance with its terms.

(b) Notwithstanding Section 6.1(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to the date of such termination, and (ii) the provisions of Article VII of this Agreement shall survive the termination of this Agreement.

Section 6.2 Termination of Other Agreements. Effective as of, and contingent upon, the Closing, Holder, to the extent it is party thereto, hereby approves and consents to the termination of, and agrees that upon such termination no party thereto shall have any further rights, claims or obligations under, each of the following agreements (as each may have been amended and/or restated to date): (i) that certain Amended and Restated Voting Agreement, dated July 25, 2011, (ii) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 25, 2011, (iii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 25, 2011, (iv) that certain Series Seed Preferred Stock Purchase Agreement, dated as of September 21, 2010, (v) Series A Preferred Stock Purchase Agreement, dated as of July 25, 2011 and (vi) those certain Management Rights Agreements dated September 21, 2010.

5

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Actions. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to effectuate this Agreement.

Section 7.2 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 7.3 Facsimile Signatures; Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each of the parties hereto respectively agrees that faxed or electronically transmitted copies of the signature pages of this Agreement, whether sent to any other party hereto or to such other party’s respective counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, and for all purposes whatsoever.

Section 7.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding against the Company, Parent, Merger Sub, Surviving Corporation, the Stockholder Representative or the holders of Company Capital Stock or Company Options or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the courts of Delaware (the “Designated Courts”), and the parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any suit, action or proceeding. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Courts has been brought in an inconvenient forum.

Section 7.5 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS

6

IN THIS SECTION 7.5. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

Section 7.6 Notices. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage and fees prepaid or by recognized overnight courier to the other party hereto at the following addresses:

if to Holder, to the address of Holder listed on the signature page hereto.

if to the Company, to:

SinglePlatform, Corp.

17 Battery Place, 11th Floor

New York, NY 10004

Attention: Wiley Cerilli

E-mail address: wiley@singleplatform.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 20th Floor

New York, NY 10036

Attention: Ward Breeze

Facsimile: 877-881-9325

E-mail address: wbreeze@gunder.com

And

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street Boston, MA 02116

Attn: Philip P. Rossetti

Facsimile: (617) 948-6001

E-mail address:

or to such other addresses as any such party may designate in writing in accordance with this Section 7.6.

Section 7.7 Entire Agreement; Assignment. This Agreement sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by a party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void.

Section 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or

7

remedies of any nature whatsoever under or by reason of this Agreement; provided that Parent and Merger Sub shall be express third party beneficiaries under this Agreement and shall be entitled to enforce directly any of the provisions hereof.

Section 7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any requirement of law, rule, regulation or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.10 Certain Interpretations.

(a) Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a “Section”, “Article” or “Exhibit” means a Section, Article, or Exhibit as applicable, of this Agreement. The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement (including any Exhibit incorporated by reference into this Agreement) as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive.

(b) The parties hereto agree that they have had the opportunity to be advised with respect to the terms of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 7.11 Fees and Expenses. Except by reason of giving effect to ARTICLE III, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses

Section 7.12 Incorporation into Merger Agreement. For the avoidance of doubt, Holder hereby acknowledges and agrees that Parent, Merger Sub and the Surviving Corporation are express third party beneficiaries of this Agreement and shall be entitled to enforce directly any of the provisions hereof, and Holder shall be bound by the terms of the Merger Agreement with the same force and effect, as if such Holder had signed the Merger Agreement directly.

[Remainder of this page intentionally left blank]

8

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

HOLDER:

By:
Name:
Title:

Name and address to which notices shall be sent to Holder prior to Effective Time (please print):

(NAME)

(STREET)

(CITY) (STATE) (ZIP)

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

SINGLEPLATFORM, CORP.

By:
Name: Wiley Cerilli
Title: CEO

Schedule A1

❑	Common Stock:

❑	Series A-1 Preferred Stock:

❑	Series A Preferred Stock:

❑	Options to purchase Common Stock:

[1]	Schedule A to list all outstanding shares of the Company Capital Stock and Company Options held by the applicable Holder.

EXHIBIT K1

Form of Retention Agreement (previously hired employees)

[CTCT Letterhead]

June __, 2012

[Insert Name and Address of Employee]

Dear                     :

As you may know, Constant Contact, Inc. (“CTCT”) has acquired SinglePlatform, Corp. (“SinglePlatform”) in a merger transaction (the “Acquisition”). We believe that your continued efforts are important to SinglePlatform’s continued success. Therefore, to incentivize you to remain committed to the success of SinglePlatform, we are offering a retention bonus which is outlined below (the “Retention Bonus”). We are happy to discuss any questions you may have regarding this bonus; however, we do ask that you please keep the contents of this letter confidential.

You will be eligible to receive a Retention Bonus from us equal to $[AMOUNT], with 25% payable with the first payroll following the Acquisition and the remaining 75% payable with the first payroll following the first anniversary of the Acquisition, but only if you satisfy the following conditions:

1.	You must be employed by SinglePlatform or CTCT on the date the Retention Bonus is payable; and

2.	You must sign and return the attached Non-Competition, Non-Disclosure and Non-Solicitation Agreement and/or any additional non-competition, non-disclosure and non-solicitation agreement that SinglePlatform or CTCT requests you to sign (including after the date hereof) that contains terms that are no more restrictive and are no less favorable than those applicable to other similarly situated employees of CTCT.

Additionally, nothing contained in this letter gives you the right to continue to be employed by SinglePlatform or CTCT, any of their subsidiaries or any successors or restricts SinglePlatform’s or CTCT’s right to terminate you at any time, with or without cause. If you employment with SinglePlatform or CTCT is terminated for any reason, you will forfeit your right to the Retention Bonus.

All amounts payable will be less any required tax and other withholdings.

We are counting on your continued support. Please indicate your acceptance of the terms and conditions of this letter agreement by signing and dating it below and returning it to me.

Very truly yours,

[signature]

Constant Contact, Inc.

Agreed and Accepted.

[Name]

Date

EXHIBIT K2

Form of Retention Agreement (recently hired employees)

[CTCT Letterhead]

June __, 2012

[Insert Name and Address of Employee]

Dear                 :

As you may know, Constant Contact, Inc. (“CTCT”) has acquired SinglePlatform, Corp. (“SinglePlatform”) in a merger transaction (the “Acquisition”). We believe that your continued efforts are important to SinglePlatform’s continued success. Therefore, to incentivize you to remain committed to the success of SinglePlatform, we are offering a retention bonus which is outlined below (the “Retention Bonus”). We are happy to discuss any questions you may have regarding this bonus; however, we do ask that you please keep the contents of this letter confidential.

You will be eligible to receive a Retention Bonus from us equal to $[AMOUNT], payable in full with the first payroll following the first anniversary of the Acquisition, but only if you satisfy the following conditions:

1.	You must be employed by SinglePlatform or CTCT on the date the Retention Bonus is payable; and

2.	You must sign and return the attached Non-Competition, Non-Disclosure and Non-Solicitation Agreement and/or any additional non-competition, non-disclosure and non-solicitation agreement that SinglePlatform or CTCT requests you to sign (including after the date hereof) that contains terms that are no more restrictive and are no less favorable than those applicable to other similarly situated employees of CTCT.

Additionally, nothing contained in this letter gives you the right to continue to be employed by SinglePlatform or CTCT, any of their subsidiaries or any successors or restricts SinglePlatform’s or CTCT’s right to terminate you at any time, with or without cause. If you employment with SinglePlatform or CTCT is terminated for any reason, you will forfeit your right to the Retention Bonus.

All amounts payable will be less any required tax and other withholdings.

We are counting on your continued support. Please indicate your acceptance of the terms and conditions of this letter agreement by signing and dating it below and returning it to me.

Very truly yours,

[signature]

Constant Contact, Inc.

Agreed and Accepted.

[Name]

Date

EXHIBIT L

Form of Payment Agent Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

PAYMENT AGENT AGREEMENT

This Payment Agent Agreement dated as of June [__], 2012 (this “Agreement”) by and among (i) Constant Contact, Inc., a Delaware Corporation (“Parent”), (ii) SinglePlatform, Corp., a Delaware corporation (the “Company”), (iii) Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholder Representative”), solely in its capacity as the representative of the Holders, and (iv) Wells Fargo Bank, National Association, a national banking association, as payment agent (the “Payment Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Match Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Buyer (“Merger Sub”), the Company, the Stockholder Representative and the other parties that execute joinders thereto.

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company to be the surviving entity in the Merger (the “Surviving Corporation”);

WHEREAS, by virtue of the Merger, at the Effective Time of the Merger, among other things, the Company Capital Stock and Company Options (other than any Dissenting Shares and any shares of Company Capital Stock held immediately prior to the Effective Time by the Company as treasury stock (“Treasury Shares”), which Treasury Shares shall be canceled as part of the Merger) have been converted to the right of the Holders to receive cash in the manner set forth in the Merger Agreement and Merger Sub has been merged into the Company, with the Company surviving the Merger as an entity 100% owned by Parent;

WHEREAS, pursuant to the Merger Agreement, Parent is required to pay certain amounts to Holders in accordance with the terms and conditions set forth therein;

WHEREAS, the parties to the Merger Agreement have appointed Wells Fargo Bank, National Association as “Escrow Agent” under that certain Escrow Agreement dated of even date herewith by and among the Surviving Corporation, Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”);

WHEREAS, distributions to certain Holders under this Agreement shall also be subject to reduction in accordance with income and employment tax withholding requirements under the Code and any other applicable Legal Requirement, as applicable.

WHEREAS, the parties hereto desire that the Payment Agent act as their special agent for the purpose of distributing (i) cash to certain Holders of Company Capital Stock and/or Company Options, (ii) Escrow Property (as defined in the Escrow Agreement) in accordance with the terms of this Agreement and the Escrow Agreement and (iii) the remainder (if any) of the Expense Escrow Amount when delivered by the Stockholder Representative in accordance with the terms of the Merger Agreement; and

WHEREAS, the contents of this Agreement shall be treated as Confidential Data (as defined herein),

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Section 1.1. Holder Records and Payment Information:

(a)	At or prior to the Effective Time, the Company will deliver or cause to be delivered to the Payment Agent (with a copy to the Stockholder Representative) a schedule substantially in the form attached hereto as Schedule A including:

(i)	a complete and correct list of the Stockholders as of the Effective Time that will be receiving any portion of the Closing Date Merger Consideration (the “Merger Consideration”), identifying each Stockholder by name and address; and

(ii)	for each Stockholder, the number of shares of Company Capital Stock owned by such Stockholder, including any share ownership information necessary for the Payment Agent to perform its duties pursuant to this Agreement. Such share ownership information shall include, but shall not be limited to, certificate number(s) of such Company Capital Stock certificates (each, a “Certificate”), the number of whole shares of Company Capital Stock represented by each Certificate, the date of issuance for each Certificate, book-entry share amounts, book-entry share issuance dates, and for any “covered securities” (defined in §6045 of the Code), the acquisition date and acquisition price of such securities to ensure accurate cost basis reporting for covered securities and whether any stop transfer instructions or adverse claims are outstanding against such Certificates.

(iii)	for holders of Company Options being paid by Payment Agent (the “Optionholders”), total number of options and grant date for each option held by each Optionholder.

(b)	At or prior to Effective Time, the Company will deliver an updated form of Schedule A to include:

(i)	the portion of the Merger Consideration payable to each Stockholder and Optionholder in respect of such Stockholder’s or Optionholder’s Company Capital Stock or Company Options, as applicable, expressed in dollar amounts; and

(ii)	any reductions to such portions of the Merger Consideration payable to each Stockholder in accordance with Tax withholding requirements under the Code and any other applicable legal requirement (the “Withholding Amount”), if applicable, for each Holder. Such Withholding Amount will be withheld from payment to the applicable Holder in order to satisfy the employer’s Tax withholding requirements with respect to the portion of the Merger Consideration payable to Holders, if any. The Payment Agent will remit such Withholding Amounts to the Surviving Corporation’s payroll department for further remittance to the proper Tax authorities in accordance with the wire transfer instructions set forth below (the “Company Withholding Bank Wire Instructions”):

Name of Bank: Signature Bank

ABA Routing Number: 026013576

Bank Account Name: SinglePlatform, Corp.

Bank Account Number: 1501245980

or in accordance with any substitute wire transfer instructions that the Surviving Corporation may provide to the Payment Agent from time to time.

(c)	Prior to the Effective Time, the Company will deliver or cause to be delivered to the Payment Agent a schedule substantially in the form attached hereto as Schedule B, including the Pro Rata Share for each Stockholder and Optionholder, which shall be used for distributions of Additional Amounts (as defined below) under this Agreement.

2

(d)	After the Effective Time, the parties shall work with the Payment Agent to ensure the accuracy of Schedule A and Schedule B and both the Surviving Corporation and its counsel are authorized to correct any inaccuracies or inconsistencies (if any) to Schedule A and Schedule B.

Section 1.2. Merger Agreement. Each of the parties hereto acknowledges that the Payment Agent is not a party to the Merger Agreement and as such is assumed to be wholly unfamiliar with, and not bound by, the terms contained therein, except as to the definitions of those capitalized terms used but not defined herein, which shall have the meanings ascribed to such terms in the Merger Agreement. Upon execution of this Agreement, the Company or the Surviving Corporation shall provide the Payment Agent with a copy of the Merger Agreement.

Section 1.3. Dissenters. The Company or the Surviving Corporation, as the case may be, will deliver or cause to be delivered to the Payment Agent and Parent a complete and correct list of the holders of Dissenting Shares (the “Dissenters”) along with instructions as to the disposition of such Dissenters’ shares should they be presented to the Payment Agent for exchange. If there are no Dissenters, the Company or the Surviving Corporation, as the case may be, will deliver or cause to be delivered to the Payment Agent, Parent and the Stockholder Representative written confirmation that there are none.

Section 1.4. Notification of Dissenters. The Surviving Corporation will notify the Dissenters of the effectiveness of the Merger. At the request of the Surviving Corporation or Parent, the Payment Agent will supply to it copies of the Letter of Transmittal and return envelopes to be enclosed in any mailings made by the Company or the Surviving Corporation to Dissenters.

Section 1.5. Notification to the Payment Agent Regarding Dissenters. If the Surviving Corporation takes in Dissenting Shares and in turn pays cash directly to the Dissenter(s) for those shares, the Surviving Corporation will promptly deliver such Dissenting Shares with an explanatory instruction letter to the Payment Agent, Parent and the Stockholder Representative, instructing that (i) such Dissenting Shares are to be cancelled, (ii) further clarifying whether the Surviving Corporation or the Payment Agent will be responsible for any Tax reporting for the disbursement of funds to Dissenters and (iii) indicating the manner in which any portion of the Merger Consideration paid to the Payment Agent that would otherwise be payable to such Dissenting Shares shall be paid.

Section 1.6. Excluded Shares. At or prior to the Effective Time, the Company shall provide or cause to be provided to the Payment Agent and Parent a list of all shares which are excluded from payment entitlement in accordance with the Merger Agreement, which may include but is not limited to Treasury Shares (collectively, “Excluded Shares”). Such list will state whether the Excluded Shares are in certificate form or in book-entry form and, if in book-entry form, will provide the locations of such Excluded Shares, and such list shall be delivered to the Payment Agent along with the certificates representing such Excluded Shares that are in the Company’s possession (if any).

Section 1.7. Payment Fund. At or before the Effective Time, Parent shall deposit or cause to be deposited with the Payment Agent, in trust for the benefit of the Stockholders and Optionholders (such trust fund being hereinafter referred to as the “Payment Fund”), cash in immediately available funds sufficient to pay the portion of the Closing Date Merger Consideration to be paid to the Stockholders and Optionholders listed in Schedule A in respect of each share of Company Capital Stock issued and outstanding and the vested Company Options immediately prior to the Effective Time, less any Excluded Shares and Dissenting Shares (if any). The Payment Fund shall not be used for any other purpose except for additional deposits (such additional deposits being herein referred to as “Additional Amounts”) made by the Escrow Agent, Parent or the Stockholder Representative pursuant to the Merger Agreement or Escrow Agreement. Additional Amounts shall be disbursed to the Stockholders and Optionholders based on the Pro Rata Shares expressed within Schedule B unless otherwise directed in accordance with written instructions from the Surviving Corporation and the Stockholder Representative.

3

ARTICLE II

The Payment Agent covenants and agrees that:

Section 2.1. Letter of Transmittal Mailing. As soon as practicable after the Effective Time of the Merger and in any event within five (5) Business Days of the date hereof, the Payment Agent shall send to the Stockholders and Optionholders, a Letter of Transmittal, in substantially the form attached as Exhibit A (the “Letter of Transmittal”). The Letters of Transmittal shall contain the option to have funds remitted via bank wire transfer (“Optional Wire Instructions”) at the election of each Stockholder or Optionholder and shall advise such Stockholder or Optionholder of the terms of such conversion and the procedure for surrendering to the Payment Agent such Certificates and/or book-entry shares, as applicable, in exchange for cash.

Section 2.2. Request for Information by Holders. The Payment Agent will promptly respond to any telephone, email or mail requests for information relating to the surrender of Company Options or Certificates and/or book-entry shares and the payment of cash therefor.

Section 2.3 Proper Form. The Payment Agent will examine the Letters of Transmittal, Joinder and Indemnification Agreements (the “Joinders”), a form of which is attached hereto as Exhibit B, Option Cancellation Agreements, a form of which is attached hereto as Exhibit C, and the Certificates and/or book-entry shares delivered or mailed to the Payment Agent by the Stockholders or Optionholders to ascertain that (i) the Joinders, Option Cancellation Agreements and the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) no stop transfer instructions are outstanding against such Certificates or book-entry shares (which determination shall be based solely on the information provided to the Payment Agent under Section 1.1 above), (iii) the Certificates or book-entry shares have been duly endorsed or assigned for transfer or have been delivered to the Payment Agent, as applicable, and are otherwise in proper form for surrender, (iv) any other documents contemplated by a Letter of Transmittal or Option Cancellation Agreement, including a Lost Certificate Affidavit (as defined below), as applicable, are properly completed and duly executed in accordance with the Letters of Transmittal, (v) such shares of Company Capital Stock do not constitute Dissenting Shares or Excluded Shares, and (vi) no payment pursuant to the Merger Agreement was previously made with respect to such shares of Company Capital Stock or such Company Options. The Payment Agent is hereby directed to accept Joinders and Option Cancellation Agreements by electronic transmission in .PDF format or by facsimile. In cases where the Letter of Transmittal, Joinder and/or Option Cancellation Agreement has been improperly completed or executed or where the shares of Company Capital Stock presented are not in proper form for transfer, or if some other irregularity exists in connection with their surrender, including any irregularity relating to stop transfer instructions, the Payment Agent will consult with the Surviving Corporation and the Stockholder Representative on taking such actions as are necessary to cause such irregularity to be corrected. In this regard, the Payment Agent is authorized to waive an irregularity in connection with the surrender of shares of Company Capital Stock or Company Options after review of the irregularity with the Surviving Corporation and the Stockholder Representative and after approval in writing of an officer or agent of each of the Surviving Corporation and the Stockholder Representative listed in Section 4.4 herein, provided that the parties hereto agree that waiving such irregularity in accordance with the terms of this Agreement shall not cause the Payment Agent to be subjected to any potential liability related thereto.

Section 2.4. Payment of Closing Merger Consideration.

(a)

Parent, the Surviving Corporation and the Stockholder Representative hereby direct the Payment Agent, consistent with this Agreement and the Letter of Transmittal, Optional Wire Instructions (if applicable) and Schedule A to promptly mail by first class mail to each (i) Stockholder who has properly surrendered exchangeable shares of Company Capital Stock and has submitted a duly executed Joinder and (ii) each Optionholder who has submitted a duly and properly executed Option

4

Cancellation Agreement and Joinder, in each case, a check drawn, or remit a bank wire transfer (if applicable) in an amount, less any Withholding Amount, set forth on Schedule A directly across from such Stockholder’s or Optionholder’s registration. Wire transfer instructions will be provided by each Stockholder and Optionholder electing a bank wire transfer and a $50.00 wire fee will be deducted from the amount set forth on Schedule A for any Stockholder or Optionholder requesting payment by wire transfer. Parent, the Surviving Corporation and the Stockholder Representative hereby direct the Payment Agent to make payment by wire transfer in accordance with the Stockholder’s or Optionholder’s completion of the Optional Wire Instructions box within the Letter of Transmittal without any further documentation, authentication or verification from the Stockholder or Optionholder, as applicable, or other party. Checks shall be made payable to the Stockholder or Optionholder provided on Schedule A or to the person whose name has been specified in the “New Registration Instructions” contained in the Letter of Transmittal received by the Payment Agent with respect to payment of Merger Consideration.

(b)	Any payments of Additional Amounts will be paid to Stockholders and Optionholders who (i) have properly surrendered exchangeable shares of Company Capital Stock and/or Company Options, in each case, in accordance with the provisions set forth herein including the terms of Section 2.4(a) above, to the Payment Agent, if applicable, or (ii) are designated on Schedule B as having surrendered such Stockholder’s shares of Company Capital Stock or Optionholder’s Company Options directly to Parent, upon delivery of the funds from the Escrow Agent or Parent to the Payment Agent for purpose of payment to the Stockholders and Optionholders and, if the Surviving Corporation deems appropriate, receipt by the Payment Agent of an updated form of Schedule B to include the pro-rata portion of each Additional Amount expressed as a dollar amount for each Stockholder and Optionholder. Any Withholding Amounts shall be calculated by the Surviving Corporation and expressed as a dollar amount directly across from each Stockholder’s or Optionholder’s name for which such Withholding Amount is applicable. The Payment Agent will remit such Withholding Amount by wire transfer in accordance with the Company Withholding Bank Wire Instructions. No interest will be paid or accrued on any amount(s) for the benefit of the Stockholders or Optionholders. The Payment Agent will forward all such payments by first-class mail, postage prepaid in the form of checks made payable to the Stockholder or Optionholder to which such payments relate; provided, however, that any Stockholder or Optionholder may direct the Payment Agent to make payments to a transferee by properly instructing the Payment Agent to do so in the Letter of Transmittal, and thereafter such transferee shall be considered the Stockholder or Optionholder, as applicable, for such purposes of this Agreement. Notwithstanding the foregoing, any payments of Additional Amounts will be made in accordance with written direction from the Surviving Corporation and the Stockholder Representative and shall be made by the Payment Agent as promptly as practicable and no later than five (5) Business Days from such direction. If any portion of any Additional Amount(s) is to be characterized as interest, the Surviving Corporation will provide a breakdown of the dollar amount of principal and the dollar amount to be characterized as interest prior to the payment by the Payment Agent to any Stockholder or Optionholder under this Agreement. The Surviving Corporation will also provide indication prior to payment if any amount characterized as interest is not considered portfolio interest. If no such breakdown is provided by the Surviving Corporation, the Payment Agent will assume the entire payment is portfolio interest or any other type of interest or other income that is exempt from nonresident alien (“NRA”) Tax withholding under any provisions of the Code.

Section 2.5. Lost, Stolen or Destroyed Certificates. If any Stockholder shall report that his or her failure to surrender any certificate or certificates representing shares registered in his or her name is due to the loss, theft, misplacement or destruction of such certificate or certificates, the Payment Agent may require such Stockholder to furnish a bond of indemnity in form reasonably satisfactory to the Payment Agent and Surviving Corporation before delivering to such Stockholder or his or her transferee the merger consideration to which he or she is entitled. The premium for and value of the bond of indemnity shall be calculated by the Payment Agent, based on the value of lost or misplaced shares (if applicable) and a one-time $50.00 replacement-processing fee will be deducted from the merger consideration payment for such shareholder.

5

Section 2.6. Tax Certifications and Reporting.

(a)	Each of the parties hereto agrees and acknowledges that the Payment Agent is a “Payer,” “Withholding Agent,” “Middleman” or “Broker” as defined in the Code. In addition the Payment Agent is bound by any applicable state laws regarding backup withholding requirements. Therefore:

(i)	The Payment Agent will solicit the Stockholders and Optionholders with an Internal Revenue Service (“IRS”) Form W-9 as part of the Letter of Transmittal mailing and will receive either an IRS Form W-9 or a valid substitute W-9 form for Stockholders and Optionholders that are U.S. persons, as defined in the Code.

(ii)	The Payment Agent will solicit an applicable IRS Form W-8 (including any required additional documentation) from any NRA individuals or foreign entities that are Stockholders or Optionholders pursuant to the Code, and the Treasury regulations promulgated thereunder.

(iii)	The Payment Agent will apply federal and state backup withholding as required by federal and state law and regulations. Each of the parties hereto acknowledges that the Payment Agent has full, complete and final authority regarding all determinations concerning withholding requirements and responsibilities in accordance with applicable federal and state Tax certification and reporting regulations.

(iv)	The parties hereto agree that the following specific transactions will be reported as indicated:

(1)	Payments to Holders. The Payment Agent will prepare and file, if required in connection with any payments made by the Payment Agent to former Stockholders or Optionholders under this Agreement, the IRS Form 1099-B or Form 1099-INT, as applicable, for U.S. persons (actual and presumed), and/or Form 1099-INT or Form 1042S for NRA holders pursuant to this Section 2.6 as applicable and if directed by the Surviving Corporation.

(2)	Payment to Non-Employee Option Holders: Payment Agent will prepare and file on behalf of the Surviving Corporation, if required in connection with any payments made by the Payment Agent to former employee Optionholders in exchange for their options, on IRS Form 1099 MISC as non-employee compensation or Form 1099-INT, for U.S. persons (actual and presumed), or Form 1042-S for NRA holders pursuant to this Section 2.6 as applicable and if directed by Parent. Parent acknowledges the receipt of options in lieu of wages for work was performed within the United States (including any territories thereof) and is not considered foreign sourced income.

(3)	Payment to Employee Option Holders: For the avoidance of doubt, Surviving Corporation will complete or cause to be completed any employer tax reporting of income and employment taxes withheld on any amounts paid with respect to employee Optionholders. Parent will handle or cause to be handled any tax reporting that must be done on W-2’s.

(4)	Reporting of Additional Amounts. All payments of Additional Amounts will be reported on a Form 1099 consistent with their appropriate characterization as described above.

6

(v)	The Surviving Corporation, if applicable for organizational actions that impact the cost basis of any Stockholder, will provide the Payment Agent with the issuer return required pursuant to §6045B of the Code and the regulations promulgated thereunder.

(vi)	Pursuant to Section 1.1 above, the Surviving Corporation, its predecessor or its prior agent (as an “applicable person” defined in §6045A of the Code and the Treasury regulations promulgated thereunder) shall, but only if applicable, provide transfer statements that identify non-covered and covered security positions held by all Stockholders. For covered securities, the cost basis and other information required to ensure accurate cost basis reporting will be included in Schedule A hereof. The Payment Agent may rely on the cost basis information provided to it by the Surviving Corporation, its predecessor or its prior agent and the Payment Agent shall have no responsibility whatsoever to verify or ensure the accuracy of the cost basis information provided to it.

(b)	Indemnification. The Surviving Corporation and the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity) shall jointly and severally indemnify, defend and hold the Payment Agent harmless from and against any Tax, late payment, interest, penalty or other cost or expense that may be assessed against the Payment Agent arising out of or in connection with the performance of the Payment Agent’s obligations under the terms of this Section 2.6 unless such Tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Payment Agent. The indemnification provided by this Section 2.6(b) is in addition to the indemnification provided in Section 4.6 and shall survive the resignation or removal of the Payment Agent and the termination of this Agreement.

Section 2.7. Submission of Certificates and Book-Entry Shares by Stockholders Not of Record. Certain Certificates and/or book-entry shares may be tendered by Stockholders who are holders in due course but are not registered holders. Upon submission of such Certificates or book-entry shares duly endorsed or with assignments duly executed by the registered holder (or his duly appointed agent, attorney, executor, administrator, guardian or other fiduciary), together with the requisite medallion guarantee of signature (and evidence of authority if appropriate) if such Certificate or book-entry shares are accompanied by a duly completed and executed Letter of Transmittal, the Payment Agent will, upon receipt of written confirmation from the Surviving Corporation, be entitled to treat such Certificates or book-entry shares as if surrendered by the registered holder thereof.

Section 2.8. Cancellation of Surrendered Certificates, Book-Entry Shares and Options; Holders Lists. At the time of the Payment Agent’s issuance of a payment by check or wire transfer as described in Section 2.4 above, the Payment Agent will cancel each Certificate or book-entry share surrendered in exchange for such check or wire. For the term of this Agreement the Payment Agent will maintain on a continuing basis a list of those Stockholders who have submitted their properly completed Letter of Transmittal and/or surrendered Certificates or book-entry shares, and at the request of Parent, the Company, the Surviving Corporation or the Stockholder Representative, the Payment Agent will inform such Person as to whether certain Stockholders have submitted a Letter of Transmittal and/or surrendered their Certificates or book-entry shares. The Payment Agent will also make available Parent, the Company, the Surviving Corporation and the Stockholder Representative such other information regarding the status of the Letters of Transmittal, the surrendered Certificates and the Payment Fund as it may have in its possession and as they may reasonably request from time to time.

Section 2.9. Canceled Stock. The Payment Agent shall deliver to Parent copies of all Letters of Transmittal, Joinders, Option Cancellation Agreements, Certificates, and Lost Certificate Affidavits within fifteen (15) days of its receipt of the same. Subject to applicable law and regulation, the Payment Agent shall maintain (i) in a retrievable database electronic records or (ii) in hard copy form physical records of all cancelled or destroyed (whether or not cancelled or destroyed by the Payment Agent) Certificates received by the Payment Agent. The Payment Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon the written request of Parent, the Surviving Corporation or the Stockholder Representative (and at the expense of person so requesting), the Payment Agent shall provide to the person so requesting or its designee, copies of such electronic records or physical records relating to Certificates cancelled or destroyed (whether or not cancelled or destroyed by the Payment Agent).

7

Section 2.10. Mailing of Second Letter of Transmittal and Unexchanged Shareholder Program. The Payment Agent shall send a second Letter of Transmittal to all Stockholders and Optionholders that have failed to submit a Letter of Transmittal and surrender any applicable Certificates no later than six (6) months after the Effective Time of the Merger. Beginning ten (10) or more months after the Effective Time of the Merger, the Payment Agent may utilize the services of an unexchanged shareholder search company (a “Search Company”) for the purpose of locating unexchanged Stockholders and Optionholders and assisting them in submitting their Letters of Transmittal and exchanging their shares of Company Capital Stock and Company Options. An additional agreement may need to be signed at that time, and the Payment Agent is hereby authorized and directed by Parent, the Surviving Corporation and the Stockholder Representative to enter into such an agreement; provided that such agreement is in a form approved in writing by the Surviving Corporation. Such Search Company may charge the Stockholder or Optionholder a fee which shall not exceed 10% of the total value of the Merger Consideration to which such Stockholder or Optionholder becomes entitled; it will not charge Parent, the Surviving Corporation or the Stockholder Representative a fee; it may compensate the Payment Agent for processing exchanges and for other work it does to enable the Search Company to implement its search program. If Parent, the Surviving Corporation or the Stockholder Representative require the Payment Agent to work with an unexchanged shareholder search company other than the one Payment Agent has selected, additional fees may apply to the person so requiring.

ARTICLE III

Section 3.1. Unclaimed Property Administration. Subject to applicable unclaimed property laws, the Payment Agent will initiate unclaimed property reporting services for unclaimed shares of Company Capital Stock and Company Options and related cash distributions, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property laws or regulations.

Section 3.2. Information about Unclaimed Property. The Surviving Corporation and the Stockholder Representative shall assist the Payment Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder including delivery to the Payment Agent of any and all such unclaimed property related to the Stockholders and Optionholders, or the Merger which may not otherwise be in the Payment Agent’s possession.

Section 3.3. Inquiries about Unclaimed Property. The Payment Agent shall assist the Company, the Surviving Corporation and the Stockholder Representative in responding to inquiries from administrators of state unclaimed property law or regulation regarding reports filed on behalf of the Company, the Surviving Corporation or any Stockholder or Optionholder or in response to requests to confirm the name of a reclaiming owner. The Payment Agent shall exercise reasonable efforts to obtain release agreements from the various states offering such release agreements with respect to reports and abandoned property delivered to them and indemnification agreements from those states willing to provide them.

Section 3.4. Remittance of Unclaimed Property. The Payment Agent or its duly appointed agent shall timely remit unclaimed funds to the appropriate state or jurisdiction, as provided for under applicable unclaimed property law or regulation. The Payment Agent shall provide such reports regarding unclaimed property services hereunder as Parent, the Surviving Corporation or the Stockholder Representative may reasonably request from time to time.

Section 3.5. Lost Security Holder Search Services. Pursuant to Securities and Exchange Commission (“SEC”) rules (See SEC Rule 240.17Ad-17, as amended), the Payment Agent is required to provide the following services regarding lost security holder accounts, which together constitute standard search services: (a) conduct a national

8

database search between three and twelve months after a lost security holder account is identified; (b) if the first national database search is not successful in locating the holder, conduct a second search between six and twelve months later; and (c) report to the SEC in required filings, information about the age of lost security holder accounts and amounts escheated to the various states.

Section 3.6. Exceptions to SEC Lost Security Holder Search Requirements. Exceptions to the SEC search requirements include deceased security holders, security holders that are not natural persons (e.g., corporations, partnerships), and cases where the value of all amounts due to the security holder are less than $25.

ARTICLE IV

Section 4.1. Advice of Counsel.

(a)	Advice in Case of Defective Submission. The Payment Agent is authorized to cooperate with and furnish information to the Surviving Corporation and shall seek and follow, and may rely upon, advice of the Surviving Corporation or its counsel with respect to any action to be taken by the Payment Agent if the Payment Agent receives any of the following:

(i)	any request for payment with respect to Certificates claimed to be lost or stolen;

(ii)	any submission of Certificates not accompanied by a duly completed and executed Letter of Transmittal;

(iii)	any request that payment be made with respect to any shares of Company Capital Stock or Company Options to any person other than the registered holder thereof (except as provided for in Section 2.7 above); or

(iv)	any request by a Stockholder or Optionholder that the Payment Agent take any action other than that specified in this Agreement with respect to (A) the exchange of his or her shares of Company Capital Stock or Company Options for cash, (B) payments to former holders of Company Capital Stock, or (C) payments of Escrow Amounts or deferred Merger Consideration.

(b)	Advice in Other Cases. Notwithstanding the provisions of Section 4.1(a) above, the Payment Agent may, when the Payment Agent deems it desirable and after prior consultation with the Surviving Corporation, seek advice of the Payment Agent’s own counsel in connection with the Payment Agent’s services as Payment Agent hereunder and the Payment Agent shall be entitled to reasonably rely in good faith upon any such advice received in writing.

Section 4.2. Fees and Expenses. Parent will pay or cause to be paid to the Payment Agent of the aggregate fees for the Payment Agent’s services hereunder as set forth in Exhibit D attached hereto, payable upon Closing. All out-of-pocket costs not contemplated by Exhibit D will be reimbursed to the Payment Agent by the Surviving Corporation. Such costs may include, but are not limited to, mail insurance, stationery and supplies, checks, envelopes, paper stock and postage. The Payment Agent agrees that it will endeavor to obtain the most competitive rates for out-of-pocket costs; however, these costs as passed on to the Surviving Corporation and may include charges to cover the cost of receipt and handling of invoices.

Section 4.3. Timeliness and Accuracy of Records. The Payment Agent’s agreement to the terms and conditions of this Agreement and the fee schedule attached hereto as Schedule C assumes that the records of the Company or its transfer agent are accurate, received in a timely fashion and in good order so that conversion of the records may be completed efficiently and additional balancing and/or correcting of the records shall not be not required. If the records are received late, inaccurate, incomplete and/or otherwise not in good order, the mailing of materials to the Stockholders may need to be delayed and additional fees may apply as appropriate for time spent correcting and/or balancing the records.

9

Section 4.4. Authorized Company Representatives. Each of the following is authorized by Parent, the Surviving Corporation and the Stockholder Representative (as noted below) to give the Payment Agent any further instructions in connection with the Payment Agent acting as Payment Agent hereunder:

Parent

Name	Title/Entity Name	Phone Number
Gail F. Goodman	President & Chief Executive Officer / Constant Contact, Inc.	781-472-8150
Robert P. Nault	Secretary, General Counsel & Vice President / Constant Contact, Inc.	781-370-8634
Harpreet S. Grewal	Treasurer, Chief Financial Officer & Executive Vice President /Constant Contact, Inc.	781-472-6232

Surviving Corporation

Name	Title/Entity Name	Phone Number
Gail F. Goodman	President / SinglePlatform, Corp.	781-472-8150
Robert P. Nault	Secretary / SinglePlatform, Corp.	781-370-8634
Harpreet S. Grewal	Treasurer / SinglePlatform, Corp.	781-472-6232

Stockholder Representative

Name	Title/Entity Name	Phone Number
Mark Vogel	Managing Director / Shareholder Representative Services LLC	(415) 373-4020
Paul Koenig	Managing Director / Shareholder Representative Services LLC	(303) 957-2850

Section 4.5 Reliance upon Certificates, Instructions. The Payment Agent shall be protected in relying and acting, or refusing to act, without further investigation upon any certificate, certification, instruction, direction, records statement, request, consent, agreement, or other instrument (collectively “Certificates and Instructions”) whatsoever furnished to the Payment Agent by an authorized representative of Parent, the Surviving Corporation or the Stockholder Representative, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Payment Agent shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons. The Payment Agent shall have no responsibility or liability for the accuracy or inaccuracy of such Certificates and Instructions.

Section 4.6 Indemnification. The Surviving Corporation and the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity) shall jointly and severally indemnify, defend, protect and hold harmless the Payment Agent from and against any and all losses, liabilities, costs, damages or expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with the performance of the Payment Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, instructions, record, or other instrument or document believed by the Payment Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification shall not apply to any such act or omission caused by the willful misconduct or gross negligence of the Payment Agent. The Payment Agent shall be under no obligation to

10

institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Payment Agent in expense, unless first indemnified to the Payment Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or discharge of the Payment Agent or the termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Payment Agent, Parent, the Surviving Corporation or the Stockholder Representative be liable under the Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The Surviving Corporation and the Stockholder Representative agree between themselves that if the Payment Agent is entitled to indemnification under the foregoing provisions of this Section 4.6, then if and to the extent that such action, claim or proceeding against the Payment Agent arises from any information provided on Schedule A or Schedule B to this Agreement, the Stockholder Representative (solely on behalf of the Holders and in its capacity as the Stockholder Representative, not in its individual capacity) shall indemnify, defend, protect and hold harmless the Surviving Corporation against any and all losses, liabilities, costs, damages or expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with the Surviving Corporation’s indemnification obligations to the Payment Agent under this Section 4.6.

Section 4.7. Term. The parties hereby agree that, unless terminated in writing by all parties hereto, this Agreement shall terminate upon the latest to occur of (i) completion of the exchange of all shares of Company Capital Stock and Company Options and other payments subject to this Agreement and all payments of Additional Amounts have been made, (ii) completion of all unclaimed property reporting and escheatment obligations arising in connection with the Merger and the duties of the Payment Agent pursuant to this Agreement, (iii) all payments of Merger Consideration, including, without limitation, all deferred payments, having been made or (iv) payment of all remaining Merger Consideration to the Surviving Corporation, at the request of the Surviving Corporation, on or after the first anniversary of the date of this Agreement has been made. Notwithstanding the foregoing, if after seven (7) years all payments of Merger Consideration, including, without limitation, all deferred payments, have otherwise been made and any shares of Company Capital Stock or Company Options remain unexchanged and are not escheatable in accordance with unclaimed property laws and regulations, then the Payment Agent may terminate this Agreement and any remaining property may be delivered to the Surviving Corporation. Thereafter, the Surviving Corporation shall be responsible for compliance with unclaimed property obligations.

Section 4.8. Amendments, etc. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the provision which is the subject of such change, waiver, discharge or termination is sought. Any inconsistency between this Agreement on the one hand and the Merger Agreement and the Letter of Transmittal on the other shall be resolved, first in favor of the Merger Agreement, and second in favor of the Letters of Transmittal, with the qualification that (a) the Payment Agent is not a party to the Merger Agreement and as such is not subject to its terms as noted in Section 1.2 above, and (b) the rights and obligations of the Payment Agent shall be governed solely by the provisions of this Agreement. In the absence of written notice from Parent or Surviving Corporation to the effect that an inconsistency exists between the Merger Agreement or Letter of Transmittal and this Agreement, the Payment Agent shall be entitled to assume that no such inconsistency exists.

Section 4.9. Notices. All notices to be given by one party to the other under this Agreement shall be in writing and shall be sufficient if made to such party at their respective address set forth below by:

(a)	personal delivery (including delivery by any commercial delivery service);

(b)	registered or certified mail, postage prepaid, return receipt requested; or

(c)	email or facsimile transmission followed by mail delivery pursuant to subsection (b);

11

If to Parent:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, MA 02451

Attention: Robert Nault

Telephone: 781-370-8634

Facsimile: 781-652-5288

E-mail address: rnault@constantcontact.com

with a copy to (which shall not constitute notice):

Latham & Watkins, LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Philip P. Rossetti

Facsimile: (617) 948-6002

E-mail address: philip.rossetti@lw.com

If to the Surviving Corporation:

SinglePlatform, Corp.

17 Battery Place, 11th Floor

New York, NY 10004

Attention: CEO

Telephone: 646-503-2170

E-mail address: wiley@singleplatform.com

with a copy to (which shall not constitute notice):

Latham & Watkins, LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Philip P. Rossetti

Facsimile: (617) 948-6002

E-mail address: philip.rossetti@lw.com

And

Constant Contact, Inc.

1601 Trapelo Road

Waltham, MA 02451

Attention: Robert Nault

Telephone: 781-370-8634

Facsimile: 781-652-5288

E-mail address: rnault@constantcontact.com

If to the Payment Agent:

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, Minnesota 55075-1139

Attention: Rhea Nelson Rock

Telephone: 651-453-2143

Facsimile: 866-729-7694

E-mail address: rhea.nelsonrock@wellsfargo.com

12

If to the Stockholder Representative:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile: (415) 962-4147

Telephone: (415) 367-9400

with a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 20th Floor

New York, NY 10036

Attention: Ward Breeze

These addresses may be changed by giving written notice to the other parties hereto.

All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including electronic mail delivery and facsimile capable of transmitting or creating a written record directly to the office of the recipient, when received by the recipient party at the address shown above, or at such other addresses as may hereafter be furnished to the parties by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt, or in the case of facsimile, the date noted on the confirmation of such transmission).

Section 4.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. The parties hereto may rely upon machine copies of signatures to this Agreement to the same extent as manually signed original signatures.

Section 4.11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding against the parties hereto arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the courts of Delaware (the “Designated Courts”), and the parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any suit, action or proceeding. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Courts has been brought in an inconvenient forum.

Section 4.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION

13

OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.12. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

ARTICLE V

Section 5.1. Confidential Data. Each of the parties hereto acknowledges that during the course of this Agreement, the parties hereto may make confidential data available to each other or may otherwise obtain proprietary or confidential information regarding the Surviving Corporation, Parent, the Stockholders, the Stockholder Representative or the Payment Agent (collectively, hereinafter “Confidential Data”). Confidential Data includes all information not generally known or used by the public and which gives, or may give the possessor of such information an advantage over its competitors or which could cause the Surviving Corporation, Parent, the Stockholders, the Stockholder Representative or the Payment Agent any injury, loss of reputation or loss of goodwill if disclosed. Such information includes, but is not necessarily limited to, data or information which identifies past, current or potential customers, shareholders, business practices, financial results, research, development, systems and plans; and/or certain information and material identified by any party hereto as “Proprietary” or “Confidential”; and/or data the Payment Agent furnishes to any party hereto from the Payment Agent’s database; and/or data received from any party hereto and enhanced by the Payment Agent. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media. Because of the sensitive nature of the information that each of the parties hereto and their respective employees, directors, officers or agents may obtain as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data.

Section 5.2. Relief. Each of the parties hereto acknowledges that all Confidential Data furnished by the each of the parties hereto is considered proprietary and strictly confidential. The parties hereto also acknowledge that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the disclosing party. Accordingly, each party hereto agrees that the disclosing party in any case shall be entitled to equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual breach of this Article V or any threatened or actual unauthorized use or disclosure of Confidential Data.

Section 5.3. Security Measures. Each of the parties hereto will employ the same security measures to protect Confidential Data received from the other parties hereto that it would employ for its own comparable confidential information (but in no event less than a reasonable degree of care in handling Confidential Data). Without limiting the foregoing, each of the parties hereto further agrees, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of the disclosing party; (ii) no copies or reproductions shall be made of any Confidential Data, except as needed to provide the services described in this Agreement; and (iii) no party shall use any Confidential Data for its own benefit or for the benefit of any third party except for the purpose of exercising its rights and fulfilling its obligations provided hereunder.

Section 5.4. Subpoena, Summons or Legal Process. Except as prohibited by applicable law or regulation, each party so affected shall promptly notify the disclosing party in writing of any subpoena, summons or other

14

legal process served on the receiving party for the purpose of obtaining Confidential Data of the disclosing party. In such cases, the disclosing party shall have a reasonable opportunity to seek appropriate protective measures; provided, however, that this subsection shall not require the Payment Agent to notify the other parties of its receipt of any subpoena, summons or other legal process seeking Confidential Data for a single Holder or group of related Holders in connection with routine Tax levies or other routine third party litigation involving a Holder.

Section 5.5. Exceptions. The obligations set forth in Sections 5.1 through 5.4 above shall not apply to:

(a)	any disclosure specifically authorized in writing by the disclosing party;

(b)	any disclosure required by applicable law or regulation, including pursuant to a court order; or

(c)	Confidential Data which:

(i)	has become public without violation of this Agreement;

(ii)	was disclosed to the receiving party by a third party not under an obligation of confidentiality to the party as to whom such Confidential Data pertains or to the Payment Agent, as applicable;

(iii)	was independently developed by the disclosing party not otherwise in violation or breach of this Agreement or any other obligation of the parties to each other; or

(iv)	was rightfully known to the receiving party prior to entering into this Agreement.

(d)	Notwithstanding anything herein to the contrary, following Closing, the Stockholder Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information to (A) employees, advisors or consultants of the Stockholder Representative (the “SRS Representatives”), in each case, who have a need to know such information, provided that any such SRS Representative receiving confidential information agrees in writing to observe the confidentiality provisions of this Article V; and provided further, that the Stockholder Representative shall be liable for any breaches of the confidentiality provisions of this Article V by any SRS Representative that receives confidential information and (B) to the Holders who have a need to know such information, in each case, provided that such persons either (1) agree to observe the confidentiality provisions of this Article V or (2) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under this Article V.

Section 5.6. Obligations Beyond Termination or Assignment. The obligations of each party set forth in Article V above shall survive termination or assignment of this Agreement.

Section 5.7. Compliance: The Payment Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Parent, the Surviving Corporation, and the Stockholder Representative, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA Patriot Act Customer Identification Program (CIP), the Bank Secrecy Act (BSA), and the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC), each as may be amended from time to time. If these conditions are not met, the Payment Agent may at its option promptly terminate this Agreement in whole or in part, and without the Payment Agent having any liability or incurring any additional costs.

[Remainder of Page Intentionally Left Blank]

15

IN WITNESS WHEREOF, the partied hereto have caused their names to be signed hereto by their duly authorized officers, all as of the date first written above.

SINGLEPLATFORM, CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO PAYMENT AGENT AGREEMENT]

CONSTANT CONTACT, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO PAYMENT AGENT AGREEMENT]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:
Name:
Title:	Managing Director

[SIGNATURE PAGE TO PAYMENT AGENT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Payment Agent

By:
Name:	Rhea Nelson Rock
Title:	Assistant Vice President

[SIGNATURE PAGE TO PAYMENT AGENT AGREEMENT]

Exhibit A

Letter of Transmittal

Exhibit B

Joinder and Indemnification Agreement

Exhibit C

Option Cancellation Agreement

Exhibit D

Payment Agent Fees

Wells Fargo Bank, N.A. Shareowner Services 161 N. Concord Exchange Street St. Paul, MN 55075	Patrick Murphy Vice President (781) 771-7692 Patrick.J.Murphy@wellsfargo.com

MAC N9100-030

Schedule of Fees

For Services as Paying Agent for Constant Contact – Single Platform Transaction

Paying Agent Acceptance Fee	$1,500.00
Paying Agent Administrative Fee	$4,000.00
Total Paying Agent Fees	$5,500.00

This is a one-time fee payable upon the effective date of appointment, including all account set-up services, the review, negotiation and execution of the paying agent agreement, OFAC and USA Patriot Act due diligence, receipt of funds, pre-funding services and up to three closing date wires for pay-down on debt or transactional expenses, coordination of records conversion, Letter of Transmittal production, mailing, collection, and processing, on-going account maintenance for subsequent distributions or additional merger consideration payments, tax reporting for initial and subsequent merger consideration payments in capacity as payer and withholding agent on behalf of the buyer, cost basis reporting to the IRS and securityholders as required for covered securities, shareholder calls, compliance review, record retention, escheatment services for un-exchanged holders or un-cashed checks, and ongoing account management.

Wells Fargo’s bid is based on the following assumptions:

•	Number of subsequent distributions: Up to 3

•	Number of stockholders: Up to 25

•	Number of optionholders: Up to 10

•	Use of Wells Fargo Letter of Transmittal and Paying Agent Agreement

•	Paying Agent appointment in conjunction with Wells Fargo Escrow Agent appointment

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

Out-of-Pocket Expenses	None – All fees included above

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client and not contemplated in the above Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of- pocket expenses.

Project Match-06112012